UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Gentherm Incorporated
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GENTHERM

PROXY STATEMENT

Notice of 2023 Annual Meeting of Shareholders

April 6, 2023
Dear Gentherm Shareholders:
We invite you to attend the 2023 annual meeting of shareholders on Thursday, May 18, 2023, at 8:30 a.m., Eastern Time. The annual meeting will be held in a virtual-only format to provide broad access for shareholders and employees. We encourage you to submit your proxy vote in advance of the meeting by following the instructions on the accompanying notice, proxy card or voting instruction card.
2022 In Review
While industry headwinds carried over from 2021 into 2022, as anticipated, the Gentherm team continued its strong execution of our strategy and delivered exceptional results. In 2022, we achieved record revenue of over $1.2 billion and record automotive new business awards of over $1.8 billion. Our automotive revenue growth was 15.6% compared to 2021, and our organic automotive revenue growth rate of 11.1% outperformed the vehicle production growth in relevant markets by over 600 basis points. We grew content per vehicle with innovative proprietary ClimateSense® and thin foil cell connecting solutions. We closed the acquisitions of Alfmeier and Dacheng Medical and are ahead of plan on integrating the operations and capturing synergies. As always, we remained disciplined with cost management.
Gentherm is recognized as the global leader of innovative thermal management and pneumatic comfort technologies in the automotive market. With our industry leading technology and market share, we serve over 50 different OEM customers worldwide. Our list of customers continues to expand as manufacturers add thermal and pneumatic applications to improve comfort and battery efficiency.
Gentherm is exceptionally well positioned to benefit from the clear industry trend toward electrification. Our comfort and battery performance solutions have been proven to help reduce power consumption and extend EV range. Gentherm is ready today for the vehicles of tomorrow.
Midterm Strategy
We are executing against a clearly defined, four prong strategy to drive growth and generate shareholder value. We are committed to executing our four closely bound strategic imperatives of Focused Growth, Extend Technology Leadership, Deliver Financial Excellence and Leverage World Class Talent and Culture, a flywheel to profitable growth.
Leverage World Class Talent and Culture
As we continue to transform the Company and drive growth, there are four winning cultural behaviors our teams leverage to continue to build our capabilities and achieve the discipline necessary to scale. They are Customer Focus, Employee Engagement and Inclusion, a Global Mindset and Performance and Accountability. We have ingrained these behaviors into the fabric of the Company. We've seen a dramatic enhancement of talent through internal development and recruitment. We've established Diversity, Equity and Inclusion (DE&I) as a foundation of the Company, with remarkable results. We've implemented an industry-leading manufacturing culture and environment. This is illustrated by our best-in-class safety results and strong community outreach in all of the locations where we operate. Finally, we have adopted a number of Board and governance best practices over the last few years. All of this has set up a strong foundation for future acceleration. We strongly believe that companies don’t compete – people do.
Extend Technology Leadership
Technology and innovation are the foundation of everything we do at Gentherm and our growth is driven by our significant investment in research and development. There are five underpinning technology domains that are key to our ability to bring the very best solutions to market and help move us toward our systems vision. At the center of it all is our core thermal and pneumatic device innovation. This is complemented by human-centric and science-based design, systems engineering, software and electronics and advanced sensing technologies.
In the automotive industry, Gentherm uniquely possesses an in-depth understanding and application of thermophysiology and physiotherapy. These capabilities drive innovative and human centric solutions. When combined with advanced sensing capabilities and integrated systems of hardware, software, external inputs and sensors seamlessly woven into the vehicle architecture, our unique solutions such as ClimateSense® clearly differentiate Gentherm from the competition.
We are committed to R&D investments to continuously innovate and bring unique solutions to both the automotive and medical markets.
Focused Growth
We continue to believe in a carefully selected mix of innovative and complementary product solutions to maximize our growth and returns based on clear, differentiated strengths. We will continue to funnel our investments and resources to those areas where we have a strong competitive advantage, driving forward on our mission, and delivering strong financial returns.
Pillar 1 is to accelerate growth in our core thermal comfort product lines. Thermal remains central to who we are, and we will seek to accelerate this across our full continuum of solutions from seat heating to our crown jewel ClimateSense®.
Technology to the next degree™	www.gentherm.com

Pillar 2 is to grow pneumatic comfort. As a result of the Alfmeier acquisition, we are now the global leader in pneumatic solutions, and we see strong opportunities ahead, particularly with combined thermal and pneumatic solutions.
Pillar 3 is to drive battery performance solutions. We will do this with our unique technologies, where we can add value for customers and produce strong financial returns.
Pillar 4 – We will continue to leverage our expertise in thermophysiology to further expand our patient thermal solutions in the medical device market, capturing incremental share with our innovative solutions.
All of this will be enabled by our ever increasing digital and software content – allowing Gentherm to continue on the journey to become a full system provider.
Deliver Financial Excellence
2022 was a year of transition for the Company. We entered the year in a net cash position of approximately $150M which allowed us to successfully weather the supply chain disruptions around semi-conductor shortages and build inventory to protect our customers.
Our strong balance sheet enabled us to complete the Alfmeier and Dacheng Medical acquisitions to expand our offerings of innovative solutions and global market share. We successfully mitigated the impact of supply chain disruptions and material inflation through tight cost controls and price recoveries from customers.
As we look forward through 2026, we expect to continue to outgrow automotive production volume in our relevant markets. As we fully integrate Alfmeier, we will drive annual revenue growth and expect to bring the combined entity to the level of profitability our legacy business achieved prior to 2022. We will focus on strong cash flow generation by improving Alfmeier working capital and continue to maintain a strong balance sheet.
Our capital allocation will prioritize funding organic growth, followed by the consideration of select acquisition opportunities, opportunistic share repurchases and ensuring that we maintain appropriate leverage.
Positioned for Continued Success
In 2018, we implemented a Focused Growth plan and, despite uniquely challenging markets, a global pandemic, supply chain disruptions, geopolitical conflicts and more, the Gentherm team has continuously executed against our strategy. We are very proud of the fact that Gentherm not only has the second highest five-year Total Shareholder Return (106%) among our 25 peers (used in our peer group for performance-based equity) for the five years ended December 31, 2022, we also outperformed both broad market indices and auto sector indices by a very wide margin during such period.
Our laser focus and commitment to execution remains in place today. We have innovative, best-in-class technology, industry leading manufacturing, deep customer relationships and proven execution, all of which creates a unique and sustainable competitive advantage. We are poised to benefit from the tailwinds of electrification, empowering our customer with our unique solutions.
We have an engaged and highly skilled Board that is active in guiding Gentherm’s strategy, governance and culture to ensure we continue to deliver significant long-term shareholder value. In 2022, our Board continued its strategic planning around director refreshment and succession to ensure it has diverse experiences, skills, backgrounds and perspectives. Our Board also strengthened its governance and oversight in key areas, including human capital management, corporate culture and ESG. In 2023, the Board assisted in defining and setting our long-term carbon reduction targets and strategic goals and targets for our 2023 Senior Level Bonus Plan for NEOs in support of our long-term carbon reduction targets.
We look forward to keeping you apprised of our progress over the coming years.
On behalf of the Board of Directors, we thank you for your continued investment and support of Gentherm. We respectfully request you to vote in accordance with our recommendations at the 2023 annual meeting.
Sincerely,

Phillip M. Eyler President and Chief Executive Officer	Ronald Hundzinski Non-executive Chair of the Board
Technology to the next degree™	www.gentherm.com

GENTHERM INCORPORATED
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
Our 2023 Annual Meeting of Shareholders will be held on Thursday, May 18, 2023, at 8:30 a.m., Eastern Daylight Time, in a virtual-only format at www.virtualshareholdermeeting.com/THRM2023, to conduct the following items of business:
–
Election of Eight Directors. To elect eight directors named in the accompanying proxy statement, each to serve for a one-year term until the 2024 annual meeting of shareholders and until a successor has been duly elected and qualified, or until such director’s earlier resignation, retirement or other termination of service.

–	Ratify Appointment of Ernst & Young for 2023. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
–	Say-on-Pay. To approve (on an advisory basis) the compensation of our named executive officers.
–	Frequency of Say-on-Pay. To approve (on an advisory basis) whether an advisory vote on the compensation of our named executive officers should occur once every one, two or three years.
–	2023 Equity Plan. To approve the Gentherm Incorporated 2023 Equity Incentive Plan.
–	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.
Only holders of our common stock at the close of business on March 20, 2023, the record date, are entitled to receive this notice and to attend and vote at the annual meeting.
We have elected to furnish proxy materials to you primarily through the Internet. On or about April 6, 2023, we intend to mail to our shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying proxy statement and our 2022 annual report to shareholders through the Internet and how to vote.
We have designed the format of the annual meeting to provide our shareholders with similar rights and opportunities to participate that they would have at an in-person meeting. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/THRM2023 and entering the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. A list of shareholders of record will also be available during the annual meeting on the meeting website. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the meeting log-in page.
By Order of the Board of Directors

Wayne Kauffman
Senior Vice President, General Counsel and Secretary
Northville, Michigan
April 6, 2023
YOUR VOTE IS VERY IMPORTANT.WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA LIVE WEBCAST,
WE URGE YOU TO VOTE PROMPTLY AND SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION. IF YOU
VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY IN ACCORDANCE WITH THE
PROCEDURES SET FORTH IN THE PROXY STATEMENT AND VOTE ONLINE DURING THE MEETING.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD MAY 18, 2023
The Notice of 2023 Annual Meeting of Shareholders, the accompanying Proxy Statement, and the 2022 annual report to shareholders are available at www.proxyvote.com.
Technology to the next degree™	www.gentherm.com

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2023
Proxy Summary
This proxy summary does not contain all of the information that you should consider. You should read the entire proxy statement before voting. For more complete information regarding the 2022 performance of Gentherm Incorporated (“Gentherm”, “we”, “us”, “our” or the “Company”), review our 2022 annual report to shareholders.
ATTEND AND VOTE AT ANNUAL MEETING
Meeting Date	Time	Virtual Location	Record Date
Thursday, May 18, 2023	8:30 a.m. Eastern Daylight Time	www.virtualshareholdermeeting.com/THRM2023	March 20, 2023
PLEASE VOTE TODAY
Your vote is important. Whether or not you plan to attend the 2023 annual meeting of shareholders (the “annual meeting”) via live webcast, we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials and follow the instructions below to cast your vote on all of the proposals.
VOTING METHODS IN ADVANCE OF ANNUAL MEETING
Even if you plan to attend the annual meeting, please vote in advance. Make sure to have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card and follow the instructions. If you are a record holder, you may vote using one of the following methods. If you are a beneficial owner, you may vote using one of the methods listed on your voting instruction card.
Online	By Phone	By Mail
www.proxyvote.com	1-800-690-6903	Request a printed copy of the proxy materials and complete, sign and return your proxy card
PROPOSALS, BOARD RECOMMENDATIONS AND REQUIRED VOTE
Proposal		Board Recommendation	Required Vote
1	Election of Directors	FOR each nominee	Plurality*
2	Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023	FOR	Majority of votes cast
3	Advisory Vote on Named Executive Officer Compensation	FOR	Majority of votes cast
4	Advisory Vote on the Frequency of the Advisory Vote on Named Executive Officer Compensation	ONE YEAR	The option that receives the highest number of votes cast will be considered the advisory vote by the shareholders
5	Approval of the Gentherm Incorporated 2023 Equity Incentive Plan	FOR	Majority of votes cast
*
Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, Gentherm has a voting policy that has the effect of a majority voting policy that ensures the Board can address shareholder concerns. In the event any director nominee receives a greater number of votes “withheld” than votes “for” such person’s election, our voting policy requires such director to promptly provide a resignation notice, conditioned on Board acceptance. The Board, upon recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept such resignation offer.

1 | 2023 PROXY STATEMENT

BUSINESS OVERVIEW
Gentherm Incorporated is the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive and medical industries. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Our automotive products can be found on vehicles manufactured by nearly all the major original equipment manufacturers (“OEMs”) operating in North America and Europe, and several major OEMs in Asia. We operate in locations aligned with our major customers’ product strategies to provide locally enhanced design, integration and production capabilities. Medical products include patient temperature management systems. Our medical products can be found in hospitals throughout the world, primarily in the US, China, Germany and Brazil. The Company is also developing a number of new technologies and products that will help enable improvements to existing products, improve health, wellness and patient outcomes and will lead to new product applications for existing and new and adjacent markets.
2022 COMPANY PERFORMANCE HIGHLIGHTS
Highlights of Gentherm’s 2022 performance include(1)(2):

(1)
Automotive new business awards represent the aggregate projected lifetime revenue of new awards provided by customers to Gentherm in the applicable period, with the value based on the price and volume projections received from each customer as of the award date. Although automotive new business awards are not firm customer orders, we believe that new business awards are an indicator of future revenue. New business awards are not projections of revenue or future business as of December 31, 2022, the date of this proxy statement or any other date. Customer projections regularly change over time and we do not update our calculation of any new business award after the date initially communicated. Automotive new business awards in 2022 also do not reflect, in particular, the impact of macroeconomic and geopolitical challenges on future business. Revenues resulting from automotive new business awards also are subject to additional risks and uncertainties as described under “Forward-Looking Statements”.

(2)
Relative Automotive Revenue Growth (also referred to as ‘organic revenue growth’ in the preceding letter to shareholders) is defined as our Automotive product revenue growth, adjusted for foreign currency translation, compared to the IHS Markit / S&P Global Mobility light vehicle production in our relevant markets, which include North America, Europe, China, Japan and Korea. Relative Automotive Revenue Growth in 2022 also excluded the impact of our Alfmeier completed in 2022. See our earnings release for the year ended December 31, 2022 for supplemental information regarding organic revenue growth, a non-GAAP performance measure.

2 | 2023 PROXY STATEMENT

Gentherm’s sales are driven by the number of vehicles produced by the OEMs, which is ultimately dependent on consumer demand for automotive vehicles, our product content per vehicle, and other factors that may limit or otherwise impact production by us, our supply chain and our customers. In 2022, we achieved record revenue for the full year. For full year 2022, revenue rose 15 percent year over year. Adjusting for both foreign currency translation and the Alfmeier acquisition, Automotive revenues increased 11 percent year over year in 2022, outperforming actual light vehicle production in our key markets by over 600 basis points. In addition, we secured new automotive business awards of $1.8 billion dollars in 2022, setting another record in company history.
In 2022, the automotive industry continued to experience fluctuating demand and production disruptions related to supply chain challenges, facility closures, labor shortages, work stoppages and inflationary pressures, as a result of macroeconomic conditions. These broad-based operational and inflationary impacts negatively impacted the Company’s financial condition, results of operations and cash flows for 2022. In response to the global supply chain instability and inflationary cost increases, the Company took several actions to minimize any potential and actual adverse impacts by working closely with its suppliers and customers to monitor the availability of semiconductor microchips and other component parts and raw materials, customer vehicle production schedules and any other supply chain inefficiencies.
3 | 2023 PROXY STATEMENT

PROPOSAL NO. 1 – RE-ELECTION OF DIRECTOR NOMINEES – HIGHLY SKILLED, EXPERIENCED AND DIVERSE BOARD
Following a review of the individual and aggregate qualifications, attributes, skills and experience of Board members, the Board has nominated all eight current directors for re-election at the annual meeting. The Board believes that the director nominees will strongly position the Board to continue to collectively serve in the best interests of the shareholders and Company and fulfill the Board’s significant oversight roles and responsibilities.
All directors are elected annually and serve one-year terms until a successor has been duly elected and qualified or until such director’s earlier resignation, retirement or other termination of service. The following table provides summary information about the director nominees.
Name and Age	Director Since	Independent	Current Committee Memberships	Primary Occupation	Current Other Public Company Boards
Sophie Desormière 56	2012	Yes	– NCG (C) – Technology	– Chief Growth Officer, Aliaxis Group SA/NV	– Somfy S.A.
Phillip M. Eyler 52	2017	No	–	– President and CEO of the Company	– Sleep Number Corporation
David Heinzmann 59	2020	Yes	– Audit – M&A – Technology	– President and CEO of Littelfuse, Inc.	– Littelfuse, Inc.
Ronald Hundzinski (Chair) 64	2016	Yes	– Audit – M&A	– CFO and Executive Director, TI Fluid Systems	– TI Fluid Systems
Charles Kummeth 62	2018	Yes	– Compensation – M&A (C) – Technology	– President and CEO of Bio-Techne Corporation	– Bio-Techne Corporation
Betsy Meter 62	2021	Yes	– Audit (C) – Compensation	– Former Managing Partner, Michigan KPMG LLP	–
Byron Shaw II 55	2013	Yes	– M&A – NCG – Technology (C)	– President of Byron Shaw LLC	–
John Stacey 58	2018	Yes	– Compensation (C) – NCG	– Special Advisor, Harman International Industries, Inc.	– Powell Industries, Inc.
(C) Chair of Committee  M&A – Mergers and Acquisitions Committee  NCG – Nominating and Corporate Governance Committee
In January 2023, the Board reduced its size to eight directors concurrent with the resignation of Yvonne Hao. The Nominating and Corporate Governance Committee, in cooperation with the Chair of the Board, began a search process to identify a new director following Ms. Hao’s resignation, and the Board intends to increase its size concurrent with the appointment of a new director, if any.
At the 2022 annual meeting, seven of our eight director nominees received over 98% of shareholder votes in favor of their re-election. We believe Ms. Desormière received lower support due to certain stakeholder policies that considered her an overboarded director after becoming a public company CEO in 2022. Ms. Desormière resigned as CEO at the end of 2022 and reduced the number of public company boards on which she serves, and therefore we believe she will not be considered an overboarded director in 2023.
4 | 2023 PROXY STATEMENT

The following matrix provides a high-level summary of the individual qualifications, attributes, skills and experience that the Director nominees contribute to the Board:

STRONG COMMITMENT TO GOVERNANCE FOR THE BENEFIT OF SHAREHOLDERS
Independence	Best Practices
–  Seven of eight directors are independent
–  Fully independent Board Committees
–  Independent, non-executive Chair of the Board
–  Average director tenure of 6 years
–  Regular executive sessions of independent directors
–  Committees authorized to hire independent advisors at Company expense

–  No classified board
–  No director overboarding
–  Two female directors, each of whom is a chair of a key Board
Committee
–  Significant Board oversight of strategy, risk management and sustainability
–  Strong director meeting attendance
–  No related person transactions
–  Regular engagement regarding management and director succession planning

Accountability	Shareholder Rights
–  Voting policy with the effect of majority voting for uncontested director elections
–  Highly refreshed Board with six of eight directors new since 2016
–  Robust annual self-evaluation process for Board and Board
Committees
–  Year-round shareholder engagement, including specific annual engagement on sustainability, human capital management and compensation matters

–  Shareholder right to call special meetings (25%)
–  No super-majority voting for amendments to organizational documents
–  No limitations on shareholder action by written consent
–  No dual class common stock
–  No poison pill

5 | 2023 PROXY STATEMENT

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG, FOR 2023
At the annual meeting, the Board is asking our shareholders to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2023. The Audit Committee conducted a competitive process to select the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2020, and the Audit Committee ultimately selected and appointed Ernst & Young and such relationship continued through 2022. The Audit Committee has reappointed Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2023, including based upon the following factors:
–	Efficiencies of continued engagement
–	Audit effectiveness
–	Expertise and industry knowledge
–	External data on audit quality and performance
–	Reasonableness of fees
–	Communication
–	Ratification proposal support at the Company’s 2022 annual meeting
PROPOSAL NO. 3 – SAY-ON-PAY – 2022 NAMED EXECUTIVE OFFICER COMPENSATION
At the annual meeting, the Board is asking our shareholders to provide advisory (non-binding) approval of the compensation of our named executive officers (“NEOs”) in 2022, as disclosed in this proxy statement, commonly known as a “say-on-pay” proposal. See “Compensation Discussion and Analysis” for detailed information regarding our compensation philosophy, objectives and design, our compensation-setting process and our NEO compensation program components, as well as the decisions made for NEOs for 2022. The say-on-pay proposal at our 2022 annual meeting received approximately 96% approval.
2022 NEO COMPENSATION PROGRAM – A CONTINUATION OF 2021 ENHANCEMENTS
In the first quarter of 2022, the Compensation and Talent Committee approved the design of our 2022 NEO compensation program, which was consistent generally with the 2021 program regarding the plan metrics, weighting and target setting philosophy. However, certain performance metric payout curves for the annual bonus and equity award programs were modified as compared to 2021 to accommodate a wider range of performance outcomes to achieve threshold and maximum levels, reflecting the short-term and long-term macroeconomic challenges and uncertainties when the targets were established.
ANNUAL BONUS
– Adopted 2022 Senior Level Bonus Plan, with a payout opportunity of 0% to 200% of target bonus
• Use of historical bonus performance measures, revenue and Adjusted EBITDA – equally weighted
• CEO bonus continued to be solely based on objective Company performance measures
• For other NEOs, continued use of team performance modifier focused on objective Company strategic matters

EQUITY AWARDS
– Continued emphasis of pay-for-performance program utilized since 2018
• 70% and 60% of target value for CEO and other NEOs, respectively, granted in PSUs (with total opportunity of 0% to 200% of target PSUs); consisting of three weighted performance metrics, each with a payout opportunity of 0% to 200% of applicable target PSUs
• 30% and 40% of target value for CEO and other NEOs, respectively, granted in time-based RSUs

6 | 2023 PROXY STATEMENT

SUMMARY OF 2022 CEO TARGET AND EARNED COMPENSATION
For Mr. Eyler, the Committee approved the following base salary, target bonus and target equity values for 2022 and also approved the continuation of Mr. Eyler’s performance-based deferred compensation arrangement.
Base Salary	Annual Bonus	Equity Awards
A 6% increase in base salary from $870,000 in 2021 to $925,000 in 2022 (effective April 1, 2022)	An increase in target bonus (as a percentage of base salary) from 115% in 2021 to 125% in 2022	A 25% increase in the total grant value of equity awards from $3.2 million in 2021 to $4 million in 2022, with the full increase granted in PSUs
The foregoing changes resulted in an increase in Mr. Eyler’s target compensation by approximately 20% for 2022. The Committee determined that such increase was reasonable and appropriate due to Mr. Eyler’s exceptional performance and leadership for many years and to further align his long-term interests with shareholders. Further, the Committee considered Gentherm’s strong financial, operational, and relative stock performance during Mr. Eyler’s tenure. A substantial portion of the 2022 target compensation increase was in at-risk, performance-based compensation (annual bonus and PSUs), which would be earned only if Gentherm achieved its pre-established, objective performance objectives.
In line with the Company's performance achieved during the year and the bonus design that is based 100% on Company-wide financial goals, Mr. Eyler earned 68.5% of the target bonus.
COMPENSATION GOVERNANCE
What We Do		What We Don’t Do
–	Independent Compensation and Talent Committee and independent compensation consultant	–	No repricing/replacing underwater stock options and SARs
–	Annually evaluate peer group and review benchmarking and broad industry market data	–	Prohibition on hedging and pledging, and using derivatives
–	Objective Company performance metrics in cash and equity incentive plans, with metrics aligned with Company strategy and shareholders	–	No single-trigger change in control benefit for any NEO, except deferred compensation vesting
–	Utilize formal adjustment policy for incentive programs, and provide transparent disclosure on annual implementation	–	No excise tax gross-up benefits upon a change in control
–	Significant performance-based compensation with fixed payout caps, at-risk compensation and long-term performance period for PSUs	–	Historically have not paid guaranteed bonuses, excluding inducement and new hire bonuses
–	Stock ownership guidelines applicable to our executive officers and directors	–	Historically there have been no changes to long-term performance metrics in outstanding equity awards in spite of macroeconomic challenges
–	Annual say-on-pay shareholder vote and shareholder outreach on compensation matters
–	Compensation and Talent Committee oversight to confirm no undue risk in compensation programs of the Company
–	Clawback policy for financial restatements applicable to executive officers
PROPOSAL NO. 4 – FREQUENCY OF SAY-ON-PAY
We are required to ask our shareholders every six years to vote on whether to seek an advisory vote on the compensation of our NEOs once every one, two or three years. At the 2017 annual meeting, our shareholders voted overwhelmingly in favor of an advisory vote on compensation every year, which was consistent with the recommendation of the Board. After considering the matter, the Board has reconfirmed its support for an advisory vote on NEO compensation every one year as the most appropriate alternative for the Company.
7 | 2023 PROXY STATEMENT

PROPOSAL NO. 5 – APPROVAL OF GENTHERM INCORPORATED 2023 EQUITY INCENTIVE PLAN
Our 2013 Equity Incentive Plan terminates on May 16, 2023 and no equity awards may be granted thereafter under such plan. Accordingly, on March 27, 2023, upon the recommendation of the Compensation and Talent Committee, the Board adopted the Gentherm Incorporated 2023 Equity Incentive Plan (the “2023 Equity Plan”), subject to the approval of Gentherm’s shareholders. Gentherm’s shareholders are being asked to approve the 2023 Plan at the annual meeting. The full text of the proposed 2023 Equity Plan is set forth on Appendix A to this Proxy Statement.
The Board believes that it is in the best interests of the Company and its shareholders for the Company to be able to continue to offer equity awards to employees (including officers and directors who are also employees), non-employee directors, consultants and advisors of the Company and its subsidiaries (each a “Participant” and collectively the “Participants”).
The 2023 Equity Plan provides for the following terms:
–	Plan Term. The term of the plan is ten years from shareholder approval, which would be May 23, 2033 if approved at the annual meeting.
–
Award Types. Stock options (including nonqualified stock options and incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance stock units, performance units, and other awards based on or related to shares of common stock (each an “Awards” and collectively the “Awards”).

–
Available Shares. The number of shares of common stock that may be issued pursuant to Awards under the 2023 Equity Plan is (i) 3,730,000 shares of common stock, plus (ii) shares of common stock subject to outstanding Awards under the 2013 Equity Plan (as of the effective date of the 2023 Equity Plan) that, after such effective date, are forfeited, surrendered, terminated (other than by exercise), cancelled, lapsed or reacquired by the Company prior to vesting, without the delivery of any shares of common stock, and otherwise comply with the recycling provisions of the 2013 Equity Plan and 2023 Equity Plan (the “Share Limit”).

–
Share Counting. Awards of stock options and stock appreciation rights count against the Share Limit as 1.00 share of common stock for each share of common stock covered by such Awards and all other Awards payable in shares of common stock will count against the Share Limit as 1.85 shares of common stock for each share of common stock covered by such Awards.

–	Minimum Vesting. New Awards have a minimum vesting period of one year, with an exception for shares representing 5% of the Share Limit and substitute awards from an acquisition.
REasons to vote for the 2023 Equity PLan
–	Equity Awards Are an Important Component of Our Compensation Programs, Which Allow Us to Recruit and Retain Participants in a Competitive Market
–	A Reasonable Number of Shares Will Be Available For Grant Under the 2023 Equity Plan
–	We Have Used Our Equity Plans Responsibly
–	The 2023 Equity Plan Includes Significant Compensation and Governance Best Practices
–
IMPORTANCE OF EQUITY TO OUR COMPENSATION PROGRAMS. We believe that the approval of the 2023 Equity Plan is essential to our continued success. We use equity awards to attract and retain Participants, provide appropriate incentives to motivate Participants to contribute to our long-term performance and growth, develop a culture of ownership, and align further the interests of Participants and our shareholders. Consistent with historical practice, we intend to use Awards to reward achievement of rigorous and objective Company financial and other strategic goals and ensure that a significant portion of our compensation program for key Participants consists of performance-based compensation.

–
REASONABLE SHARE LIMIT. Based on our current forecasts related to future Awards (including anticipated payout multipliers for performance-based equity) and forfeitures and cancellations, we expect that the proposed Share Limit under the 2023 Equity Plan would be sufficient to cover expected Awards for approximately three to four years.

–
WE THOUGHTFULLY MANAGE OUR BURN RATE. Our Compensation and Talent Committee administers and oversees our equity compensation practices to ensure they are reasonable, recognizing that Awards dilute shareholder equity and must be used appropriately. We believe our historical share usage, both annually and overall, has been mindful of shareholder interests.

8 | 2023 PROXY STATEMENT

–	COMPENSATION GOVERNANCE. The 2023 Equity Plan contains a significant number of key features that reflect best practices to protect the interests of our shareholders.
SUSTAINABILITY
Our sustainability efforts are based on three pillars: People, Planet, and Places.

PEOPLE	PLANET	PLACES
At Gentherm, our leaders treat employees with respect and provide a safe working environment. We provide career opportunities, development, support and more. People create our success.
We strive to minimize our environmental impact. We believe our product lineup reduces the environmental impact of automobiles through our innovative products and technologies, and we continue to improve our operations through more efficient use of resources and reduced emissions. As part of Planet, our approach includes an emphasis on our Products – what materials go into them, what are the impacts of their use, and even how they are dealt with at the end of their useful life.

As a global company, we strive to be a positive force in the communities where we operate. Our teams support an array of causes, including STEM education and training, and provide financial support for local charities. Types of community involvement and support vary across our sites, based on local needs and culture.

Sustainability and human capital are a focus at our core. Since initiating our formal program for environmental, social and governance (“ESG”) matters in 2019 and release our first sustainability report in April 2020, we have expanded our public disclosures and reporting frameworks, and further integrated the fundamental values underlying our sustainability and human capital efforts into our everyday business operations and future strategies.
We are also on a path to reducing our carbon footprint. In 2021, we established environmental targets for 2020 to 2026, which we substantially have achieved ahead of schedule. In 2023, we defined our long-term carbon reduction targets for Scope 1 and 2 emissions for 2035 that are aligned with SBTi guidance, and also noted our aspiration to make measurable progress on Scope 3 emissions by 2035. We also added a sustainability metric directed to renewable energy share to our 2023 Senior Level Bonus Plan for NEOs in support of our long-term carbon reduction targets. Our progress is more fully described in the Gentherm 2022 Sustainability Report, which is available on our website. See “Board Matters—Our Sustainability and Social Responsibility Journey” and “—Human Capital Management and Corporate Culture” for more information regarding these matters.
9 | 2023 PROXY STATEMENT

INDEX OF FREQUENTLY REQUESTED INFORMATION
Topic	Page	Topic	Page
Audit Fees	84	Human Capital Management	26
Board Leadership	12	Pay Versus Performance	72
CEO Pay Ratio	77	Peer Group	51
Clawback Policy	60	Proposals and Required Approvals	101
Director Attendance	28	Risk Oversight	22
Director Diversity, Age and Tenure	13	Stock Ownership Guidelines – Directors	37
Director Independence	22	Stock Ownership Guidelines – Officers	59
Director Qualifications	14	Succession Planning	24
Elements of Compensation	46	Sustainability and Social Responsibility	25
Hedging and Pledging Policies	59	Target Pay Mix	47
ADDITIONAL RESOURCES
Corporate Governance	Sustainability
–  Committee Charters
○  https://gentherm.gcs-web.com/charters
–  Code of Business Conduct and Ethics and
–   Corporate Governance Guidelines
○  https://gentherm.gcs-web.com/corporate-
governance-guidelines-0
–  Insider Trading Policy
○  https://gentherm.gcs-web.com/policies-reports
– Sustainability Report ○ https://www.gentherm.com/en/esg – Anti-Bribery Policy, Conflict Minerals Policy and Human Rights Policy ○ https://gentherm.gcs-web.com/policies-reports
Investor Relations	Annual Meeting
– Investor Relations ○ https://gentherm.gcs-web.com/ – Press Releases ○ https://gentherm.gcs-web.com/press-releases	– Proxy Statement ○ www.proxyvote.com – Annual Report ○ https://gentherm.gcs-web.com/annual-reports
10 | 2023 PROXY STATEMENT

Proposal No. 1—Election of Directors
The Board has re-nominated all of the eight directors currently serving, listed below.
Name	Age	Current Company Title
Sophie Desormière	56	Director
Phillip M. Eyler	52	President, Chief Executive Officer and Director
David Heinzmann	59	Director
Ronald Hundzinski	64	Director and Chair
Charles Kummeth	62	Director
Betsy Meter	62	Director
Byron Shaw II	55	Director
John Stacey	58	Director
Each nominee meets the qualifications, attributes, skills and experience that the Board has established for continuing service on the Board. Further, we believe the combined attributes of the director nominees sufficiently address the Board’s need to oversee critical matters relevant to the Company's strategy and operations and strongly position the Board to continue to collectively serve in the best interests of the shareholders and Company.
All directors are elected annually and, upon election, will serve one-year terms until the 2024 annual meeting of shareholders and until a successor has been duly elected and qualified, or until such director’s earlier resignation, retirement or other termination of service. The Board has affirmatively determined that the director nominees, except Mr. Eyler, are independent under the applicable rules of the Nasdaq Global Select Market (“Nasdaq”).
Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, which we do not anticipate, then the Board may designate a new nominee. In that case, the persons named as proxies in the attached proxy card will vote for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve). Alternatively, the Board may reduce the size of the Board.

11 | 2023 PROXY STATEMENT

Board Matters
THE BOARD OF DIRECTORS
GENERAL
The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the shareholders. Although the Board is not responsible for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board Committees as described below.
SIGNIFICANT INDEPENDENT BOARD LEADERSHIP
Mr. Eyler, the Company’s President and Chief Executive Officer, is responsible for the Company’s day-to-day operations and strategic leadership, and implementing those actions, policies and strategies approved by the Board. Mr. Hundzinski was appointed as a non-executive Chair of the Board as of the 2020 annual meeting following the retirement of the prior Chair. He presides at all Board and shareholder meetings, as well as Board executive sessions of the independent directors, and has the following additional responsibilities, among others:

12 | 2023 PROXY STATEMENT

The Board believes that, by separating the positions of Chair of the Board and Chief Executive Officer, the Board can provide significant leadership to management and strong oversight of key opportunities and risks impacting the Company. Further, the Board Committees consist solely of independent directors and provide significant oversight and leadership of key Board functions and considerations. The foregoing structure provides more time for the Chief Executive Officer to manage the business and develop and implement strategies.
The Board has a policy that if the Chair of the Board is not independent under the applicable rules of Nasdaq, the Board will appoint a Lead Independent Director with significant responsibilities.
BOARD DIVERSITY
The Company seeks to ensure the Board includes directors with diverse attributes and backgrounds and qualifications, skills and experience relevant to the Company’s business and strategy. Below is a breakdown of the director nominees by independence, tenure, age and gender and ethnic diversity:

BOARD DIVERSITY MATRIX (AS OF APRIL 6, 2023)
Total Number of Directors	8
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	1
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
13 | 2023 PROXY STATEMENT

BALANCE OF KNOWLEDGE, EXPERIENCE, ATTRIBUTES, SKILLS AND EXPERTISE TO ENSURE THE BOARD APPROPRIATELY FULFILLS ITS OVERSIGHT RESPONSIBILITIES
As part of the Board’s annual self-evaluation process and in connection with director nominations and candidate searches, the Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board (including diversity attributes), the operations and strategy of the Company and the long-term interests of shareholders, as further discussed in this proxy statement.
Although specific qualifications for Board membership may vary from time to time, the minimum core qualities include (A) the highest ethical character, integrity and shared values with the Company, (B) loyalty to the Company and concern for its success and welfare, (C) sound business judgment, and (D) sufficient commitment and availability to carry out a director’s duties effectively. Listed below are additional key skills and experience that we consider important for the directors to have in light of our current business and structure. The biographies of the director nominees set forth their specific qualifications, attributes, skills and experience that led to the Nominating and Corporate Governance Committee’s conclusion that each director nominee should continue to serve on the Board.
DIRECTOR RECRUITMENT AND BOARD REFRESHMENT

6

new independent directors joined since 2016

3

new financial experts

2

new female directors

3

female directors in leadership roles

1

new ethnically diverse director

2016	2 new directors
2017	1 new director
2018	2 new directors
2020	1 new director
2021	1 new director

* Statistics include Yvonne Hao, who joined the Board in 2016 and resigned in January 2023 (due to a job appointment).

Subject to reasonable transition periods to address vacancies or departures (such as currently following Ms. Hao’s departure in January 2023), the Board has consisted of nine directors since August 2018 based on the Board’s determination that such Board size is most appropriate for the Company. Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy its criteria for membership on the Board. The Nominating and Corporate Governance Committee generally considers multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management and, from time to time, will engage a director search firm. The Nominating and Corporate Governance Committee has engaged an outside national consulting firm to assist in conducting a search process to identify a new director following Ms. Hao’s resignation, and the Board intends to increase its size concurrent with such appointment, if any.
The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other potential nominees. Nominations by shareholders intending to run a director slate in opposition to Company nominees must be sent on a timely basis and otherwise in accordance with our Bylaws and other applicable law and regulations. Please refer to “Additional Information—Requirements for Submission of Shareholder Proposals and Nominations for 2024 Annual Meeting.” We did not receive any recommendations for director nominations from shareholders for the annual meeting.

14 | 2023 PROXY STATEMENT

15 | 2023 PROXY STATEMENT

DIRECTOR RECRUITMENT PROCESS
The Nominating and Corporate Governance Committee historically has appointed a Search Committee for carrying out the day-to-day activities of director recruiting, while the Nominating and Corporate Governance Committee remains in an oversight capacity and remains focused on overall director succession planning.
In January 2023, the Board reduced its size to eight directors concurrent with the resignation of Yvonne Hao. The Nominating and Corporate Governance Committee, in cooperation with the Chair of the Board, began a search process to identify a new director following Ms. Hao’s resignation, and the Board intends to increase its size concurrent with the appointment of a new director, if any.
16 | 2023 PROXY STATEMENT

The following director recruitment and succession planning process is designed to identify the highly qualified candidates in light of Company and Board needs and achieve desired composition:

DIRECTOR RECRUITMENT PROCESS

STRATEGIC PLANNING (NEW PROJECT INITIATED IN 2021):
Nominating and Corporate Governance Committee committed to ongoing work with a national search firm to address long-term recruiting and succession planning needs and alignment with Company strategy, and has initiated the creation of portfolio of potential candidates that will be regularly reviewed and updated (including focus on gender and ethnic diversity).

DIRECTOR PROFILE AND BOARD COMPOSITION:
Search Committee identifies desired qualifications, attributes, skills and experience that should be prioritized in near term to enrich the Board, and considers Company business and strategic needs and current Board composition (including age, tenure, gender and ethnicity).

CANDIDATE RECOMMENDATIONS:
Search Committee may solicit recommendations from one or more global search firms using director profile and also considers recommendations from Board members and management. Search Committee evaluates any recommendations from shareholders during the year.

CANDIDATE REVIEW AND INTERVIEWS:
Search Committee and senior management review the qualifications, attributes, skills and experience of each proposed candidate and conducts interviews with leading candidates.

EVALUATION AND RECOMMENDATION:
Search Committee recommends one or more leading prospective candidates to the Board after an extensive and iterative evaluation process.

BOARD OF DIRECTORS REVIEW AND DECISION:
All or substantially all of Board interviews each recommended candidate and reviews his or her respective qualifications and overall suitability to the Board. Upon recommendation of the Nominating and Corporate Governance Committee of a specific candidate, the Board decides whether to concur with such recommendation and, if so, whether to appoint a candidate mid-year to fill a vacancy and/or nominate at the next annual meeting of shareholders.

ONBOARDING PLAN:
The Board Chair, with guidance from other directors, and senior management develop and deliver an onboarding plan for the candidate designed to familiarize the candidate with Board members and senior management, Board structure and operation, key corporate policies, the Company and its performance, corporate objectives and goals and long-term strategy, to be implemented upon appointment or election.

BOARD APPOINTMENT AND/OR SHAREHOLDER VOTE:
The Board may appoint the director to fill a mid-year vacancy for a term through the next annual meeting of shareholders, or the Company will submit such candidate as a director nominee and solicit a shareholder vote on all director nominees at the annual meeting.

17 | 2023 PROXY STATEMENT

2023 DIRECTOR NOMINEE BACKGROUNDS

 Sophie Desormière
Chief Growth Officer of Aliaxis Group SA/NV
Age: 56
Director Since: 2012
Committee Memberships:
 –  Nominating and Corporate Governance (Chair)
 – Technology
Other Public Boards Service
(within last 5 years):
 – Somfy S.A. (2017-2022)
 – NAVYA (2022)

Ms. Desormière is the Chief Growth Officer of Aliaxis Group SA/NV, a global leader in advanced piping solutions for water and energy. As Chief Growth Officer, Ms. Desormière is responsible for product strategy, business strategy and models for accelerating growth and achieving sustainable performance, and marketing, all in support of Aliaxis' Growth with Purpose strategy. Previously in 2022, she was Chief Executive Officer of NAVYA, an autonomous mobility systems company. Prior to joining NAVYA, Ms. Desormière served as the Chief Executive Officer of AALPS Capital, a private equity management company based in France. Immediately prior to joining AALPS Capital in 2018, Ms. Desormiére was General Manager Marketing and Sales and Senior Executive Vice President at Solvay, a Belgium-based developer of specialty chemicals, starting in 2010. Previously, Ms. Desormière spent 17 years in increasingly responsible positions at Valeo, an independent industrial group focused on the design, production and sale of components, integrated systems and modules for the automotive industry, including Research & Development Product Line Director, Branch Marketing Innovation Director, Group Product Marketing Director and Comfort Enhancement Domain Director.
Ms. Desormière is a member of the Board of Somfy S.A., which was publicly traded prior to becoming a private company in 2022. Ms. Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School.

DIRECTOR QUALIFICATIONS
Ms. Desormière has broad experience in product planning, product development and market analysis. Her background in these areas assists the Company in its development of long-term product strategies. In addition, the skills Ms. Desormière has developed while working at and serving on the board of global companies with significant European operations enables her to provide key insight with respect to the Company’s integration of its worldwide operations and well as the development of its ESG focus.

	Senior Leadership Public Company Automotive Industry	Global Management Financial & Accounting
Phillip M. Eyler President and Chief Executive Officer Age: 52 Director Since: 2017 Other Public Boards Service (within last 5 years): – Sleep Number Corporation (2021-present)
Phillip Eyler is President and Chief Executive Officer of the Company. Mr. Eyler joined Gentherm in December 2017 and also serves on the Company’s Board. As President and CEO, Mr. Eyler leads approximately over 14,000 employees in 14 countries and is responsible for the strategic direction and operational leadership of the Company. Mr. Eyler joined Gentherm from Harman International Industries, Inc., a subsidiary of Samsung Electronics Co., Ltd. focused on connected technologies for automotive, consumer and enterprise markets, where he served as President of the Connected Car division from 2015 until 2017. Under his leadership, he oversaw the $3 billion division of more than 8,000 employees that was dedicated to developing integrated connected car systems encompassing infotainment, telematics, connected safety and cyber security solutions, among others. Throughout his 20-year career at Harman, Mr. Eyler served in a variety of leadership roles of increasing responsibility. He was Senior Vice President and General Manager of Harman’s Global Automotive Audio business from 2011 until 2015. Prior to leading the Global Automotive Audio business, Mr. Eyler was responsible for Harman’s North American Automotive business and led Harman’s North American and Asian manufacturing group.
Mr. Eyler also serves as an independent board member for Sleep Number Corporation (Nasdaq: SNBR). Mr. Eyler received a Bachelor of Science degree in mechanical engineering from Purdue University and a Master of Business Administration from the Fuqua School of Business at Duke University.

DIRECTOR QUALIFICATIONS
Mr. Eyler’s extensive experience in the Automotive industry, our largest market, enables him to understand and manage our business. His prior leadership experience at a growing automotive supplier brings an important skill to the Board as we strive to continue to grow our various lines of business. Mr. Eyler’s familiarity with managing manufacturing operations also is critical to the Company. As the Chief Executive Officer, Mr. Eyler is responsible for our strategic direction and operational leadership, with extensive knowledge of the day-to-day operations of our business. Being our highest ranked officer, coupled with the managerial positions he previously held with other automotive-related companies, gives Mr. Eyler industry insight and leadership and executive management skills key to our performance.

	Senior Leadership R&D and Commercialization of Technologies Public Company	Automotive Industry Global Management Financial and Accounting
18 | 2023 PROXY STATEMENT

 David Heinzmann
President, Chief Executive Officer of Littelfuse, Inc.
Age: 59
Director Since: 2020
Committee Memberships:
 – Audit
 – Mergers and Acquisitions
 – Technology
Other Public Boards Service
(within last 5 years):
 – Littelfuse, Inc. (2017 to Present)

Mr. Heinzmann is President and Chief Executive Officer and a member of the Board of Directors of Littelfuse, Inc. (Nasdaq: LFUS), a global manufacturer of leading technologies in circuit protection, power control and sensing. He has served as President and Chief Executive Officer since 2017, leading the strategic direction, customer development and new product strategy of Littelfuse. He began his career with Littelfuse in 1985 as a manufacturing engineer and has held positions of increasing responsibility, including Vice President, Global Operations from 2007 to 2014 and Chief Operating Officer from 2014 to 2017. Mr. Heinzmann previously served on the Board of Directors of Pulse Electronics Corporation (OTC: PULS) from 2014 until its acquisition by Yageo Corporation in May 2018.
Mr. Heinzmann holds a bachelor’s degree in Mechanical Engineering from Missouri University of Science and Technology and is a graduate of Stanford Directors’ College at Stanford University Law School and AeA/Stanford Executive Institute at Stanford University Graduate School of Business.

DIRECTOR QUALIFICATIONS
As current President and Chief Executive Officer, and formerly as Vice President and General Manager, Automotive segment, and Vice President, Global Operations at Littelfuse, Inc., Mr. Heinzmann has extensive executive management and operational expertise, particularly in the automotive industry and regarding global manufacturing. In addition, as the Chief Executive Officer of a public company, he has expertise in strategic planning, risk management, public reporting considerations and public company governance.

Senior Leadership Public Company Automotive Industry	Global Management Financial and Accounting

 Ronald Hundzinski
Chair of the Board
Chief Financial Officer and Executive Director of TI Fluid Systems
Age: 64
Director Since: 2016
Committee Memberships:
 – Audit
 – Mergers and Acquisitions
Other Public Boards Service
(within last 5 years):
 – TI Fluid Systems (2020-present)

Mr. Hundzinski is currently the Chief Financial Officer and Executive Director of TI Fluid Systems, a position he was appointed to in January 2020. Mr. Hundzinski formerly served as the Executive Vice President of Finance for Tenneco Inc. (NYSE: TEN) from January 2018 to December 2019. From 2012 to 2018, Mr. Hundzinski served as the Executive Vice President and Chief Financial Officer of BorgWarner, Inc. From 2005 to 2012, Mr. Hundzinski served in BorgWarner’s finance department in positions of increasing responsibility, including as Controller from 2010 to 2011 and Treasurer from 2011 to 2012.
Mr. Hundzinski holds a Bachelor of Business Administration in finance from Western Michigan University and a Master of Business Administration from the University of Colorado.

DIRECTOR QUALIFICATIONS
Mr. Hundzinski’s deep experience as the Chief Financial Officer of multiple large, global automotive suppliers, as well as serving as a public company director, brings important practical experience to the Board. He understands the key operational, strategic and financial issues of the Company as an executive of public and private companies in the automotive industry, and he can provide unique, real-time advice on critical industry matters. Mr. Hundzinski also has significant finance and accounting expertise, and the Board has determined this qualifies him as an “Audit Committee financial expert” under SEC rules. His expertise and knowledge in our largest industry segment brings invaluable insight to the Board.

Senior Leadership Public Company Automotive Industry	Global Management Financial and Accounting
19 | 2023 PROXY STATEMENT

 Charles Kummeth
President and Chief Executive
Officer of Bio-Techne Corporation
Age: 62
Director Since: 2018
Committee Memberships:
 – Compensation
 – Mergers and Acquisitions (Chair)
 – Technology
Other Public Boards Service
(within last 5 years):
 – Bio-Techne Corporation (2013-present)
 – Sparton Corporation (2011-2019)

Mr. Kummeth has served as the President and Chief Executive Officer and a director of Bio-Techne Corporation (Nasdaq: TECH) since 2013. Prior to joining Bio-Techne, Mr. Kummeth served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. and was President of the Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, he served in various roles during his 24-year career at 3M Corporation, most recently as the Vice President of the company's Medical Division from 2006 to 2008.
Mr. Kummeth served as a director of Sparton Corporation (NYSE: SPA) from 2011 to 2019, where he was most recently a member of the Compensation Committee. Mr. Kummeth received a Master of Science in Software Development and Design from the University of St. Thomas and a Master of Business Administration from the Carlson School of Business at the University of Minnesota. He is a graduate of the University of North Dakota, where he received a Bachelor of Science in Electrical Engineering.

DIRECTOR QUALIFICATIONS
Mr. Kummeth’s significant experience in the medical industry is important to our business as we seek to grow our medical business and introduce new medical products to the market. In addition, his leadership experience, including as President and Chief Executive Officer of a public company and as a director of multiple public companies, provides the Board with an important perspective on many topics, including governance, shareholder engagement and risk management.

	Senior Leadership R&D and Commercialization of Technologies Public Company	Medical Industry Global Management Financial and Accounting
Betsy Meter Former Managing Partner, Michigan KPMG LLP Age: 62 Director Since: 2021 Committee Memberships: – Audit (Chair) – Compensation
Ms. Meter served as Managing Partner, Michigan at KPMG LLP, a global firm that provides audit, tax and advisory services, from February 2018 until her retirement in December 2020. In this role, she led the strategic direction and growth of KPMG’s Detroit and Grand Rapids offices. She also served as the Partner-in-Charge of Audit for Michigan from 2013 to 2017, in addition to her role as an Audit Partner for 24 years where she gained extensive experience with operational, accounting, reporting and internal control issues, focused on Automotive OEMs and suppliers.
Ms. Meter currently serves on the Board of Directors for McNaughton-McKay Electric Company, VSP Global, Oakland Family Services, Inc., and Dealer Tire. She is a former board member of the Detroit Economic Club, Detroit Regional Chamber, Downtown Detroit Partnership, Automotive Hall of Fame, and the former chairperson of the Michigan Association of CPA’s. She holds a bachelor’s degree in Accounting from Michigan State University. She is a Certified Public Accountant (CPA) and received an Honorary Doctor of Law degree from Walsh College.

DIRECTOR QUALIFICATIONS
Ms. Meter has deep technical accounting expertise specifically in the automotive industry, as an Audit Partner for 24 years focused on automotive OEMs and suppliers. As Managing Partner, Michigan, she has significant senior leadership experience and managed a substantial team at KPMG. The Board has determined that she is an “Audit Committee financial expert” under SEC rules.

	Senior Leadership Automotive Industry	Global Management Financial and Accounting
20 | 2023 PROXY STATEMENT

 Byron Shaw II
President of Byron Shaw LLC
Former Managing Director of the Silicon Valley Office for General Motors
Age: 55
Director Since: 2013
Committee Memberships:
 – Nominating and Corporate Governance
 – Mergers and Acquisitions
 – Technology (Chair)

Dr. Shaw has been the President of Byron Shaw LLC, a consulting firm providing diligence, strategy and execution advisory services focusing on automotive technology and related services, since 2012. From 2006 to 2012, Dr. Shaw worked at General Motors in various positions, most recently as Managing Director of the Silicon Valley Office for General Motors and General Motors Ventures LLC. From 1998 to 2003, he worked at BMW in various positions, including Principal Technology Engineer and Manager of Advanced Technology.
Dr. Shaw currently serves on the board of directors or advisory board of several privately-held companies, including Smalltech LLC, Project Renovo, Qualia Networks, Autotech Ventures, Up Shift Cars and Rotary Wing Engine. Dr. Shaw received Bachelor of Science degrees and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and a Ph.D. in mechanical engineering/controls from University of California, Berkeley.

DIRECTOR QUALIFICATIONS
Dr. Shaw’s extensive experience in the automotive industry and in advanced technologies enables him to provide key insight on improvements in our existing products. His technical expertise has also been critical to the Company’s development of new products for other markets as well as overseeing the evaluation of technologies and products to consider for acquisition.

Senior Leadership R&D and Commercialization of Technologies	Automotive Industry Global Management

 John Stacey
Special Advisor of Harman International Industries, Inc.
Age: 58
Director Since: 2018
Committee Memberships:
 – Compensation (Chair)
 – Nominating and Corporate Governance
Other Public Boards Service
(within last 5 years):
 – Powell Industries, Inc. (2022-present)

Mr. Stacey currently serves as a Special Advisor of Harman International Industries, Inc., a subsidiary of Samsung Electronics Co., Ltd. From 2008 until his retirement in 2022, he served as the Executive Vice President and Chief Human Resources Officer at Harman. Previously, Mr. Stacey served in various senior human resources positions with Anheuser-Busch InBev SA/NV from 1990 to 2008, including, most recently, as Vice President, People for InBev North America, InBev Central and Eastern Europe from 2005 through January 2008. Mr. Stacey currently serves as a director on the Board of Powell Industries, Inc. (Nasdaq: POWL).
Mr. Stacey currently serves on the board of directors of Powel Industries. He also serves as a member of the compensation committee and the nominating and governance committee of Powell Industries. Mr. Stacey received a Bachelor of Commerce from Memorial University of Newfoundland.

DIRECTOR QUALIFICATIONS
Mr. Stacey’s broad human resources experience in multi-national environments is extremely valuable, as a substantial portion of our employees are outside of the U.S. His specific experience in the automotive industry provides insight and guidance for managing our workforce, enhancing the skills of our existing employees and cultivating new talent, including our increasing focus on human capital management and ESG. Additionally, Mr. Stacey has extensive background in executive compensation and pay-for-performance programs.

Senior Leadership Automotive Industry Public Company	Global Management Human Resources
21 | 2023 PROXY STATEMENT

A BOARD SUBSTANTIALLY CONSISTING OF INDEPENDENT DIRECTORS
The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the Board has affirmatively determined that each of Ms. Desormière, Ms. Hao (through her resignation on January 16, 2023), Mr. Heinzmann, Mr. Hundzinski, Mr. Kummeth, Ms. Meter, Dr. Shaw and Mr. Stacey are independent under the applicable rules of Nasdaq. Mr. Eyler is employed by the Company and therefore is not an independent director.
Each member of the Audit Committee, the Compensation and Talent Committee, the Nominating and Corporate Governance Committee, the Mergers and Acquisitions Committee and the Technology Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation and Talent Committee qualify as independent in accordance with the additional independence rules established by the U.S. Securities and Exchange Commission (the “SEC”) and Nasdaq.
In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to us and our management. In particular, the Board considered Mr. Heinzmann’s role as Chief Executive Officer of Littelfuse, Inc., which is a supplier to the Company. In determining that Mr. Heinzmann satisfies the Nasdaq objective independence tests and that his independence was not otherwise impaired under the subjective criteria, the Board determined that the Company’s supply relationship with Littelfuse, Inc. would not interfere with Mr. Heinzmann’s exercise of independent judgment. In making this determination, the Board considered, among other things, that Littelfuse, Inc. supplies diodes to the Company under a routine, ordinary course supply arrangement, and that the Company selected Littelfuse, Inc. following a request for quotations process. Further, the Company’s payments for diodes manufactured by Littelfuse, Inc. (indirectly through distributors) were substantially below 1% of Littelfuse, Inc.’s consolidated gross revenue for each of the last three fiscal years.
BOARD AND COMMITTEES DEEPLY FOCUSED ON OVERSEEING RISK MANAGEMENT
The Board oversees the Company’s risk management directly and through its Committees:
Full Board	–
General risk management oversight, including reputational risks, crisis management (such as supply chain challenges, the impact of the Russia-Ukraine conflict, and our COVID-19 response), employee safety, product safety and quality controls

	–	Reviews and approves an annual business plan, including strategy and liquidity, reviews long-term strategy, and engages third parties that advise on internal and external competitive dynamics
	–	Reviews material risks and opportunities at each regular Board meeting
	–	Reviews business developments, business plan implementation, liquidity and financial results
	–	Oversees management succession planning
	–	Discusses the Compensation and Talent Committee’s recommendations for chief executive officer compensation in executive session
	–	Oversees capital spending, financings and cash management, as well as significant mergers, acquisitions and divestitures
	–	Review developments in shareholder activism and potential impact on the Company at least annually, including engagement with a national investment bank
	–	Interacts with senior business leaders, with access to other key employees
	–	Conducts focused sessions on emerging topics
	–	Directors available for shareholder engagement
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Audit Committee	–
Oversees significant financial risk exposures (including financing arrangements, credit, liquidity, legal, regulatory and other contingencies), accounting and financial reporting, material non-financial reporting (e.g. ESG reporting), the internal audit function, and the legal, regulatory and ethical compliance functions (including overseeing the ethics/whistleblower hotline)

–
Oversees disclosure controls and procedures, internal control over financial reporting, including any specific cybersecurity issues that could affect the adequacy of the Company’s internal controls, and internal controls related to sustainability information in public disclosures

	–	Oversees the enterprise risk management process
	–	Regularly consults with our independent registered public accounting firm and internal audit function regarding risk management controls
	–	Reviews any material cybersecurity incidents and data breaches, and oversees the Company’s plans to mitigate cybersecurity and data privacy risks and respond to data breaches or ransomware
	–	Reviews and monitors the use of derivatives, including for foreign currency
	–	Monitors insurance and self-insurance policies
Compensation and Talent Committee	–	Responsible for executive officer compensation and its alignment with our shareholders, strategy and operations, including through peer group benchmarking
	–	Administers the CEO performance evaluation with input from the independent directors and oversees evaluation of other executive officers
	–	Reviews compensation plans generally and the related incentives, risks and risk mitigation efforts (including key policies, such as the clawback policy and the adjustment policy for incentive plans)
–
Increasing role in overseeing human capital management, including talent acquisition, succession planning, talent development and training, employee engagement, total rewards offerings, corporate culture and diversity, equity, inclusion and belonging

	–	Directors available for shareholder engagement on compensation matters
Nominating and Corporate Governance Committee	–
Oversees the Company’s governance policies (including the Corporate Governance Guidelines and Code of Business Conduct and Ethics), Board structure, leadership and independence, committee composition, and the annual self-evaluation process of the Board and its Committees

	–	Considers requisite director qualifications, attributes, skills and experience necessary for directors to oversee critical matters, including alignment with long-term strategy
	–	Oversees director onboarding process and continuing education
–
Leads efforts with Chair of the Board, management and national search firm to address long-term recruiting and director succession planning needs, and oversees the ad hoc Search Committee that implements a specific director search process

	–	Oversees the Company’s sustainability program and reporting thereof, and receives regular reports regarding the Company’s corporate social responsibility efforts
	–	Directors available for shareholder engagement on governance matters
Mergers and Acquisitions Committee	–	Oversees activities related to mergers, acquisitions, investments and dispositions, including strategy, implementation, integration and post-closing analysis
	–	Approves transactions or reviews and recommends to the Board for approval, subject to limitations of delegation of authority
Technology Committee	–	Oversees the development and use of technology in current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives
	–	Assesses the Company’s risks associated with new product technology or significant innovations to existing product technology, including cybersecurity risks
	–	Collaborates with consultants on technology advisory committee to gain additional market insights
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DEVELOPMENT AND IMPLEMENTATION OF COMPANY STRATEGY
One of the most important activities of the Board and its Committees is to provide guidance and oversight to management regarding establishing, revising and implementing the Company’s long-term strategy. The Company’s senior management team, consisting of the President and CEO and all of his direct reports, holds periodic meetings to review the Company’s strategy and the implementation thereof. The Board receives updates from management and discusses various elements of the strategy at each Board meeting, and dedicates meetings periodically to focus solely on strategy. The Board also periodically discusses the Company’s strategy and performance with non-executive management to inform its perspective on progress against the long-term strategy and ensure that it is able to perform its oversight responsibilities effectively. Further, the Board seeks recommendations from the Technology Committee related to the performance of the Company’s technology and related research and development in support of its overall business strategy. The Board also has engaged third parties that advise on internal and external competitive dynamics.
For example, in 2022, the Board provided key oversight regarding the negotiations, acquisitions and initial integration activities relating to Alfmeier and Dacheng Medical acquisitions, as well as the determination to exit the non-automotive electronics business. In addition, the Board has engaged with management to around the Company’s strategy to develop and sell products tailored to evolving market demands, including the development and use of autonomous and electric vehicles and increasing use of car- and ride-sharing and on-demand transportation as a service. In the first quarter of 2023, the Board oversaw the Company’s strategic update that outlined its strategic imperatives in the mid-term and provided a 2026 outlook.
OVERSIGHT OF MACROECONOMIC AND GEOPOLITICAL CHALLENGES IMPACTING AUTOMOTIVE INDUSTRY
The Board focuses on the matters most critical to the business, including management’s identification, management and risk mitigation of shifting trends and uncertainties in the automotive industry due to ongoing macroeconomic challenges. In 2022, macroeconomic factors continued to impede global supply chains within the automotive industry generally and the Company, resulting in longer lead times and delays in procuring component parts and raw materials, and in inflationary cost increases in certain raw materials, labor, transportation and energy. The foregoing matters were exacerbated by the Russia-Ukraine conflict, including its effect on the Company’s manufacturing facility and employees in Ukraine. In 2021 and 2022, the Board also oversaw management’s efforts to monitor customer vehicle production schedules resulting from the limited availability of certain semiconductor microchips, other component parts and raw materials and other mitigation efforts, as well as the Company’s response to the COVID-19 pandemic.
CYBERSECURITY
The Board and Audit Committee oversee our efforts related to information technology, data security and privacy matters, including related to capital expenditure projects, impacts of operational or strategic changes, internal controls, regulatory requirements, risk mitigation, preparedness and incident response plans, as well as related cybersecurity insurance coverage. In 2022, they oversaw the rollout of Gentherm’s security standards to its acquisitions during the year, as well as an expansion of system access controls and updates to the mandatory cybersecurity training program to include current threats.
SUCCESSION PLANNING AND TALENT MANAGEMENT PLANNING FOR THE COMPANY’S FUTURE
The Board engages in an annual succession planning process to understand our readiness and the related transition risks for an unplanned loss or an imminent planned transition of one or more key employees. Additionally, the Board and Compensation and Talent Committee, through its oversight of human capital management, identifies the company’s high potential talent and oversee key strategies in talent attraction, development, and retention. The Board regularly reviews CEO succession planning separately with each of Mr. Eyler and Ms. Runyon, as well as in executive session. Mr. Eyler also provides quarterly reviews on each member of senior management, talent management related to succession planning for such roles, as well as potential sources of external candidates. The Board and its Committees regularly invite senior management to make presentations at meetings as well as meet with directors in an informal setting to allow directors to form a more complete understanding of each executive’s skill and character. Board members can further access management as they deem appropriate.
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OUR SUSTAINABILITY AND SOCIAL RESPONSIBILITY JOURNEY
BOARD OVERSIGHT
The Nominating and Corporate Governance Committee oversees the Company’s corporate sustainability and social responsibility programs through quarterly updates and discussions with management. The Audit Committee provides additional oversight of significant financial risk exposures related to the Company’s reporting on its corporate sustainability and social responsibility programs. The Board receives reports from Ms. Desormière, Chair of the Nominating and Corporate Governance Committee, and from Ms. Meter, Chair of the Audit Committee, and discusses strategic matters related to environmental, social, and governance (“ESG”). The foregoing oversight is focused on:
–	Ensuring that Company strategy and objectives promote growth that is resilient and sustainable;
–	Understanding critical matters relevant to the Company’s key stakeholders, including shareholders, lenders, insurance underwriters, customers, suppliers and employees;
–	Reviewing the Company’s corporate disclosures of environmental, climate, human capital, community and governance-related information;
–
Ensuring that Company policies and procedures are developed or adapted to support the Company’s strategy, objectives and corporate disclosures surrounding corporate sustainability and social responsibility; and

–
Promoting Company achievement of objectives by linking personal performance objectives that impact the consideration of merit increases for certain members of the Company’s ESG steering committee to the Company’s sustainability and social responsibility strategy.

KEY HIGHLIGHTS
The Company’s ESG steering committee consists of seven executive leaders and key employees across legal, human resources, operations and supply chain, environmental, health and safety, corporate strategy and investor relations, and sales, marketing and communications. The steering committee met seven times during 2022 to review our progress, consider and develop future goals and objectives and discuss strategies.
Sustainability and human capital are a focus at our core. Since initiating our formal programs in 2019, we have expanded our public disclosures and reporting frameworks, and further integrated the fundamental values underlying our sustainability and human capital efforts into our everyday business operations and future strategies. The automotive industry is undergoing an EV transformation, and our proactive efforts have resulted in a product portfolio that is highly aligned to benefit, including our complete microclimate solution named ClimateSense® and our developed technologies that promote increased energy efficiency and driving range by reducing power consumption of electric vehicles. Further, we have established employee engagement and Diversity, Equity and Inclusion (DE&I) as foundations to our culture, and we have seen a dramatic enhancement of talent through internal development and recruitment.
We are also on a path to reducing our carbon footprint. In 2021, we established environmental targets for 2020 to 2026 to measure our performance in reducing our use of utilities and natural resources, and waste to landfills, and we substantially have achieved these targets ahead of schedule. In 2022, we worked with outside consultants and experts to develop our long-term carbon reduction goals and aspirations, which will guide us for years to come and influence our products, our operations, our purchasing decisions and related matters. In 2023, we defined our long-term carbon reduction targets for Scope 1 and 2 emissions for 2035 that are aligned with SBTi guidance, which will require leveraging energy efficiency, on-site generation, renewable purchase, infrastructure changes and fuel changes. We also noted our aspiration to make measurable progress on Scope 3 emissions by 2035, which journey started in 2023 by launching our action plans with supply chain partners. In 2023, we added a sustainability metric directed to renewable energy share to our 2023 Senior Level Bonus Plan for NEOs in support of our long-term carbon reduction targets.
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HUMAN CAPITAL MANAGEMENT AND CORPORATE CULTURE
BOARD OVERSIGHT
The Board and Board Committees have a significant role in overseeing our human capital management and corporate culture, including:
–	The Board provides oversight of our executive management talent acquisition and development, performance reviews, and succession planning;
–
The Compensation and Talent Committee approves the compensation of our executive officers and provides increasing oversight on other human capital matters, including talent acquisition, succession planning, talent development and training, employee engagement, total rewards offerings, corporate culture and diversity, equity, inclusion (DE+I) and belonging. The Compensation and Talent Committee also provides oversight of our total rewards offerings and conducts a yearly compensation risk assessment.

–	The Audit Committee provides oversight for enterprise risk management, including labor and human capital risks.
–	The Nominating and Corporate Governance Committee is responsible for overseeing the effectiveness of our governance and social responsibility policies, goals and programs.
The Board and Board Committees have access to key leaders and other key talent throughout the organization, primarily through participation in Board and Board Committee meetings, to assist its oversight role.
KEY HIGHLIGHTS
Gentherm’s human capital strategy focuses on building a strong talent pipeline, having a future-focused culture, building the capability of our teams and ensuring we provide a compelling employee value proposition. Gentherm’s Winning Culture Behaviors help shape our culture and our recognition programs. The behaviors are Customer Focus, Global Mindset, Performance & Accountability and Engagement & Inclusion.
Gentherm’s Human Capital goals have evolved to a more flexible, personal, employee value proposition to ensure we are aiding our employees in navigating through the blurred demands of work and life. We introduced a new flexible working policy called “Locate for Your Day,” which enables employees to work remotely up to three days per week.
In November 2021, we completed our first global engagement survey with a best-in-class response rate of 97%. The results of the survey, in addition to several new listening tools introduced in the last two years, help our managers continue to adapt and meet the needs of our workforce. In 2022, we communicated our results with our employees and rolled out action plans by location and business unit to continue to enhance our culture and inspire a culture of feedback.
In 2022, we completed a global pay equity study as part of our efforts to ensure fairness with respect to employee pay. The study found minimal pay gaps between groups of employees and did not result in any finding that existing pay differences were the result of discrimination against any particular group.”
Employee Engagement Survey Results:
–	85% of employees responded favorably around their ability to balance their work and personal lives
–	89% of employees responded favorably to “I intend to stay at Gentherm for at least the next 12 months”
OUR EMPLOYEES
At Gentherm, our mission is to “create and deliver extraordinary thermal solutions that make meaningful differences in everyday life, by improving health, wellness, comfort and energy efficiency.” Our people are the foundation for making our mission come to life every day. Our global workforce creates a competitive advantage and operates in 14 countries in over 32 locations. Notable statistics as of December 31, 2022 of our workforce of approximately over 14,000 employees, including approximately 2,000 employees added in 2022 as a result of the Alfmeier and Dacheng acquisitions:
–	39% of our workforce resides in North America; 39% of our workforce resides in Europe; and 22% of our workforce resides in Asia.
–	Over 56% of our global workforce is female.
–	40% of our Executive Committee is female, of which two are NEOs.
–	Within the United States, over 36% of our employees self-disclose as racially or ethnically diverse.
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DIVERSITY, EQUITY, INCLUSION AND BELONGING
Our diversity, equity and inclusion mission aligns strongly with our corporate mission, and efforts are based on three pillars: collaborate, connect and cultivate. Our Diversity, Equity and Inclusion Council continued its strong momentum in 2022 with monthly engagement activities and enrichment programming promoting awareness and celebrating ethnic and underrepresented employees within Gentherm. Activities included inclusion trainings called “Elevate the Dialogue” to all global people leaders, educating team members on consistent standards, identifying feedback mechanisms to solve for conflict, and creating a culture that unites us all. We also trained our senior leaders to build awareness of unconscious bias. In 2021 and 2022, our Senior Level Bonus Plan included a DE&I metric (diversity hires) as part of the team performance modifier focused on objective Company strategic matters applicable to the entire senior leadership team (except the CEO).
Our Mission: Embracing diversity inspires innovation. We are building an inclusive culture where we value our differences and create a sense of belonging for all to positively impact the lives of our employees, customers and communities.

TOTAL REWARDS
Gentherm’s compensation and benefits programs are designed to attract and retain our employees in the locations where we compete for talent, consistent with employee positions, skill levels, experience, knowledge and geographic location.
–	We provide employee wages that are competitive and consistent with employee positions, skill levels, experience, knowledge and geographic location.
–
We align our executives’ and eligible employees’ annual bonus opportunity and long-term equity compensation with our shareholders’ interests by linking realizable pay with company financial and stock performance.

–	We implemented a discretionary severance plan for U.S.-based employees to provide financial assistance to help ease the burden that may result from certain involuntary terminations of employment.
–
We expanded the eligible population for our non-qualified deferred compensation plan in the U.S. to include Director and above employees with total compensation of $150,000 or greater to give leaders whose ability to save for retirement may otherwise be impacted by 401(k) limitations.

–	We created a CEO Equity Award for non-executive managers and high performers to further create retention and alignment with shareholders’ interests through long-term ownership of the Company.
–	We are refreshing our overall compensation structure to ensure we are providing contemporary and equitable total rewards across our businesses.
TALENT DEVELOPMENT
Training underpins our focus on helping team members realize their full potential. Foundational leadership development programs ensure our people leaders are equipped to engage and lead in today’s complex business environment. In 2021, we trained over 600 leaders in our leadership development program called !MPACT to ensure that our leaders have the skills to engage and lead in an ever-changing business environment. We expanded our training programs to provide on demand, flexible learning solutions for our global salaried workforce on a variety of topics, including ethics and compliance, cybersecurity and human rights. We also introduced our Accelerator program in 2021. This year-long program
27 | 2023 PROXY STATEMENT

gave our high-potential participants critical on-the-job learning experiences, access to our executive leaders and concluded with a capstone presentation. The program resulted in increased retention and an approximate 50% promotion rate among graduates. In 2022, our employees completed over 500,000 hours of training in safety, quality, leadership, competency skills, personal effectiveness and DE+I.

!MPACT LEADERSHIP MODEL

DELIVER RESULTS

Understand the mission and output of your team. Set SMART objectives and deliver.

DRIVE CHANGE

Focus on agility and commitment to continuous improvement. Understand and act on internal and external drivers of change.

CULTIVATE INNOVATION

Openly embrace, create, implement and support new and innovative ideas, processes and technology that deliver business results.

BUILD CAPABILITY

Foster a culture of learning and development. Support individual growth through continuous feedback to achieve personal and professional goals.

EMPLOYEE HEALTH AND SAFETY
Employee health and safety is a fundamental priority and a core strength developed through the commitment of our leaders and employees. We implemented a Vision Zero strategy that enforces discipline through our Seven Golden Rules. Through our disciplined focus on safety, we have reduced our lost time injury frequency rate by 85% since 2019 and reached a rate in 2022 of 0.004%, or 0.04 injuries per 1 million work hours.
DIRECTOR ATTENDANCE
The Board and its Committees meet throughout the year generally on a set schedule, and also hold special meetings and occasionally act by written consent as appropriate. The Board met seven times in 2022. The independent directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board. The independent directors also may hold additional meetings periodically as deemed necessary or appropriate.
All directors are expected to attend all meetings of the Board and of the Board Committees on which they serve. In addition, directors who are not members of Board Committees are invited to attend. Each director serving in 2022 (as of and from the date he or she joined the Board and applicable Board Committees) attended more than 80% of the aggregate of all meetings of the Board and the Board Committees of which he or she was a member in 2022.
The Board has adopted a policy strongly encouraging directors to attend the Company’s annual meeting of shareholders. All directors as of such meeting attended the 2022 annual meeting of shareholders.
STANDING COMMITTEES OF THE BOARD
The Board has delegated various responsibilities and authority to Board Committees. Each Board Committee has regularly scheduled meetings and reports on its activities to the full Board. Each Board Committee operates under a written charter approved by the Board, which the applicable Board Committee and the Board review annually. Each charter is available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.
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The table below sets forth the current membership for the Board Committees and the number of meetings held for each in 2022.
Director	Audit(1)	Comp(1)	M&A(1)	NCG	Tech
Sophie Desormière
David Heinzmann
Ron Hundzinski
Charles Kummeth
Betsy Meter(1)
Byron Shaw II
John Stacey(1)
2022 Meetings	8	4	1	4	4
Chair
Member
(1)
Mr. Stacey and Ms. Meter were appointed as Chair and member, respectively, of the Compensation and Talent Committee in January 2023, concurrent with the resignation of Ms. Hao, the former Chair of such committee. Prior to her resignation, Ms. Hao also served on the Audit Committee and Mergers and Acquisitions Committee.

AUDIT COMMITTEE
The Audit Committee’s responsibilities include:
–	Sole authority for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;
–
Providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function;

–	Providing general oversight of material non-financial (e.g. ESG reporting) reporting processes;
–	Reviewing our reports filed with or furnished to the SEC that include financial statements or results;
–
Reviewing prior to issuance any earnings release and any other public disclosures of the Company’s financial statements or financial guidance that includes materially new or revised financial information;

–	Oversee internal controls related to sustainability information in public disclosures;
–	Monitoring compliance with significant legal and regulatory requirements, and other risks related to financial reporting and internal control over financial reporting;
–	Reviewing any reports made to the Company’s ethics/whistleblower hotlines;
–	Reviewing the control and enterprise risk management processes established to monitor significant financial, environmental, insurance, legal and other risks or exposures;
–	Reviews any material cybersecurity incidents and data breaches, and oversees the Company’s plans to mitigate cybersecurity and data privacy risks and respond to data breaches or ransomware;
–	Monitoring our use of derivatives, including foreign currency; and
–	Monitoring insurance and self-insurance policies.
The responsibilities and activities of the Audit Committee are described further in this proxy statement, including in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.
The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board has further determined that Ms. Meter and Mr. Hundzinski qualify as “Audit Committee financial experts” in accordance with SEC rules.
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COMPENSATION AND TALENT COMMITTEE
The Compensation and Talent Committee’s responsibilities include:
–	Approving the individual and corporate goals and objectives relevant to the compensation of the Company’s executive officers;
–	Evaluating the performance of the Chief Executive Officer and overseeing the evaluation of the performance of other executive officers, including with respect to established goals and objectives;
–
Approving the compensation of each executive officer, taking into account, among other things, such executive officer’s performance in light of those goals and objectives and the policies of the Committee;

–	Administering the incentive and equity plans of the Company, including approving equity grants for the executive officers and overseeing equity grants made by the CEO pursuant to delegated authority;
–	Ensuring an appropriate mix of performance-based and at-risk compensation for executive officers;
–	Reviewing, on at least annual basis, the Company’s compensation policies and practices for all employees regarding risk-taking incentives and risk management policies and practices;
–	Recommending or approving the non-employee director compensation program;
–	Overseeing the development, implementation and effectiveness of practices, policies and strategies regarding human capital management, and review of related disclosures to stakeholders;
–	Overseeing management’s shareholder engagement on compensation and human capital management matters; and
–
Reviewing compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC, and producing a report of the Compensation and Talent Committee to be included therein.

The Compensation and Talent Committee changed its name in February 2022, from the Compensation Committee, to better describe its broadened scope of responsibilities in recent years.
The Compensation and Talent Committee also has the sole authority to engage outside advisors and to establish the terms of such engagement. The Compensation and Talent Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Compensation and Talent Committee are described further in this proxy statement, including in “Compensation Discussion and Analysis,” as well as in its charter.
Role of Management. The Compensation and Talent Committee regularly receives significant input from management with respect to the Company’s executive compensation program. See “Compensation Discussion and Analysis” for further information.
Role of Compensation Consultant. The Compensation and Talent Committee has the sole authority to engage outside advisors and establish the terms of their engagement, including compensatory fees. In connection with any engagement, the Compensation and Talent Committee reviews the independence of each outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of the outside advisor.
The Compensation and Talent Committee determined to re-engage ClearBridge Compensation Group, LLC (“ClearBridge”) in 2022, its compensation consultant since 2018. See “Compensation Discussion and Analysis” for further information. The Compensation and Talent Committee’s determination to engage ClearBridge and approve the terms of their engagement was made independently from the Company’s management. Upon engagement and consistent with historical practice, the Compensation and Talent Committee worked with management to determine the compensation consultant’s responsibilities and direct its work product, although the Compensation and Talent Committee was responsible for the formal approval of the work plan. During 2022, ClearBridge received no compensation for other services provided to the Company, and the Compensation and Talent Committee has determined there are no conflicts of interest raised by the work of ClearBridge.
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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee’s responsibilities include:
–	Evaluating the current directors, as well as any candidates nominated or recommended by shareholders, and recommending the nomination of directors for election or appointment;
–	Developing a pool of potential director candidates to recommend to the Board in the event of a vacancy on the Board or to enhance the Board;
–
Exercising general oversight over corporate governance policy matters of the Company, including annual review of the Code of Business Conduct and Ethics and developing, recommending proposed changes to, and monitoring compliance with, the Corporate Governance Guidelines;

–	Reviewing and recommending appropriate changes to the Company’s charter documents and key governance policies on a periodic basis, and overseeing compliance with such policies;
–	Overseeing the annual self-evaluation process of the Board and its Committees;
–	Reviewing director independence and Committee membership requirements;
–	Reviewing shareholder proposals regarding nomination or appointment of directors or ESG matters, and overseeing management’s shareholder engagement on related matters;
–
Overseeing and reviewing the Company’s development and implementation of programs related to matters of corporate responsibility and sustainability, including addressing short- and long-term trends and impacts to the Company’s business from ESG issues;

–
Assisting the Board in overseeing the development and execution of the Company’s ESG strategy, including establishing appropriate performance goals and reviewing Company performance against such goals, and recommending to the Compensation and Talent Committee suitable ESG targets as a performance component of the bonus plan for substantially all of the Company’s executive officers; and

–	Reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.
The responsibilities and activities of the Nominating and Corporate Governance Committee are described further in this proxy statement and in its charter.
TECHNOLOGY COMMITTEE
The Technology Committee’s responsibilities include:
–	Reviewing, evaluating and making recommendations regarding the Company’s technology roadmap, including research and development activities;
–	Monitoring the performance of the Company’s technology development in support of its overall business strategy;
–	Oversee the development and use of technology in current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives;
–	Assess the Company’s risks associated with new product technology or significant innovations to existing product technology, including cybersecurity risks;
–	Providing guidance and making recommendations to the Board regarding innovation or technology-related products, investments or acquisitions that require Board approval;
–
Reviewing with management and consultants comprising the technology advisory committee certain new technologies and processes as well as industry and competitive trends that may impact the Company; and

–	Assessing the Company’s risks associated with new product technology or significant innovations to existing product technology.
The responsibilities and activities of the Technology Committee are described in detail in its charter.
MERGERS AND ACQUISITIONS COMMITTEE
The Mergers and Acquisitions Committee’s responsibilities include:
–	Reviewing the Company’s strategy regarding mergers, acquisitions, investments and dispositions at least annually;
–
Reviewing, approving or making recommendations to the Board to approve, as appropriate, proposed mergers, acquisitions, investments or dispositions involving a material amount of assets, a portion of any business or total estimated purchase price or investment (with “material” determined by the Board from time to time); and

–	Together with Board, overseeing certain post-closing integration matters and analyses of such transactions.
The responsibilities and activities of the Mergers and Acquisitions Committee are described in detail in its charter.
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CORPORATE GOVERNANCE
The Board and management are committed to responsible corporate governance to ensure that we are managed for the benefit of our shareholders. To that end, the Board and management periodically review and update our corporate governance policies and practices and make changes, as appropriate.
A copy of the Board’s Committee charters, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab and will be sent to any shareholder, without charge, upon written request to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.
The Board has adopted the Corporate Governance Guidelines, which provide a structure for the directors and management to effectively pursue the Company’s objectives for the benefit of our shareholders. The Corporate Governance Guidelines address, among other things, Board and Committee structure, composition and procedures, director responsibilities, director board service limits, compensation and continuing education, and shareholder communications with the Board.
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INTERCONNECTED GOVERNANCE PROCESSES
The Board has established a thoughtful, interconnected governance process, with enhanced director succession planning and recruitment designed to ensure both short- and long-term strategic goals are met.

VOTING POLICY FOR DIRECTOR ELECTIONS – ENABLING THE BOARD TO FORMALLY REVIEW SHAREHOLDER CONCERNS
Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, Gentherm has a voting policy that has the effect of a majority voting policy that ensures the Board can address shareholder concerns. The Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” than votes “for” such person’s election, then the applicable director must promptly provide a resignation notice, conditioned on Board acceptance, following certification of the shareholder vote. The Board, upon recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept such resignation offer. The Board will promptly
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publicly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable. If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to our Bylaws. This policy does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest, in which case directors would be elected by a plurality of the votes cast.
MEANINGFUL ANNUAL SELF-EVALUATIONS OF BOARD AND COMMITTEES IMPACTING BOARD FUNCTIONS

The Board is committed to an annual self-assessment process led by the Nominating and Corporate Governance Committee and may, from time to time, engage a third party with expertise to assist in an assessment process. Through its self-assessment process, the directors independently and collectively review Board and Committee performance, and identify areas where the Board functions effectively, and importantly, areas where the Board and Committees believe they can improve. The Chair of the Nominating and Corporate Governance Committee also may conduct individual interviews with directors. The Board also considers trends in Board and Committee performance evaluations year over year, including in the context of evolving Board roles and responsibilities. Through the process, the Board and the Chairs of each Board Committee identify action plans for improvement and work to implement those plans.
NO DIRECTOR OVERBOARDING UNDER OUR CORPORATE GOVERNANCE GUIDELINES
The Board encourages directors to serve on additional public company boards because it provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that public company board service requires a significant commitment of time and attention, and therefore limits the number of public boards a director can serve while a director of the Company.
Under the Corporate Governance Guidelines, directors who are active Chief Executive Officers of other public companies may sit on no more than two additional outside public boards (including the board of the company at which he or she is an executive officer), and other directors may sit on no more than four additional outside public boards. Directors must provide notice in advance of accepting an invitation to serve on another public company board. The Board may further limit or grant limited exceptions based upon specific facts and circumstances, including sufficient capacity, unique qualifications, and transition periods in reducing other board service. Further, upon a change of a director’s principal occupation, the Nominating and Corporate Governance Committee considers whether the change will adversely impact the director’s ability to fulfill the obligations and expectations of such director, and recommends to the Board whether the director should continue to serve.
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These practices help ensure that the directors can give appropriate time and attention to the affairs of the Company. In addition, when nominating a director for service on the Board, the Nominating and Corporate Governance Committee considers whether the nominee will have adequate time to serve as a director. In making its determination to re-nominate all incumbent directors, the Board concluded that each director has demonstrated strong engagement and high attendance and has appropriate time to devote to the affairs of the Company.
At the 2022 annual meeting, we believe Ms. Desormière received lower support due to certain stakeholder policies that considered her an overboarded director after becoming a public company CEO in 2022. Ms. Desormière resigned as CEO at the end of 2022 and reduced the number of public company boards on which she serves, and therefore we believe she will not be considered an overboarded director in 2023.
CODE OF BUSINESS CONDUCT AND ETHICS – ESTABLISHING KEY PRINCIPLES TO GUIDE EMPLOYEES AND DIRECTORS
The Board has adopted the Code of Business Conduct and Ethics, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. Any amendments to the Code of Business Conduct and Ethics, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab within four business days of any such amendment or waiver.
SHAREHOLDER ENGAGEMENT
Our management regularly engages with shareholders and prospective shareholders to understand their perspectives on the Company, our business and our strategy. Management meets with shareholders during scheduled events and in private meetings held throughout the year. In addition, the Board and management are available to engage with our shareholders and other stakeholders. The Board also receives regular feedback from management regarding investor sentiment, institutional investor voting and governance policies, and trends in stakeholder issues, which informs the Board’s ongoing evaluation of appropriate governance and other practices.
In late 2022, consistent with recent years, we reached out to shareholders owning over 60% of our outstanding common stock to give significant shareholders an opportunity for one-on-one discussions with representatives of our management team. In January 2023, our Senior Vice President of Strategy, Corporate Development and Investor Relations, our Senior Vice President & Chief Human Resources Officer and our Director, Global Sustainability & Compliance, met with responsive shareholders who represented ownership of over 40% of our outstanding common stock as of December 31, 2022. Our shareholders expressed appreciation for our proactive engagement and open dialogue. We reported shareholder feedback to the full Board. The Board and management considered such feedback in developing the Board and Committee meeting agendas for 2023, reviewing our policy on director overboarding, revising our 2023 Senior Level Bonus Plan and disclosure of environmental and social responsibility goals and strategies.
Further, we engage a third party from time to time to conduct investor perception studies. We use these studies to gauge ways to improve our shareholder communications, obtain insights into Company perceptions, identify significant value drivers and understand our shareholders’ capital deployment preferences.
In February 2023, we also held an enhanced earnings webcast to provide a strategic update that outlined our strategic imperatives in the mid-term and provided a 2026 outlook, which presentation also included a question and answer period for shareholders and analysts to engage on such matters.
SHAREHOLDER COMMUNICATION WITH THE BOARD
The Board values regular dialogue with our shareholders and welcomes shareholder feedback and perspectives. Shareholders wishing to send communications directly to the Board or to a specific director are asked to send those communications to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167. Shareholders sending communications should clearly mark them as intended for delivery to the Board or to a specific director. Our corporate secretary has been instructed by the Board to screen each communication so received only for the limited purposes of ascertaining (A) whether the communication is indeed from a shareholder and (B) whether the communication relates to the Company. Our corporate secretary will promptly forward copies of all such communications that pass this limited screening to each director, in the case of communications to the entire Board, or to the particular director addressee.
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If a shareholder’s communication to the Board involves or concerns our corporate secretary, or if a shareholder has another appropriate reason for communicating to the Board through a means other than through our corporate secretary, the shareholder should send the communication to the attention of either the Company’s President or the Chair of the Board, in either case at the address above. Any such communication should clearly state that it is a shareholder communication and the reason it was not delivered to our corporate secretary for further delivery to the Board.
DIRECTOR COMPENSATION
Our non-employee director compensation plan is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding skills and qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.
The Board has delegated to the Compensation and Talent Committee the responsibility, among other things, to review and make recommendations to the Board regarding any proposed changes to the non-employee director compensation program. The Compensation and Talent Committee typically reviews the non-employee director compensation program every other year. In connection with this review, the compensation consultant to the Compensation and Talent Committee provides analysis regarding market trends and benchmarking data.
2022 DIRECTOR COMPENSATION – CONTINUATION OF PROGRAM DESIGN WITH MARKET-ADJUSTED PAY LEVELS
Consistent with its approach of reviewing our non-employee director compensation program every other year, the Compensation and Talent Committee last reviewed non-employee director compensation in November 2021 against peer group benchmarking data (using the same peer group used for NEO compensation), general industry data and market trend information presented by ClearBridge. The Compensation and Talent Committee determined to increase the program retainers to be approximately at or slightly above the 50th percentile of the peer group. Specifically, the (i) the annual cash retainer for the Chair of the Board increased by $50,000, (ii) the annual cash retainer for other non-employee directors increased by $10,000, (iii) the annual cash retainer for each Committee Chair increased by $5,000, (iv) the Audit Committee member fee was increased by $5,000, and the remaining Committee member fees were increased by $2,500 and (v) the annual equity retainer was increased by $25,000. Changes were made effective as of January 1, 2022.
The following table sets forth the compensation program for non-employee directors in 2022.
Annual cash retainer for Board service:
Chair of the Board	166,000
Lead Independent Director (if any)	81,000
Other non-employee directors	86,000
Annual cash retainers for Committee service:
Audit Committee-Chair	20,000
Compensation, Nominating & Corporate Governance, Technology and Mergers & Acquisitions Committees-Chair	15,000
Audit Committee-member	10,000
Compensation, Nominating & Corporate Governance, Technology and Mergers & Acquisitions Committees-member	7,500
Annual equity retainer	125,000
Consistent with historical practice, the annual cash retainers were paid to all of the directors in advance immediately following the 2022 annual meeting of shareholders.
The restricted stock awards to existing directors were granted on the date of the 2022 annual meeting of shareholders. The number of shares of restricted stock granted to each non-employee director in 2022 was determined by dividing the target dollar value of each restricted stock award by the per share closing price of our common stock on the grant date. The equity retainer vests on the earlier of the first anniversary of the grant date or the date of the next annual meeting of shareholders.
A director will forfeit their restricted stock in the event of termination of service as a non-employee director of the Company before the first anniversary of the grant date. However, in the event of a director termination due to death, disability or
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retirement, the Compensation and Talent Committee may accelerate the vesting of all or a portion of the restricted stock in its discretion at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares. Before the end of the restricted period, a participant may not sell, assign, pledge, or otherwise dispose of or hypothecate such person’s restricted stock.
The Company does not provide any perquisites to directors, but does reimburse directors for out-of-pocket expenses incurred in attending Board and Committee meetings, as well as for director onboarding, education and development related to service for the Company and Board.
2022 DIRECTOR COMPENSATION TABLE
The table below sets forth the compensation of each non-employee director in 2022.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sophie Desormière	101,192	125,000	226,192
Yvonne Hao	109,104	125,000	234,104
David Heinzmann	102,648	125,000	227,648
Ronald Hundzinski	159,489	125,000	284,489
Charles Kummeth	107,648	125,000	232,648
Betsy Meter	99,736	125,000	224,736
Byron Shaw II	107,648	125,000	232,648
John Stacey	94,736	125,000	219,736
(1)
Reflects the sum of (a) the pro rata portion of each director’s cash retainer for Board and Committee service paid on the date of the 2021 annual meeting of shareholders covering the period from January 1 to June 2, 2022 and (b) the pro rata portion of each director’s cash retainer for Board and Committee service paid on the date of the 2022 annual meeting of shareholders covering the period from June 2 to December 31, 2022.

(2)
Reflects restricted stock awards granted under the 2013 Equity Incentive Plan, as amended (the “2013 Equity Plan”). The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of our common stock on the grant date multiplied by the number of shares subject to the award. The closing price per share of our common stock on the grant date, June 2, 2022, was $73.54. The Company does not pay fractional shares.

At December 31, 2022, each non-employee director held 1,700 shares of unvested restricted stock.
DIRECTOR COMPENSATION LIMIT
The 2013 Equity Plan provides that the sum of any cash compensation for service as an outside director of the Company and the grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of all equity awards for service as an outside director of the Company will not exceed $600,000 in any calendar year for any individual outside director. The 2023 Equity Incentive Plan, subject to shareholder approval at the annual meeting, includes the same limit.
DIRECTOR STOCK OWNERSHIP GUIDELINES
Non-executive directors are required to own common stock having a value of at least five times the base annual cash retainer (excluding other additional cash retainers). In August 2021, we amended our guidelines to, among other things, require that all persons covered by the guidelines retain all shares that vest pursuant to equity awards granted by the Company until the ownership level is met. See “Compensation Discussion & Analysis—Compensation Policies—Stock Ownership Guidelines.” As of December 31, 2022, one non-executive director was below the ownership guideline due to timing of joining the Board.
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Executive Officers
The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company as of April 6, 2023 are as follows:
Name	Age	Title
Phillip M. Eyler	52	President and Chief Executive Officer
Matteo Anversa	51	Executive Vice President, Chief Financial Officer and Treasurer
Rafael Barkas	52	Senior Vice President, Global Operations and Supply Chain
Yijing Brentano	51	Senior Vice President, Investor Relations, Strategy and Corporate Development
Wayne Kauffman	53	Senior Vice President, General Counsel and Secretary
Barbara J. Runyon	52	Senior Vice President, Chief Human Resources Officer and Corporate Communications
Thomas Stocker	52	Senior Vice President and General Manager, Europe Automotive, Global Pneumatic Comfort and BPS
Jaymi Wilson	46	Senior Vice President and General Manager, North America Automotive, Global Sales Operations, and Global Marketing
Hui (Helen) Xu	47	Senior Vice President and General Manager, Asia Automotive, Global Climate and Comfort

Phillip Eyler is President and Chief Executive Officer of the Company. Mr. Eyler joined Gentherm in December 2017 and also serves on the Company’s Board. As President and CEO, Mr. Eyler leads approximately over 14,000 employees in 14 countries and is responsible for the strategic direction and operational leadership of the Company. Mr. Eyler joined Gentherm from Harman International Industries, Inc., a subsidiary of Samsung Electronics Co., Ltd. focused on connected technologies for automotive, consumer and enterprise markets, where he served as President of the Connected Car division from 2015 until 2017. Under his leadership, he oversaw the $3 billion division of more than 8,000 employees that was dedicated to developing integrated connected car systems encompassing infotainment, telematics, connected safety and cyber security solutions, among others. Throughout his 20-year career at Harman, Mr. Eyler served in a variety of leadership roles of increasing responsibility. He was Senior Vice President and General Manager of Harman’s Global Automotive Audio business from 2011 until 2015. Prior to leading the Global Automotive Audio business, Mr. Eyler was responsible for Harman’s North American Automotive business and led Harman’s North American and Asian manufacturing group. Mr. Eyler also serves as an independent board member for Sleep Number Corporation (Nasdaq: SNBR). Mr. Eyler received a Bachelor of Science degree in mechanical engineering from Purdue University and a Master of Business Administration from the Fuqua School of Business at Duke University.

Matteo Anversa was appointed Executive Vice President, Chief Financial Officer and Treasurer in January 2019. Prior to joining Gentherm, Mr. Anversa served as Executive Vice President and Chief Financial Officer of Myers Industries, an international manufacturer of polymer-based material handling products and a distributor of tire repair and retread products, beginning in December 2016. At Myers Industries, he was responsible for driving cash flow, improving working capital, managing business restructuring and M&A activities, strengthening corporate controls and developing the Company’s IT strategy. Prior to Myers Industries, Mr. Anversa worked since 2013 at Fiat Chrysler Automobiles where he held executive management positions, including Vice President, Group FP&A Fiat Chrysler and Chief Financial Officer for Ferrari SpA where he helped prepare Ferrari for its initial public offering. Mr. Anversa began his career with General Electric where he held various leadership roles during his 16-year tenure. Mr. Anversa has served as a director of Gabelli Value for Italy (VALU) since March 2018, an Italian company listed on AIM Italia. Mr. Anversa holds a degree in Mechanical Engineering from the University of Parma, Italy.

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Rafael Barkas was appointed Senior Vice President, Global Operations and Supply Chain in August 2019. Prior to this role, Mr. Barkas served as Vice President of Battery Thermal Management since October 2018. Mr. Barkas joined Gentherm from Magneti Marelli, a global automotive supplier, where he served as the Head of NAFTA Electronics from March 2018 to October 2018. In that role, he was responsible for leading sales, engineering, project management, purchasing, quality and manufacturing for Magneti Marelli's Electronics Business Line in NAFTA. Prior to Magneti Marelli, Mr. Barkas held various roles of increasing responsibility at Harman International Industries, Inc., a subsidiary of Samsung Electronics Co., Ltd., from September 2004 through March 2018. These roles included responsibility for growth and profitability. He was the Vice President of Operations for the Automotive Audio division, responsible for managing manufacturing and quality across seven sites in North America, China and Europe. Other roles at Harman included Vice President and General Manager of the Automotive Audio division in China, and Director of Business Development and Director of Supply Chain of the Automotive Audio division. Mr. Barkas holds a Bachelor of Science in Mechanical Engineering from New Jersey Institute of Technology and a Master of Business Administration from the Graziadio School of Business and Management at Pepperdine University.

Yijing Brentano was appointed Senior Vice President, Investor Relations, Strategy and Corporate Development in October 2021. She previously served as Senior Vice President, Investor Relations and Global Financial Planning and Analysis since June 2019. Prior to this role, Ms. Brentano served as the Senior Vice President of Investor Relations and Communications since February 2018. Before joining Gentherm, Ms. Brentano served as the Vice President of Investor Relations and Corporate Strategy at Harman International Industries, Inc., a subsidiary of Samsung Electronics Co., Ltd., from 2015 to 2017. Prior to that, she spent 17 years at Sprint Corporation in multiple executive positions, including Vice President of Strategic Initiatives and Mobile Health, General Manager of International Wholesale, Vice President of Investor Relations and business unit CFO roles. Ms. Brentano started her career at Ernst & Young and is a Certified Treasury Professional. She holds a Bachelor of Science from the University of Kansas and a Master of Business Administration from the University of Chicago Booth School of Business.

Wayne Kauffman was appointed Vice President, General Counsel and Secretary in July 2019 and promoted to Senior Vice President in March 2021. Prior to this role, Mr. Kauffman served as the Chief Intellectual Property Counsel and Associate General Counsel since 2016. He began his legal career with the national IP law firm of Harness, Dickey & Pierce, P.L.C. where he was responsible for assisting clients in securing patent rights. Mr. Kauffman began his career with General Motors, where he held various positions of increasing responsibility over his 17-year tenure in vehicle manufacturing, product development and vehicle safety and integration in both the U.S. and Canada. Mr. Kauffman holds a Juris Doctor in Law from Wayne State University and a Bachelor of Science in mechanical engineering from Kettering University.

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Barbara J. Runyon was appointed Senior Vice President, Chief Human Resources Officer and Corporate Communications in August 2018, where she leads the overall human resources strategy, including total rewards, talent acquisition and talent management, employee engagement and human resources. Prior to joining Gentherm, Ms. Runyon worked as Vice President and Chief Human Resources Officer at La-Z-Boy Incorporated, a global leader in residential furniture, since 2015. Ms. Runyon held roles of increasing responsibility at PepsiCo/The Pepsi Bottling Group for over 14 years. Ms. Runyon graduated with a Masters of Business Administration with emphasis in Organizational Development from Wayne State University and a Bachelor of Science in Human Resources from Michigan State University.

Thomas Stocker was appointed Senior Vice President and General Manager, Europe Automotive, Global Pneumatic Comfort and Battery Performance Solutions in April 2021. Previously, he was Senior Vice President and General Manager, Global Automotive since September 2019. Prior to joining Gentherm, Mr. Stocker was the Chief Technology Officer and Head of Engineering at HENSOLDT GmbH, a global defense and security electronics company, beginning September 2018. At HENSOLDT, he led the setup of change programs that established agile and platform development to increase efficiency, time to market and quality across all functions. Prior to HENSOLDT, Mr. Stocker held several senior level business unit leadership positions at Harman International Industries, Inc., a subsidiary of Samsung Electronics Co., Ltd., from September 2013 to August 2018. These roles included responsibility for growth, profitability, and technology execution. He was the Senior Vice President and General Manager, BMW focused business unit, responsible for all global Harman and Samsung business related to BMW. Other roles at Harman included Senior Vice President and General Manager, Connected Car Asia Pacific, where he was based in Shanghai and had responsibility for China, Korea, India, and Japan for the division. He was also responsible for the Connected Car Division in Europe as Senior Vice President and General Manager, Infotainment Europe. Prior to that, Mr. Stocker held various roles of increasing responsibility at BMW where he led the execution of some of the most advanced technology for the automaker. Mr. Stocker holds a Master’s degree in Electronics from Ravensburg-Weingarten University of Applied Science.

Jaymi Wilson was appointed Senior Vice President and General Manager, North America Automotive, Global Sales Operations and Global Marketing in October 2021. Since joining Gentherm in 2013, Ms. Wilson previously assumed roles of increasing responsibility, having most recently served as Senior Vice President of Strategy, Marketing, and Corporate Communications since 2018. Prior to that she was Vice President and General Manager of Gentherm’s Medical Business from 2017 to 2018. Her career in the automotive industry has spanned manufacturing, engineering, business planning, sales management, strategy, business, and corporate development at Visteon, SMR Automotive and Gentherm. Ms. Wilson earned a Bachelor of Science degree in mechanical engineering from the University of Michigan and a Master of Business Administration from Eastern Michigan University.

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Hui (Helen) Xu was appointed Senior Vice President and General Manager, Asia Automotive, Global Climate and Comfort in April 2021. Previously, she was Senior Vice President and General Manager, Global Electronics since November 2019. Prior to joining Gentherm, Ms. Xu was Vice President of China and Head of Automotive Division for China mainland, Hong Kong and Taiwan for Infineon Technologies, a semiconductor solutions company, from April 2012 to November 2019. At Infineon, she was responsible for the overall automotive business in Greater China and she focused on rapidly growing Infineon’s position in China while strengthening local customer relationships. Prior to that role, Ms. Xu was Vice President and China Managing Director, and Vice President of Sales, Marketing and Program Management for China, at International Automotive Components (IAC) Group. Previously, Ms. Xu worked for 8 years at Lear Corporation, holding international roles in China and the United States of increasing responsibility. Ms. Xu holds a Master of Business Administration from Walsh College, a Master of Science in mechanical engineering from Oakland University and a Bachelor of Science in mechanical engineering from Kettering University.

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Compensation Discussion & Analysis
This section of the proxy statement explains our compensation philosophy, design, objectives and goals of our NEO compensation program as well as the decisions made for 2022 with respect to each of our NEOs. This section also provides certain other information as additional context for the “Named Executive Officer Compensation Tables” that follow.
Our NEOs for 2022 and their titles during such period were:
Name	Title
Phillip M. Eyler	President and Chief Executive Officer
Matteo Anversa	Executive Vice President of Finance, Chief Financial Officer and Treasurer
Hui (Helen) Xu	Senior Vice President and General Manager, Climate and Comfort Solutions and Managing Director of Asia
Thomas Stocker	Senior Vice President and General Manager, Digital Interiors and Battery Performance Solutions and Managing Director of Europe
Barbara J. Runyon	Senior Vice President, Chief Human Resources Officer and Corporate Communications
In this Compensation Discussion & Analysis, we refer to the Compensation and Talent Committee as the “Committee.”
All cash payments reported for Mr. Stocker were paid in Euros and were converted to US Dollars for purposes of this section. For comparability and to better evaluate decisions made for 2022, we neutralized the impact of exchange rates for this section and have used the 2022 averaged exchange rate of EUR 1 = 1.09 USD for all periods presented. However, for the Named Executive Compensation Tables, we used such conversion rate for 2022 dollar amounts, and we used the 2021 average exchange rate of EUR = 1.183 USD for 2021 dollar amounts. Therefore, changes between 2021 and 2022 will be different between the two sections.
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Executive Summary
2022 COMPANY PERFORMANCE HIGHLIGHTS
Highlights of Gentherm’s 2022 performance include(1)(2):

(1)
Automotive new business awards represent the aggregate projected lifetime revenue of new awards provided by customers to Gentherm in the applicable period, with the value based on the price and volume projections received from each customer as of the award date. Although automotive new business awards are not firm customer orders, we believe that new business awards are an indicator of future revenue. New business awards are not projections of revenue or future business as of December 31, 2022, the date of this proxy statement or any other date. Customer projections regularly change over time and we do not update our calculation of any new business award after the date initially communicated. Automotive new business awards in 2022 also do not reflect, in particular, the impact of macroeconomic and geopolitical challenges on future business. Revenues resulting from automotive new business awards also are subject to additional risks and uncertainties as described under “Forward-Looking Statements”.

(2)
Relative Automotive Revenue Growth (also referred to as ‘organic revenue growth’ in the preceding letter to shareholders) is defined as our Automotive product revenue growth, adjusted for foreign currency translation, compared to the IHS Markit / S&P Global Mobility light vehicle production in our relevant markets, which include North America, Europe, China, Japan and Korea. Relative Automotive Revenue Growth in 2022 also excluded the impact of our Alfmeier acquisition completed in 2022. See our earnings release for the year ended December 31, 2022 for supplemental information regarding organic revenue growth, a non-GAAP performance measure.

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Compensation Philosophy
The compensation program for NEOs is designed to attract, motivate and retain qualified executives and to provide them incentives to achieve or exceed the Company’s annual operational, financial and strategic goals and increase long-term shareholder value. Our NEO compensation program is structured appropriately to support our business objectives, as well as our performance-based culture. The Committee regularly reviews the NEO compensation program to ensure the fulfillment of our compensation philosophy and goals.
2022 NEO COMPENSATION PROGRAM – A CONTINUATION OF 2021 ENHANCEMENTS
In the first quarter of 2022, the Compensation and Talent Committee approved the design of our 2022 NEO compensation program, which was consistent generally with the 2021 program regarding the plan metrics, weighting and target setting philosophy. However, certain performance metric payout curves for the annual bonus and equity award programs were modified to accommodate a wider range of performance outcomes to achieve threshold and maximum levels, reflecting the short-term and long-term macroeconomic challenges and uncertainties when the targets were established.
ANNUAL BONUS
– Adopted 2022 Senior Level Bonus Plan, with a payout opportunity of 0% to 200% of target bonus
• Use of historical bonus performance measures, revenue and Adjusted EBITDA – equally weighted
• CEO bonus continued to be solely based on objective Company performance measures
• For other NEOs, continued use of team performance modifier focused on objective Company strategic matters

EQUITY AWARDS
– Continued emphasis of pay-for-performance program utilized since 2018
• 70% and 60% of target value for CEO and other NEOs, respectively, granted in PSUs (with total opportunity of 0% to 200% of target PSUs); consisting of three weighted performance metrics, each with a payout opportunity of 0% to 200% of applicable target PSUs
• 30% and 40% of target value for CEO and other NEOs, respectively, granted in time-based RSUs

SUMMARY OF 2022 CEO TARGET COMPENSATION
For Mr. Eyler, the Committee approved the following base salary, target bonus and target equity values for 2022 and also approved the continuation of Mr. Eyler’s performance-based deferred compensation arrangement.
Base Salary	Annual Bonus	Equity Awards
A 6% increase in base salary from $870,000 in 2021 to $925,000 in 2022 (effective April 1, 2022)	An increase in target bonus (as a percentage of base salary) from 115% in 2021 to 125% in 2022	A 25% increase in the total grant value of equity awards from $3.2 million in 2021 to $4 million in 2022, with the full increase granted in PSUs
The foregoing changes resulted in an increase in Mr. Eyler’s target compensation by approximately 20% for 2022. The Committee determined that such increase was reasonable and appropriate due to Mr. Eyler’s exceptional performance and leadership for many years and to further align his long-term interests with shareholders. Further, the Committee considered Gentherm’s strong financial, operational, and relative stock performance during Mr. Eyler’s tenure. In addition, the entire equity award increase was granted in PSUs, placing 70% of Mr. Eyler’s 2022 target equity awards in PSUs (with only 30% in RSUs). Given this, a substantial portion of the 2022 target compensation increase was in at-risk, performance-based compensation (annual bonus and PSUs), which would be earned only if Gentherm achieves its pre-established, objective performance objectives.
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SUMMARY OF 2022 TARGET COMPENSATION FOR OTHER NEOS
The Committee approved the following target compensation for other NEOs in 2022:
BASE SALARY	– Base salary increases of approximately 4%-5%,with additional market adjustments based on benchmarking for Ms. Xu, effective April 1, 2022
ANNUAL BONUS	– No changes to target bonus (as % of base salary)
EQUITY AWARDS	– Increases in annual target grant value for Mr. Anversa and Ms. Xu (SVP and GM, Asia Automotive) (reflecting increase in market targets based on benchmarking)
– One-time increase of $100,000 in target grant value to reflect the transformation of the Company over the prior three years and outstanding strategic goal progress in 2021
2022 EARNED BONUS
In 2022, we adopted the 2022 Senior Level Bonus Plan, which continued our historical approach of a full-year performance period with the performance goals of revenue and Adjusted EBITDA, equally weighted, and continued the team performance modifier for each NEO (excluding the CEO) based on objective company strategic goals related to our long-term performance and vision. The strategic goals generally were the same as used in 2021, relating to new business awards and new technology wins; diversity also remained a strategic goal, with the focus of increasing overall diversity among the employee director population.
In spite of significant headwinds in the macroeconomic environment and the Automotive industry, which we did not control, the Committee determined not to make any adjustments for “unforeseeable items outside of management’s control” in accordance with its previously-disclosed objective bonus adjustment policy. The Committee, however, did use its discretion to round up actual Adjusted EBITDA performance from $141.5 million to $142.0 million, which corresponded to threshold achievement for such component. If the Committee had determined to make permitted adjustments under the Company’s adjustment policy for “unforeseeable items outside of management’s control,” it would have resulted in a more significant upward adjustment compared to the Committee’s decision to round results up to the threshold level.
Based on the applicable performance goals, the CEO earned 68.5% of the target bonus and the other NEOs earned 89.4% of their respective target bonus.
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2022 COMPENSATION PROGRAM OVERVIEW
The key elements of our compensation program for 2022 were as follows:
Element	Pay Philosophy	Key Features	Performance and Vesting Components
Base Salary	– Attraction and retention in a competitive market	– Initial base salaries are based on experience, responsibilities, market pay, anticipated individual growth and internal pay equity – Annual review primarily focused on merit, inflation and benchmarking	—
Cash Bonus	– Pay-for-performance based on rigorous, objective financial goals – Alignment with short-term operating performance and strategy	– Cash bonus, with target calculated as a percentage of base salary – Subject to periodic review, with reference to market data – Maximum payout subject to reasonable cap (200% of target)	– Equally weighted • Adjusted EBITDA • Revenue – Team performance modifier (excluding CEO) based on Company objective strategic goals that may increase earned bonuses
Equity Awards
– Pay-for-performance based on rigorous, objective financial and relative stock performance goals
– Incentivize to increase long-term
shareholder value
– Alignment with long-term operating performance and strategy

– Program introduced in 2018 with Three-year cumulative Adjusted EBITDA metric added in
2021
– Target opportunities based on the executive’s position and current salary, and with reference to market data
– Maximum payout subject to reasonable cap (200% of target)

– 60% (or 70% for CEO) PSUs, equally weighted
• ROIC in 3rd year (40%)
• Three-year Relative TSR (20%)
• Three-year cumulative Adjusted
EBITDA (40%)
• Cliff vesting for any earned
PSUs
– 40% (or 30% for CEO) RSUs
• Three-year ratable annual
vesting

CEO Defined Contribution Deferred Compensation
– Provides retirement benefits, in the form of a defined contribution plan, aligned with yearly Adjusted EBITDA goals of the cash bonus plan and deposited into a deferred compensation account with vesting requirements
		– Annual cash contributions, as a percentage of base salary deposited into a deferred compensation account – Maximum payout subject to reasonable cap (30% of CEO’s base salary)	– 100% Adjusted EBITDA – Four-year vesting from initial program; currently, all periods are vested
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MAJORITY OF TARGET COMPENSATION AT RISK
The below charts show the mix of target pay for our NEOs (base salary, target 2022 bonus and target long-term equity incentive awards) in 2022 as approved by our Committee in March 2022:(1)

85% at risk 65% performance-based	64% at risk 46% performance-based
(1)	Excludes deferred compensation for Mr. Eyler and perquisites and other personal benefits provided to our NEOs (disclosed under “All Other Compensation” in the Summary Compensation Table for 2022).
(2)
Based on target values determined by the Committee, which were divided by the 30-trading day average closing price of our common stock ending on the day immediately preceding the grant date to determine the target PSUs and actual RSUs awarded.

2022 COMPENSATION DETERMINATIONS
BASE SALARY
In 2022, each NEO received an annual base salary paid in cash. Initial base salaries of our NEOs are negotiated in connection with their hiring, and the Committee reviews the base salaries of the NEOs on an annual basis. Historically, base salary increases have been between 3-6% to reflect general market trends and performance. However, larger base salary increases are considered where market information indicates that an adjustment is appropriate.
For 2022, taking into account benchmarking data and individual performance, the Committee increased the base salaries of the continuing NEOs by approximately 4-5%, with additional market adjustments for Mr. Eyler and Ms. Xu, effective April 1, 2022. The following table sets forth the base salaries in effect for the NEOs beginning April 1, 2021 and 2022, respectively.
Name	April 2021 ($)	April 2022 ($)	Percentage Increase (%)
Phillip M. Eyler	870,000	925,000	6.3
Matteo Anversa	543,900	571,095	5.0
Hui (Helen) Xu	400,400	456,456	14.0
Thomas Stocker(1)	453,571	471,714	4.0
Barbara J. Runyon	411,600	432,180	5.0
(1)	Amounts reported for Mr. Stocker were paid in Euros and were converted to US Dollars.
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SENIOR LEVEL BONUS PLAN - CASH BONUS
The Committee reviews and approves each of the target bonuses (as a percentage of base salary) for the NEOs, generally consistent with the process used to determine base salaries. For NEOs who begin employment with the Company during a year, annual performance bonuses are prorated based on the number of days worked during such year.
2022 Senior Level Bonus Plan – Consistent with 2021 Bonus Plan. The bonus plan for senior level management, including all executive officers, was approved by the Committee in March 2022 (the “Senior Level Bonus Plan”). Pursuant to the Senior Level Bonus Plan, participants earn cash bonuses up to capped amounts based on the achievement of financial performance metrics for the full year. Mr. Eyler’s bonus is based solely on such Company financial performance metrics. For other NEOs, the 2022 bonus program also includes a performance modifier based on objective strategic goals of the Company that may increase (but not decrease) earned bonuses.
2022 target bonuses (as a percentage of base salary) were 125% for Mr. Eyler (increased from 115% in 2021), 60% for Mr. Anversa and 50% for other NEOs. Each executive officer’s maximum bonus opportunity in 2022 was 200% of target bonus.
Company Performance Metrics – Equally Weighted Between Adjusted EBITDA and Revenue. These two measures reflect the Company’s strategic goals of focusing on overall sales growth, strong margins and profitable operations.
				($ in millions)
Metric	Weight (%)	Rationale	Period	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)(2)	Previous Year’s Actual, Unadjusted
Adjusted EBITDA(1)	50	Supplemental measure of the Company’s operational performance	Full year goal	142.0	171.0	190.0	2021: 157.0
Revenue	50	Measures management’s ability to grow the top line	Full year goal	1,046.0	1,170.0	1,220.0	2021: 1,046.2
(1)
Adjusted EBITDA is defined as (losses) earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects, as determined by the Committee in its discretion, including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. For a reconciliation of Adjusted EBITDA to net (loss) income, see our earnings release for the fourth quarter and full year ended December 31, 2022 furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 22, 2023.

(2)
For Mr. Eyler, maximum performance results in a 200% payout since he does not participate in the performance modifier applicable to other NEOs, which allow them to earn up to a 200% payout. As a result, he also has a different straight-line interpolation between target and maximum performance.

Company Performance in 2022. The Company’s achievement of the 2022 performance goals and the resulting payout for such weighted factor is set forth below.
–	Adjusted EBITDA (50% weighting) was $142.0 million (rounded up from $141.5 million in the discretion of the Committee), which corresponded to threshold achievement, or a 50% payout.
–	Revenue (50% weighting) was $1,137.8 million, which corresponded to achievement between threshold and target, or an 87% payout.
Objective Bonus Adjustment Policy. The Committee adopts an objective policy each year concurrent with the Senior Level Bonus Plan to address the following unusual or extra-ordinary events (to the extent not already captured in the applicable definitions of the metrics), without limiting the Committee’s ability to apply adjustments in its discretion, under the Senior Level Bonus Plan. The 2022 policy is set forth below:
–
Non-minor acquisition, investments and divestitures that are not addressed in applicable budget are generally excluded. Any acquisition, venture and/or technology investment or divestitures (not included in the applicable budget) during a performance period that is not considered a minor event will be excluded for purposes of determining the achievement of the performance measures. A minor event is defined as any

48 | 2023 PROXY STATEMENT

acquisition, venture, and/or technology investment or divestiture that has first year forecasted revenues of 3% or less of the Company’s Board-approved budget (as revised as of the closing date for such event) for the year in which the event occurs. Minor events will not result in any adjustments to the performance goals, but will be fully included in the actual results.
–
Certain restructuring costs excluded. The Company will exclude from the actual financial results any restructuring costs incurred during the performance period associated with an unplanned, Board-approved restructuring initiative to the extent that such costs were not included in the performance goals.

–	Case-by-case approach to regulatory changes. The Committee will review regulatory changes in the performance period on a case-by-case basis.
–
Adjust for accounting rules and foreign exchange rates. The performance period impact of any changes in accounting principles will be neutralized, and adjustments will be made to neutralize the impact of changes in foreign exchange rates.

–
Case-by-case approach for other items of an unusual nature or of a type that indicates infrequency of occurrence. The Committee will, at its discretion, exclude or otherwise appropriately adjust for all items determined to be of an unusual nature or of a type that indicates infrequency of occurrence as determined by the Committee in its sole discretion.

Team Performance Modifier of Objective Company Strategic Goals for NEOs (Excluding CEO). For each other NEO, objective strategic goals of the Company were established for 2022, based on CEO recommendation and approval by the Committee to align NEO compensation to long-term and strategic directives. Achievement payouts were set for threshold performance for a particular goal (50%) to stretch performance (150%). If at least threshold performance was achieved, in aggregate, based on the Company financial performance metrics, the team performance modifier could increase (but not decrease) earned bonuses up to the maximum bonus opportunity of 200% of target. This approach incentivizes such NEOs to achieve key goals that are part of the Company’s long-term strategic vision, without punishing the NEOs if the stretch and rigorous goals were not achieved. For 2022, the performance modifier was based on the following goals:
–
Automotive New Business Awards (40% weighting), defined as the aggregate projected lifetime revenue of new Automotive awards provided by customers to the Company, with the value based on the price and volume projections received from each customer as of the award date. Gentherm believes that Automotive new business awards are an indicator of future revenue. Threshold, target and maximum performance targets were set, with actual 2022 Automotive new business awards achieved between target and maximum. The Company’s automotive new business awards for 2022 was $1.8B, including Alfmeier. Note that Alfmeier was excluded for purposes of setting the 2022 performance goal and determining the 2022 earned bonus.

–
New Technology Wins (40% weighting), defined as the number of new business awards provided by customers to the Company related to specified new technologies or other related or novel product at the discretion of the Committee. Gentherm believes that new technology awards are an indicator of future business expansion and revenue growth. Threshold, target and maximum performance targets were set, with actual 2022 performance of 6, which reached maximum.

–
Diversity Representation (20% weighting), defined as the percent increase in Director level and above population representation of females globally, and minorities in the US between January 1, 2022 and December 31, 2022. DE&I is central to our human capital strategy described under “Board Matters—Human Capital Management and Corporate Culture—Diversity, Equity and Inclusion”. Threshold, target and maximum performance targets were set, with actual 2022 performance of 3%, which met target.

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2022 Earned Bonus. The following table shows the bonuses earned by our NEOs for 2022 (as a percentage of the target bonus) based on the Company’s actual financial results and taking into account that the objective company strategic goals for the team performance modifier for all NEOs (excluding CEO) were met at their performance levels described above.

Name	Financial Performance Factor (%)	Team Performance Modifier (%)	Earned Bonus (%)
Phillip M. Eyler	68.5	—	68.5
Matteo Anversa	68.5	130.5	89.4
Hui (Helen) Xu	68.5	130.5	89.4
Thomas Stocker(1)	68.5	130.5	89.4
Barbara J. Runyon	68.5	130.5	89.4
(1)	Amounts reported in this table for Mr. Stocker were converted from Euros to US Dollars.
The 2022 earned bonus for each NEO is set forth below.

Name	Base Salary ($)	X	Bonus Target as % of Base Salary (%)	X	Earned Bonus (%)	=	Earned Bonus ($)
Phillip M. Eyler	925,000		125		68.5		792,030
Matteo Anversa	571,095		60		89.4		306,335
Hui (Helen) Xu	456,456		50		89.4		204,036
Thomas Stocker(1)	471,714		50		89.4		210,856
Barbara J. Runyon	432,180		50		89.4		193,184
(1)	Amounts reported in this table for Mr. Stocker were converted from Euros to US Dollars.
We pay bonuses approximately two months after the end of the applicable performance period. Unless the Committee provides for an exception, a participant must be employed on the bonus payment date to receive a bonus.
M&A TRANSACTION CASH BONUS
In February 2023, the Committee approved a special cash bonus for Mr. Anversa and Ms. Runyon of $300,000 and $150,000, respectively, for their extraordinary efforts, leadership and performance in 2022 related to the due diligence, transaction negotiations, pre-closing activities and closing of the Alfmeier acquisition.
EQUITY AWARDS – A STRONG PAY-FOR-PERFORMANCE FOCUS (PSUs), WITH OBJECTIVE COMPANY PERFORMANCE MEASURES, BALANCED WITH LONG-TERM TIME-BASED AWARDS (RSUs)
Annual Grants. Equity awards represent a significant portion of our NEOs’ compensation, as the Committee continues to regard increasing long-term shareholder value as senior management’s primary objective. Our long-term incentive program for senior level participants, including all executive officers, was initially approved in 2018 following significant shareholder engagement and a comprehensive review of our overall compensation program. The 2022 equity awards included 60% of target value being delivered via PSUs and 40% being delivered via RSUs for all NEOs excluding Mr. Eyler, consistent with our equity award program since 2018. However, in 2022, Mr. Eyler’s equity awards included 70% of target value being delivered via PSUs and 30% being delivered via RSUs. Further, the size of the awards depended on the executive’s position and current salary, as well as management’s recommendations, competitiveness in the market, internal pay equity, and other subjective factors deemed relevant by the Committee. We have granted the annual equity awards during the first quarter since 2019.
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Performance-Based Restricted Stock Units (PSUs). A target number of PSUs was granted to each NEO. PSUs ultimately are earned and vest based on three Company performance metrics, and any PSUs earned on any portion of the award vest three years from the grant date.
Metric	% of Grant Value	Definition
Relative TSR	–20%
–Stock price appreciation plus reinvested dividends, versus an established peer group at the end of three years. Relative TSR is effective in aligning our NEOs’ performance with shareholder interests, is objective and rewards participants for performance against peer companies.

		Payout (as a % of Target)	Relative TSR Percent Rank
		Below Threshold (0%) Threshold (50%) Target (100%) Maximum (200%)	<25th 25th 50th >=75th
ROIC	–40%
–Tax affected operating income (gross margin less operating expenses plus any unusual one-time adjustments such as acquisition transaction expenses, with the tax rate normalized for any unusual impacts from tax law changes, updates to accounting standards and other unusual one-time impacts) divided by invested capital (total assets less cash and cash equivalents less total liabilities plus current and long-term debt), measured in 2024. ROIC aligns with our strategy to focus on incentivizing high revenue growth, strong return on investment and significant synergies across the business.

Cumulative Adjusted EBITDA	–40%
–Adjusted EBITDA as defined under the 2022 Senior Level Bonus Plan (see “–Cash Bonus”) over three years. Adjusted EBITDA aligns with our focus on overall sales growth, strong margins and profitable operations.

Relative TSR Comparison Group – Substantially Consistent with 2018-2021. The Committee selected the following companies for Relative TSR comparison purposes, with advice from ClearBridge. The companies chosen reflect companies that are impacted by the same external economic forces as Gentherm. Specifically, companies were identified based on their industry and the correlation of their stock price movement with Gentherm. Given that this comparison group is used for purposes of measuring Relative TSR performance, and not for setting target pay levels, company size was not used as a factor in determining the comparison group. The 2022 peer group was consistent with the 2021 peer group for Relative TSR, except the Committee removed Cooper Tire & Rubber Company following its acquisition by The Goodyear Tire & Rubber Company in 2021.
Adient plc	American Axle & Manufacturing Holdings, Inc.	Aptiv PLC
BorgWarner Inc.	Cooper-Standard Holdings Inc.	Dana Incorporated
Dorman Products, Inc.	Ford Motor Company	Fox Factory Holding Corp.
General Motors Company	Gentex Corporation	LCI Industries
Lear Corporation	Magna International Inc.	Modine Manufacturing Company
Motorcar Parts of America, Inc.	Sensata Technologies Holding plc	Standard Motor Products, Inc.
Stoneridge, Inc.	Superior Industries International, Inc.	Tenneco Inc.
The Goodyear Tire & Rubber Company	THOR Industries, Inc.	Visteon Corporation
Winnebago Industries, Inc.
Time-Based Restricted Stock Units (RSUs). RSUs vest ratably over three years, with one third of RSUs vesting on each anniversary of the grant date.
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2022 Annual Equity Target Values. The Committee determined the target grant values for equity granted in 2022 primarily based on peer group or survey data for similar positions, as well as the executive’s current position and salary. The values listed below represent the target values approved by the Committee and differ from the actual grant date fair values reported in the Summary Compensation Table for 2022.
Name	Target PSUs Relative TSR ($)	Target PSUs ROIC ($)	Target PSUs Adjusted EBITDA ($)	RSUs ($)	Total Target Values ($)
Phillip M. Eyler	560,000	1,120,000	1,120,000	1,200,000	4,000,000
Matteo Anversa	96,000	192,000	192,000	320,000	800,000
Hui (Helen) Xu	72,000	144,000	144,000	240,000	600,000
Thomas Stocker	72,000	144,000	144,000	240,000	600,000
Barbara J. Runyon	60,000	120,000	120,000	200,000	500,000
The target values were divided by the 30-trading day average closing price of our common stock ending on the day immediately preceding the grant date to determine the number of target shares of PSUs and the actual number of RSUs awarded. The grant date for the awards to the NEOs was March 11, 2022, and the 30-trading day average closing price for our common stock ending on March 10, 2022 was $83.96.
As a result, the number of target PSUs and actual RSUs awarded was as follows:
Name	Target PSUs Relative TSR (#)	Target PSUs ROIC (#)	Target PSUs Adjusted EBITDA (#)	RSUs (#)
Phillip M. Eyler	6,670	13,340	13,340	14,295
Matteo Anversa	1,143	2,287	2,287	3,813
Hui (Helen) Xu	858	1,715	1,715	2,859
Thomas Stocker	858	1,715	1,715	2,859
Barbara J. Runyon	715	1,429	1,429	2,385
Objective PSU Adjustment Policy. The Committee adopts an objective policy each year concurrent with its awards of PSUs to address the following unusual or extra-ordinary events (to the extent not already captured in the applicable definitions of the metrics), without limiting the Committee’s ability to apply adjustments in its discretion. The 2022 policy is set forth below:
–
ROIC and Adjusted EBITDA. ROIC and Adjusted EBITDA goals (including threshold, target and maximum goals) and actual ROIC and Adjusted EBITDA achieved will be adjusted by the Committee to reflect the following items:

–
Acquisitions: For any acquisition, venture, and/or technology investment that is not included in the strategic plan during the performance period and that is not considered a minor event (any acquisition, venture, and/or technology investment or divestiture that has first year forecasted revenues of 3% or less of the Company’s Board-approved budget (as revised as of the closing date for such event) for the year in which the event occurs), the performance goals and/or results may be adjusted to account for the impact of the transaction. Specific adjustments will be determined by the Committee on a case-by-case basis considering the specific circumstances and nature of the transaction, and other factors that the Committee deems relevant in its discretion. The Committee will initiate its review within the later of 45 days following the close of the transaction or the next regularly scheduled Committee meeting. Minor events will not result in any adjustments to the performance goals or actual financial results; the events will be fully included in the actual results.

–
Divestments: For any divestiture that is not included in the strategic plan during the performance period and that is not a minor event, performance goals and actual financial results will be adjusted to exclude the divested business for any year without full-year results for the divested business included in the Company’s financial statements.

52 | 2023 PROXY STATEMENT

–
Restructuring costs: The Company will exclude from the actual financial results any restructuring costs incurred during the performance period associated with an unplanned, Board-approved restructuring initiative to the extent that such costs were not included in the performance goals.

–
Regulatory changes: Regulatory changes that occur during the performance period will be reviewed by the Committee on a case-by-case basis (for example, changes in tax regulations/settlements and new tariffs would likely be excluded from the actual financial results but no adjustment would likely be made for the cost of compliance with revised FDA regulations).

–
Changes in accounting rules: The Company will neutralize the impact of any changes in U.S. GAAP or in the Company’s application of U.S. GAAP during a performance period to the extent such impact was not included in the performance goals.

–
Foreign exchange rates: Generally, due to the long-term nature of the performance periods, exclusions for changes to foreign exchange rates will not be considered. The Committee reserves the right to make adjustments in its discretion in the event of large-scale, macroeconomic events that impact currency rates.

–
Items of an unusual nature or of a type that indicates infrequency of occurrence: The Committee will, at its discretion, exclude or otherwise appropriately adjust for all items with respect to a performance period (or any portion thereof) determined to be of an unusual nature or of a type that indicates infrequency of occurrence as determined by the Committee in its sole discretion.

–
Relative TSR. A company that is included in the Relative TSR peer group at the grant date will be removed from the Relative TSR calculation for the Relative TSR period in the event of any of the following events during the Relative TSR period:

–	Business combination: A merger, acquisition or business combination transaction of a peer group company in which such company is not the surviving entity.
–
Going private: In the event of a “going private” transaction or other event involving a peer group company or the liquidation of a peer group company, in each case where the peer group company is not the surviving company or is no longer publicly traded.

–
Bankruptcy: Notwithstanding the foregoing, in the event of a bankruptcy of a peer group company where the peer group company is not publicly traded at the end of the period, such company will remain in the peer group but will be deemed to have a Relative TSR of negative 100%.

As required by the adjustment policy, the Committee reviewed if and how the acquisition of the Alfmeier business in 2022 would be reflected with respect to the 2022 PSU awards. The Committee considered management’s recent perspective on the financial expectations for the Alfmeier business, additional information learned from the initial integration activities and the current macroeconomic environment and industry trends. The Committee determined to adjust the ROIC performance goals to reflect the range of expected return including Alfmeier, but did not adjust the performance goals of Adjusted EBITDA or Relative TSR. The Committee also determined to include the full results of Alfmeier since the acquisition date in calculating actual performance during the performance period.
DEFERRED COMPENSATION PLAN
On December 31, 2018, the Company adopted the Gentherm Incorporated Deferred Compensation Plan, amended and restated effective January 1, 2019 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is intended to provide retirement income benefits to participants, but is not a supplemental executive retirement program or a traditional executive pension plan.
The Deferred Compensation Plan is unfunded and permits participants to make annual elections to defer all or a portion of their base salary and annual bonus for the subsequent year, and to receive employer contributions, which such participants would have been able to make and receive under the Company’s existing Retirement Savings Plan (the “401(k) Plan”) but for certain salary reduction and related limitations of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Compensation Plan provides that a key executive employee selected by the Company will be an eligible employee to participate in such plan. Prior to 2022, Mr. Eyler was the only participant in the Deferred Compensation Plan pursuant to the Eyler DC Agreement described below. Effective as of January 1, 2022, the Company selected all NEOs of the Company other than Mr. Stocker (not a resident of the U.S.) as eligible employees to participate. Accordingly, each such NEO was able to defer all or a portion of base salary and annual bonus as was eligible (at the
53 | 2023 PROXY STATEMENT

Company’s election) to receive employer contributions, if any, under the Deferred Compensation Plan for the 2022 plan year.
Additionally, NEOs, including Mr. Eyler, who elected to participate in the Deferred Compensation Plan received employer contributions representing amounts they would have been able to receive as matching contributions under the 401(k) Plan but for certain salary reduction and related limitations of the Code. Employer contributions in 2022 were as follows: Mr. Eyler, $24,800; Mr. Anversa, $10,644; and Ms. Xu, $6,058.
Performance-Based Deferred Compensation Agreement – Eyler. The Company and Mr. Eyler entered into a Deferred Compensation Agreement effective January 1, 2019 pursuant to which Mr. Eyler is eligible to receive a performance-based award under the Deferred Compensation Plan (the “Eyler DC Agreement”). The Eyler DC Agreement provides that Mr. Eyler is eligible to receive annual incentive contributions based on Company achievement of year-over-year growth in Adjusted EBITDA, defined in the same manner as the Senior Level Bonus Plan, compared to target, and that Mr. Eyler’s maximum annual incentive compensation award under the Eyler DC Agreement is 30% of his base salary in the immediately preceding calendar year.
Mr. Eyler was fully vested in his 2022 award and all prior annual incentive contributions in his account on January 1, 2023 due to his achievement of four years of continuous service from the effective date of the Eyler DC Agreement.
The Company contributed $163,550 to the Deferred Compensation Plan for Mr. Eyler in March 2023, comprised of $138,750 (15% of his 2022 base salary, based on the Committee’s determination of 50% payout of Adjusted EBITDA for 2022, aligned the approved payout for the 2022 Senior Level Bonus Plan) and the $24,800 of employer contributions noted above.
OTHER BENEFITS AND PERQUISITES
The following tables sets forth material additional benefits and perquisites Gentherm provided its NEOs in 2022:
Perquisite/ Benefit	2022 Information
401(k) Plan
– The Company maintains the 401(k) Plan to provide all eligible U.S. employees, including the NEOs other than Mr. Stocker, with a means to accumulate retirement savings on a tax-advantaged basis. For 2022, on a discretionary basis, the Company matched 100% of each employee’s contributions up to a contribution equal to 4% of the employee’s compensation, with such employee contributions subject to IRS limitations. The Company may, but is not required to, make additional discretionary contributions. The Company has not made any discretionary contribution to the 401(k) Plan since its inception.
– Mr. Stocker participates in the same standard retirement benefits scheme as all other employees located in Germany.

Automobile
– The Company believes it is important that our NEOs thoroughly understand our products and are users of our products, in particular since the Automotive segment has been and continues to be our primary market and represents a substantial portion of our revenues.
– The Company provides each NEO with the use of a Company-leased automobile or an automobile allowance and reimbursement of related expenses. Pursuant to the terms of her employment contract and in accordance with market practice for executives on international assignment in China, the Company provides Ms. Xu with a Company-leased automobile and the services of a driver.

Club Memberships
– During 2022, the Company also provided club memberships to Mr. Eyler, which facilitate entertainment of current and potential customers and suppliers and other business associates, and are also used for meeting locations.

Temporary Relocation Benefits
– Ms. Xu is a United States resident whose primary work location has been Shanghai, China since her hiring in August 2019. Pursuant to her employment contract, Ms. Xu receives additional benefits during the term of her international assignment, including tax services support and tax equalization and reimbursement of up to $25,000 annually for education and housing expenses.

SEVERANCE AND CHANGE IN CONTROL BENEFITS
Based on peer group benchmarking conducted by management and following discussions at meetings of the Committee throughout 2020, Gentherm implemented in early 2021 a discretionary severance plan for U.S.-based employees to provide financial assistance to help ease the burden that may result from involuntary termination of employment (the “Severance Plan”) and amended the employment contracts of the NEOs (except Mr. Eyler), all of whom did not previously have severance benefits or enhanced severance benefits upon termination following a change in control (i.e., a double trigger) (collectively, the “Amendments”). The Company did not amend its terms of employment with Mr. Eyler since his
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employment contract includes severance benefits and enhanced severance benefits upon termination following a change in control (i.e., a double trigger).
The Severance Plan provides for the payment, as determined by the Company in its sole discretion on a case-by-case basis, of certain benefits to active full-time or part-time employees, including the NEOs, whose employment is terminated by the Company without “cause” (as defined in the Severance Plan). For Ms. Xu, the Amendments provide that (i) upon the Company’s termination without Cause (as defined in the Severance Plan) or upon a termination by such person for Good Reason (each as defined in such Amendments), the Company will provide the payments and benefits in accordance with the terms and requirements of the Severance Plan and (ii) upon the Company or its successor’s termination without Cause or upon a termination by such person for Good Reason at any time from the signing of an agreement to engage in a Change in Control (as defined in such Amendments) until twelve months after the occurrence of a Change in Control, the Company or its successor will provide enhanced payments and benefits. For Mr. Anversa, who has an employment contract that provides severance benefits, and Mr. Stocker, who has an employment contact governed by German law that provides a notification period for a termination of employment, the Amendments provide for enhanced benefits upon the Company or its successor’s termination without Cause or upon a termination by such person for Good Reason at any time from the signing of an agreement to engage in a Change in Control until twelve months after the occurrence of a Change in Control.
See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the terms of arrangements that provide benefits to the NEOs upon termination of employment with the Company (including upon or subsequent to a change in control), including the employment contracts (some of which reference the Severance Plan) and the Company’s incentive compensation plans and programs.
The Committee believes that the Severance Plan and the Amendments create a stable work environment by providing our executive officers with certain economic benefits in the event their employment is terminated not for cause and further considered these benefits important to attract executive talent to the Company. The Committee further believed the change in control benefits provided by the Amendments are appropriate to allay the uncertainty that executive officers can experience while the possibility of a change in control exists, reinforcing their need to operate in the best interests of the Company and shareholders, and provide incentive to remain at the Company through the desired retention period. The right to receive payments and benefits is subject to the NEO’s delivery and, as applicable, non-revocation of a separation agreement that contains a release of claims against the Company and other third parties.
Other than the Deferred Compensation Plan and the 401(k) Plan described above, the Company does not provide or maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for the NEOs.
PSU AWARDS OUTSTANDING DURING THE YEAR ENDED DECEMBER 31, 2022
The following PSU awards were outstanding during the year ended December 31, 2022:
Award	Relative TSR (20%) Performance Period	ROIC (40%) Performance Period	Adjusted EBITDA (40%) Performance Period
2022 Award	Three-year period ending 3/11/2025	2024	Three-year period ending 12/31/2024
2021 Award	Three-year period ending 3/12/2024	2023	Three-year period ending 12/31/2023
Award	Relative TSR (50%) Performance Period	ROIC (50%) Performance Period
2020 Award	Three-year period ending 3/12/2023	2022
2019 Award	Three-year period ending 2/25/2022(1)	2021
(1)	Mr. Anversa also received a sign-on award in 2019, of which a portion was based on Relative TSR (50%) for the three-year period ending January 2, 2022.
DETERMINATION OF EARNED 2019 PSU AWARDS (ROIC AND RELATIVE TSR)
In March 2022, the Committee determined that: (i) 95% of the ROIC PSUs granted in 2019 (which were held by Mr. Eyler, Mr. Anversa and Ms. Runyon) were earned based on actual ROIC for 2021 of 19.6%, which was slightly below the target performance level (20%); (ii) the Relative TSR PSUs granted in February 2019 (which were held by Mr. Eyler, Mr. Anversa
55 | 2023 PROXY STATEMENT

and Ms. Runyon) were earned at 200% based on Relative TSR performance in the 92nd percentile of the applicable Relative TSR comparison group during the three-year performance period, which was above the maximum performance level (75th percentile); and (iii) the Relative TSR PSUs granted in January 2019 (which were held by Mr. Anversa) were earned at 188% based on Relative TSR performance in the 72nd percentile of the applicable Relative TSR comparison group during the three-year performance period, which was slightly below the maximum performance level (75th percentile).
DETERMINATION OF EARNED 2020 PSU AWARDS (ROIC AND RELATIVE TSR)
2020 PSU awards were held by all NEOs. In March 2023, the Committee determined that: (i) 0% of the ROIC PSUs granted in 2020 were earned based on actual ROIC for 2022 of 7.75%, which was below threshold; and (ii) the Relative TSR PSUs granted in March 2020 were earned at 100% based on Relative TSR performance at the 50th percentile of the applicable Relative TSR comparison group during the three-year performance period, which was 13th out of 25 companies.
2023 COMPENSATION DECISIONS
BASE SALARIES
The Committee approved increases ranging from 4% to 6% for the NEOs.
2023 SENIOR LEVEL BONUS PLAN
The Committee maintained the target bonus (as a percentage of base salary) for Mr. Eyler, focusing his increase in total target compensation through his annual equity target value, as noted below. The Committee approved increased target bonuses (as a percentage of base salaries) to reflect benchmarking and retention: Mr. Anversa, increased from 60% to 80%; Ms. Xu and Mr. Stocker, increased from 50% to 70%; and Ms. Runyon, increased from 50% to 60%.
In 2023, the Committee approved revised incentive plan to mitigate concerns regarding setting performance goals in an environment of continued macroeconomic, geopolitical and industry volatility.

–	All executive officers, including Mr. Eyler, are subject to the same performance goals, with a maximum bonus of 200% of the target bonus
–
The plan includes four performance goals that payout independently, each with a payout at threshold (50%), target (100%) and maximum (200%), and interpolation for achievement in-between, with the following weighting:

○  Adjusted EBITDA (40% weighted) – reduced weighting from 50% in 2022
○  Revenue (20% weighted) – reduced weighting from 50% in 2022
○  Relative Automotive Revenue Growth (20% weight)
■ New performance metric for 2023, to be measured as the Company’s Automotive product revenue growth, adjusted for foreign currency translation, compared to the IHS Markit / S&P Global light vehicle production in the Company’s relevant markets, which include North America, Europe, China, Japan and Korea
■ One of the purposes of this new metric is to neutralize macroeconomic factors beyond management’s control and reward relative performance compared to the Automotive industry
56 | 2023 PROXY STATEMENT

○  Strategic goals (20% weighted)
■ New stand-alone performance metrics, in lieu of using these as a team performance modifier (which was applicable to all NEOs other than Mr. Eyler)
■ Includes three operating goals, including a new ESG metric that supports our long-term carbon reduction targets
EQUITY AWARDS
The Committee approved increased annual equity target values to reflect benchmarking and retention: Mr. Eyler, increased from $4.0 million to $4.5 million; Mr. Anversa, increased from $0.8 million to $1.4 million; Ms. Xu and Mr. Stocker, increased from $0.6 million to $0.7 million; and Ms. Runyon, increased from $0.5 million to $0.6 million.
2023 RSUs continue to represent a weighting of 30% for the CEO and 40% for all other NEOs.
In 2023, the Committee approved a revised PSU program to mitigate concerns regarding setting performance goals in an environment of continued macroeconomic, geopolitical and industry volatility. For the 2023 PSUs (CEO weighting, 70%; all other NEOs, 60%):

–
The plan includes four performance goals that payout independently, each with a payout at threshold (50%), target (100%) and maximum (200%), and interpolation for achievement in-between, with the following weighting:

○  Three-year Cumulative Adjusted EBITDA (40% weighted)
○  Relative TSR (20% weighted)
○ ROIC in 2025 (20% weighted) – reduced weighting from 40% in 2022
○ Three-year average of the annual year-over-year Relative Automotive Revenue Growth (20% weighted) – a new performance metric for 2023 (see “—2023 Senior Level Bonus Plan” for definition)
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PROCESS FOR MAKING COMPENSATION DETERMINATIONS
MANAGEMENT RECOMMENDATIONS ON NON-CEO COMPENSATION MATTERS
In determining the compensation of executive officers other than Mr. Eyler, the Committee receives significant input and recommendations from Mr. Eyler and Ms. Runyon, the Company’s Chief Human Resources Officer. These persons have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team, each person’s individual contribution to the Company’s performance and appropriate alignment with additional human capital management considerations. No executive officer provides input or participates in the deliberation of the Committee with respect to such person’s own compensation. Management also provides the Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. The Committee retains the discretion to modify the recommendations of management and reviews such recommendations for their reasonableness based on individual and Company performance, retention and incentive needs, internal pay equity, shareholder and strategic considerations, succession planning and market information.
The Committee works with management to set the agenda for Committee meetings and regularly invites Mr. Eyler and Ms. Runyon to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management and to review the performance and determine the compensation of Mr. Eyler.
CONTINUING USE OF INDEPENDENT THIRD-PARTY CONSULTANT
For 2022, the Committee re-engaged ClearBridge as its independent compensation consultant to: evaluate and assist in selecting an appropriate peer group; benchmark our executive compensation programs against the peer group and general market survey data; provide input on our executive compensation plan design and equity usage and allocation; assist with the Committee’s compensation risk assessment; and provide information regarding general compensation market trends.
USE OF PEER AND SURVEY DATA TO ENSURE REASONABLE COMPENSATION
The Committee utilized a combination of peer group benchmarking and general market survey data in setting 2022 compensation for Messrs. Eyler and Anversa and only market survey data for the other NEOs. The Committee does not target a certain percentile, but uses the 25th, 50th and 75th percentiles as reference points.
The Committee replaced Shiloh Industries, Inc. (SHLO) with Fox Factory Holdings Corp. (FOXF) in the Company’s peer group for setting 2022 compensation due to Shiloh’s bankruptcy filing in late 2020. The Committee considered the following companies to be comparable to Gentherm based on revenue, enterprise value and industry.
CTS Corporation (CTS)	Dorman Products, Inc. (DORM)	Fabrinet (FN)
Fox Factory Holding Corp. (FOXF)	Gentex Corp. (GNTX)	Kimball Electronics, Inc. (KE)
LCI Industries (LCII)	Littelfuse, Inc. (LFUS)	Methode Electronics, Inc. (MEI)
Modine Manufacturing Company (MOD)	Standard Motor Products, Inc. (SMP)	Stoneridge, Inc. (SRI)
Superior Industries International, Inc. (SUP)
In establishing the 2023 NEO compensation program, the Committee replaced Superior Industries International, Inc. (SUP) with Visteon Corporation (VC) due to Superior’s continued decline in market cap.
58 | 2023 PROXY STATEMENT

COMPENSATION POLICIES
STOCK OWNERSHIP GUIDELINES
Our Chief Executive Officer is required to own shares of our common stock having a value equal to 300% of base salary, and other executive officers and designated employees are required to own shares of our common stock have a value equal to 100% of base salary. Non-executive directors are required to own common stock having a value of at least five times the base annual cash retainer (excluding other additional cash retainers).
The guidelines require that all designated participants retain all shares that vest pursuant to equity awards granted by the Company until the ownership level above is met.
Shares included for compliance include shares held by such person individually, jointly or indirectly with such person’s family members, or in a trust for the economic benefit of the such person or family members, and the value of unvested restricted stock, RSUs and earned (but unvested) PSUs also are included for purposes of the compliance test.
The Committee is responsible for reviewing any non-compliance with the stock ownership requirements and has the discretion to enforce the requirements. Compliance with the stock ownership requirement is computed on or about May 31 each year and is based on the 30-trading day average closing price of our common stock on such date. As of December 31, 2022, no executive officers and one non-executive director (due to the timing of joining the Board) were below the ownership guideline.
COMPENSATION RISK ASSESSMENT
The Committee oversees a risk assessment of the Company’s compensation programs. In 2022, management and ClearBridge reviewed all Company-wide programs and policies, discussed the design features, assessed the levels of risk of such programs and presented key findings and observations to the Committee. The Committee concluded, based on the assessment, that our compensation programs and policies do not encourage excessive risk-taking behaviors that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company’s incentive compensation programs contain appropriate risk mitigation and governance features to align executives with long-term shareholder value creation, including implementation of a clawback policy, stock ownership guidelines and prohibitions on hedging and pledging. The 2022 compensation risk assessment did not include an in-depth review of Alfmeier’s or Dacheng Medical’s compensation policies and practices, given the timing of the acquisition. Gentherm expects to continue to assess Alfmeier’s or Dacheng Medical’s compensation programs from a risk-taking perspective as it is further integrated into the Company’s overall compensation approach and strategy.
TIMING AND PRICING OF EQUITY GRANTS
The Committee does not coordinate the timing of equity grants with the release of material non-public information. The Committee generally grants equity awards for executive officers on an annual basis in the first quarter of the year based upon a pre-determined schedule approximately a year in advance, and for new hires on an ad hoc basis around the hire date.
To minimize the impact of stock price volatility on the size of equity grants to our executive officers in 2022, the Committee divided target award values by the 30-day trailing average closing prices (rather than the grant date closing price) to determine the number of shares underlying each award.
In accordance with the 2013 Equity Plan, the exercise or base price of stock option or stock appreciation rights (“SAR”) awards will be at least 100% of the fair market value of our common stock on the grant date (which is not earlier than the date the Committee approves such award). The Committee is authorized to modify, extend or renew outstanding stock options or SARs or accept the cancellation or surrender of such awards. However, the 2013 Equity Plan prohibits direct repricings (lowering the exercise price of a stock option or the base price of a SAR) and indirect repricings (cancelling an outstanding stock option or SAR and granting a replacement or substitute stock option or SAR with a lower exercise or base price, or otherwise exchanging such awards for cash, stock options, SARs or other awards).
PROHIBITION ON HEDGING AND PLEDGING
In addition to the restrictions set forth in SEC regulations, the Company’s Insider Trading Policy prohibits our employees (including officers) or directors from hedging Company securities. The policy also prohibits pledging Company securities or holding Company securities in a margin account.
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CLAWBACK POLICY
Under the Company’s Clawback Policy, in the event the Company is required to make an accounting restatement to correct an error that is material to its previously issued financial statements under applicable securities laws, and the Committee has determined that any bonus, retention award, or incentive compensation has, based on the erroneous financial statements, been paid to any executive officer who knowingly or through gross negligence engaged in the activity that caused such restatement to be necessary, or who knowingly or through gross negligence failed to prevent such activity, the Committee has the discretion to take such action as it deems necessary to recover the compensation so paid, remedy the misconduct, and prevent its recurrence. The Clawback Policy gives the Committee authority to seek reimbursement of bonuses, retention awards, and other incentive compensation paid to an affected executive officer, cancellation of any equity awards granted to such officer, and reimbursement of any gains realized by such officer on the exercise of rights attributable to such awards. The amount recoverable in each case is limited to the extent to which such bonus, retention award, or amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement. The recovery period under the Clawback Policy is three full years preceding and including the date the Board concludes, or reasonably should have concluded based on evidence available to it, that the Company’s financial statements contained a material error.
Gentherm expects to substantially revise its Clawback Policy in the next 12 months to comply with listing standards to be adopted by Nasdaq as a result of recent SEC rulemaking.
TAX AND ACCOUNTING IMPLICATIONS
DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Section 162(m) of the Code provides that annual compensation in excess of $1 million paid to a “covered employee” (which generally includes the chief executive officer, chief financial officer and certain other current or former named executive officers) is not deductible by the company for federal income tax purposes. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee reserves the right to compensate Company executives in amounts deemed appropriate and competitive, regardless of whether such compensation is deductible for federal income tax purposes. Section 162(m) of the Code is expected to prevent the Company from deducting a portion of the compensation paid to our NEOs in 2023.
NONQUALIFIED DEFERRED COMPENSATION
Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to additional taxes, penalties and interest, unless certain requirements are complied with. The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.
CHANGE IN CONTROL PAYMENTS
If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the Code is reduced (but not below zero) by the amount of the excess parachute payments.
The employment contracts with our NEOs and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. The Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.
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Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) in this proxy statement with management, including Messrs. Eyler and Anversa. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2022 and the proxy statement for the 2023 annual meeting.
The Compensation and Talent Committee
John Stacey, Chair
Charles Kummeth
Betsy Meter
The foregoing report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
61 | 2023 PROXY STATEMENT

Named Executive Officer Compensation Tables
SUMMARY COMPENSATION TABLE FOR 2022
The table below summarizes the total compensation paid to or earned by the NEOs in 2022, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Phillip M. Eyler President and Chief Executive Officer	2022	911,250	—	3,499,553	786,250	205,733	5,408,566
	2021	862,500	—	3,801,502	1,000,500	308,475	5,972,977
	2020	840,000	—	2,650,016	630,000	200,557	4,320,573
Matteo Anversa Executive Vice President of Finance, Chief Financial Officer and Treasurer	2022	555,511	300,000	693,348	306,335	37,025	1,892,219
	2021	537,425	—	712,854	326,340	33,750	1,610,369
	2020	518,000	—	473,260	233,100	143,962	1,368,322
Hui (Helen) Xu Senior Vice President and General Manager, Climate and Comfort Solutions and Managing Director of Asia	2022	442,442	—	520,002	204,036	498,043	1,644,523
	2021	396,550	—	475,223	200,200	258,299	1,330,271
Thomas Stocker(5) Senior Vice President and General Manager, Digital Interiors and Battery Performance Solutions and Managing Director of Europe	2022	467,178	—	520,002	210,620	36,827	1,234,864
	2021	488,685	—	594,118	246,135	32,800	1,361,738
Barbara J. Runyon Senior Vice President, Chief Human Resources Officer and Corporate Communications	2022	427,035	150,000	433,484	193,184	25,800	1,229,503
(1)	Amounts reported reflect special cash bonus in 2022 for Alfmeier transaction.
(2)
Amounts reported reflect the aggregate grant date fair value of RSUs and PSUs granted to the NEOs under the 2013 Equity Plan. For Mr. Eyler for 2022, 30% of the awards are time-vested RSUs and 70% are PSUs. For Mr. Eyler for 2020 and 2021 and for all other NEOs for all applicable years, 40% of the awards are time-vested RSUs and 60% are PSUs. For 2022, 20% of such PSUs are earned based on Relative TSR achievement, 40% are earned based on ROIC achievement and 40% are earned based on Adjusted EBITDA achievement.

Under FASB ASC Topic 718, the provisions of the PSUs that vest upon the achievement of Relative TSR are considered a market condition, and therefore the effect of that market condition is reflected in the grant date fair value for this portion award. A third party was engaged to complete a Monte Carlo simulation to account for the market condition. That simulation takes into account the beginning stock price of our common stock, the expected volatilities for the TSR comparator group, the expected volatilities for the Company’s stock price, correlation coefficients, the expected risk-free rate of return and the expected dividend yield of the Company and the comparator group. The single grant-date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the Relative TSR feature. Therefore, there is no separate maximum grant-date fair value reported with respect to the Relative TSR PSUs.
Each of ROIC and Adjusted EBITDA is considered a performance condition and the grant-date fair value used in this table for ROIC and Adjusted EBITDA PSUs corresponds with management's expectation of the probable outcome of the performance condition as of the grant date. The grant date fair value of these PSUs are calculated as the closing price of our common stock as quoted on Nasdaq on the grant date multiplied by the target number of shares subject to the award. The maximum grant-date fair value for the ROIC and Adjusted EBITDA PSUs granted in 2022 are as follows: Mr. Eyler, $1,829,981 for each measure (compared to $914,991 for each measure in the table); Mr. Anversa, $313,731 for each measure (compared to $156,865 for each measure included in the table); Ms. Xu, $235,264 for each measure (compared to $117,632 for each measure in the table); Mr. Stocker, $235,264 for each measure (compared to $117,632 for each measure in the table); and Ms. Runyon $196,030 for each measure (compared to $98,015 for each measure in the table).
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The grant date fair value of the RSUs are calculated as the closing price of our common stock as quoted on Nasdaq on the grant date multiplied by the number of shares subject to the award.
(3)
Amounts reported for each year reflect non-equity incentive compensation earned in that year, although paid in the subsequent year. Bonuses under the 2022 Senior Level Bonus Plan were paid in March 2023. All amounts reported for 2022, 2021 and 2020 represent payments under the Senior Level Bonus Plan for such year.

(4)	The table below details the amounts reported as all other compensation for 2022.
In connection with her international assignment in China, Ms. Xu’s automobile amount below also includes the services of a driver, and the amounts reported as temporary relocation benefits include tax preparation services and reimbursement for education and housing expenses.
The tax benefits reported below reflect $366,000 in foreign tax obligations and $11,261 in tax equalization payments to Ms. Xu related to her international assignment.
Name	Deferred Compensation Plan ($)	Retirement and HSA Matching ($)	Automobile Lease or Allowance ($)	Mobile Phone Allowance ($)	Membership and Subscription Fees ($)	Temporary Relocation Benefits ($)	Tax Benefits ($)
Phillip M. Eyler	163,550	12,200	24,000	600	5,383	—	—
Matteo Anversa	10,644	13,200	12,581	600	—	—	—
Hui (Helen) Xu	6,058	12,200	41,128	600	—	60,796	377,261
Thomas Stocker	—	16,933	19,894	—	—	—	—
Barbara J. Runyon	—	13,200	12,000	600	—	—	—
(5)
All cash payments reported for Mr. Stocker were paid in Euros and were converted to US Dollars for purposes of this table. In 2022 and 2021, we used the average exchange rate of EUR 1 = 1.09 USD and EUR 1 = 1.183 USD, respectively.

63 | 2023 PROXY STATEMENT

NARRATIVE DISCUSSION OF SUMMARY COMPENSATION TABLE
Employment Contracts
We typically enter into employment contracts with our NEOs that summarize basic terms of their employment, including their initial base salaries, sign-on bonus, if any, benefits and participation in the Senior Level Bonus Plan and long-term incentive program. The employment contracts do not provide for a fixed duration, and our NEOs are at-will employees of the Company.
In 2021, we implemented the Severance Plan for U.S.-based employees and we amended the employment contracts with our NEOs (other than Mr. Eyler) to address severance and change in control termination benefits. See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to our NEOs following a termination of employment under their employment agreements, including as a result of such amendments. The Company did not amend its terms of employment with Mr. Eyler since his employment contract includes severance benefits and enhanced severance benefits upon termination following a change in control (i.e., a double trigger).
NEO	Employment Agreement or Offer Letter
Mr. Eyler
– On September 18, 2017, the Company and Mr. Eyler entered into a written agreement concerning Mr. Eyler’s employment (the “Eyler Contract”).
– The Eyler Contract provides for an initial annual base salary of $750,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 100% of annual base salary, and other ancillary benefits, such as paid vacation, use of a Company-leased automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers.

Mr Anversa
– On October 22, 2018, the Company and Mr. Anversa entered into a written agreement concerning Mr. Anversa’s employment (the “Anversa Contract”).
– The Anversa Contract provides for an initial annual base salary of $500,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 60% of annual base salary, and other ancillary benefits, such as paid vacation, use of a Company-leased automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers.
– The Company reimbursed Mr. Anversa for the costs of relocating his principal residence to the Northville, Michigan area in accordance with the Company’s policy applicable to other Company executive officers. Under the terms of the Anversa Contract, Mr. Anversa received a make-whole bonus of $550,000.

Ms. Xu
– On August 6, 2019, the Company extended a letter of employment to Ms. Xu.
– The Xu offer letter provided an initial base salary of $385,000, eligibility for bonus compensation, with a target bonus of 50% of annual base salary, eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other executive officers, other ancillary benefits, including benefits under the Company’s welfare benefit programs generally as provided to other executive officers. In addition, Ms. Xu received benefits associated with her international assignment, including a car and driver, tax services support and tax equalization to the United States, and up to $25,000 to be used for housing and children’s education benefits.
– Ms. Xu also received a make-whole bonus of $50,000 on the date of hire, and a make-whole equity award of $150,000 in time-based RSUs that vest over three years on the anniversary date of hire.

Mr. Stocker
– On July 5, 2019, Gentherm GmbH and Mr. Stocker entered into a written agreement concerning Mr. Stocker’s employment (the “Stocker Contract”).
– The Stocker Contract provides for an initial annual base salary of €400,000 (approximately $436,000, based on the 2022 average Euro to U.S. Dollar exchange rate of 1.09 in 2022), eligibility for bonus compensation, with a target bonus of 50% of annual base salary and other ancillary benefits, such as paid vacation and use of a Company-owned automobile, generally consistent with those provided to other Company executive officers.

Ms. Runyon
– On June 18, 2018, the Company extended a letter of employment to Ms. Runyon.
– The Runyon offer letter provided an initial annual base salary of $370,000, eligibility for bonus compensation, with a target bonus of 50% of annual base salary, eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other executive officers, other ancillary benefits, including benefits under the Company’s welfare benefit programs, paid vacation, use of a Company-owned automobile, generally consistent with those provided to other Company executive officers.
– Ms. Runyon also received a signing and retention bonus of $250,000 and an initial equity compensation grant of RSUs in the amount of $400,000, 60% of which vest based on company financial measures over the first three years of Ms. Runyon’s employment and 40% of which vest equally over the first three year of Ms. Runyon’s employment without performance conditions.

64 | 2023 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN 2022
The following table provides information about equity and non-equity awards granted to the NEOs in 2022. All equity awards were made under the 2013 Equity Plan.
Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Board Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillip M. Eyler	—	(1)	578,125	1,156,250	2,312,500	—	—	—	—	—
	3/11/2022(2)	3/11/2022	—	—	—	3,335	6,670	13,340	—	689,078
	3/11/2022(3)	3/11/2022	—	—	—	6,670	13,340	26,680	—	914,991
	3/11/2022 (4)	3/11/2022	—	—	—	6,670	13,340	26,680	—	914,991
	3/11/2022 (5)	3/11/2022	—	—	—	—	—	—	14,295	980,494
Matteo Anversa	—	(1)	171,329	342,657	685,314	—	—	—	—	—
	3/11/2022(2)	3/11/2022	—	—	—	572	1,143	2,286	—	118,083
	3/11/2022(3)	3/11/2022	—	—	—	1,144	2,287	4,574	—	156,865
	3/11/2022(4)	3/11/2022	—	—	—	1,144	2,287	4,574	—	156,865
	3/11/2022(5)	3/11/2022	—	—	—	—	—	—	3,813	261,534
Hui (Helen) Xu	—	(1)	114,114	228,228	456,456	—	—	—	—	—
	3/11/2022 (2)	3/11/2022	—	—	—	429	858	1,716	—	88,640
	3/11/2022(3)	3/11/2022	—	—	—	858	1,715	3,430	—	117,632
	3/11/2022(4)	3/11/2022	—	—	—	858	1,715	3,430	—	117,632
	3/11/2022(5)	3/11/2022	—	—	—	—	—	—	2,859	196,099
Thomas Stocker	—	(1)	117,928	235,857	471,714	—	—	—	—	—
	3/11/2022(2)	3/11/2022	—	—	—	429	858	1,716	—	88,640
	3/11/2022(3)	3/11/2022	—	—	—	858	1,715	3,430	—	117,632
	3/11/2022(4)	3/11/2022	—	—	—	858	1,715	3,430	—	117,632
	3/11/2022(5)	3/11/2022	—	—	—	—	—	—	2,859	196,099
Barbara J. Runyon	—	(1)	108,045	216,090	432,765	—	—	—	—	—
	3/11/2022(2)	3/11/2022	—	—	—	358	715	1,430	—	73,867
	3/11/2022(3)	3/11/2022	—	—	—	715	1,429	2,858	—	98,015
	3/11/2022(4)	3/11/2022	—	—	—	715	1,429	2,858	—	98,015
	3/11/2022(5)	3/11/2022	—	—	—	—	—	—	2,385	163,587
(1)
Represents possible payouts under the Company’s 2022 Senior Level Bonus Plan. Threshold performance reflects earned performance at the threshold level for one of the two Company performance metrics. Actual bonuses earned for 2022 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2022.

(2)	PSUs that are earned and vest based on Relative TSR performance metric.
(3)	PSUs that are earned and vest based on ROIC performance metric.
(4)	PSUs that are earned and vest based on Adjusted EBITDA performance metric.
(5)	Time-vested RSUs.
(6)
The PSUs granted on March 11, 2022 that vest based on Relative TSR had a grant-date fair value of $103.31 per target share, as computed under FASB ASC Topic 718 using a Monte Carlo simulation. The PSUs granted on March 11, 2022 that vest based on ROIC and Adjusted EBITDA, and the RSUs granted on March 11, 2022 that are time-vested, have a grant-date fair value of $68.59 per share (per target share, with respect to ROIC and Adjusted EBITDA PSUs), which was the closing price of our common stock as quoted on Nasdaq on the grant date. See Note 2 to the Summary Compensation Table for 2022.

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NARRATIVE DISCUSSION OF GRANTS OF PLAN-BASED AWARDS IN 2022
PSUs – Relative TSR. 20% of the grant value of PSUs awarded to the NEOs in 2022 will be earned and vest based upon Relative TSR, defined as stock price appreciation plus reinvested dividends, versus a custom comparator group at the end of three years, provided such person’s employment is continuing on such earning and vesting date. The beginning stock price for the Relative TSR performance goal is equal to the closing stock price for the Company’s common stock on the Relative TSR PSU’s grant date and will be compared to the 20-trading-day average closing stock price for the common stock ending on the third anniversary of the grant date. The Relative TSR PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.
PSUs – ROIC. 40% of the grant value of PSUs awarded to the NEOs in 2022 will be earned and vest based upon ROIC measured in 2024, provided such person’s employment continues on such earning and vesting date. The ROIC PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.
PSUs – Adjusted EBITDA. 40% of the grant value of PSUs awarded to the NEOs in 2022 will be earned and vest based upon three-year cumulative Adjusted EBITDA, provided such person’s employment continues on such earning and vesting date. The Adjusted EBITDA PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.
Time-Vested RSUs. The time-vested RSUs awarded to the NEOs in 2022 vest in three equal installments on the first through third anniversaries of the grant date, provided such person’s employment continues on the applicable vesting date. Each time-vested RSU represents the right to receive one share of the Company’s common stock upon vesting.
66 | 2023 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022
The following table presents information on the unexercised option awards and unvested stock awards held by the NEOs as of December 31, 2022.
						Stock Awards
		Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Oher Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
Phillip M. Eyler	12/4/2017(1)	134,684	—	35.50	12/04/2024	—	—	—	—
	3/12/2020(2)	—	—	—	—	37,782	2,466,787	51,615	3,369,943
	3/12/2021(2)	—	—	—	—	12,030	785,439	21,652	1,413,659
	3/11/2022(2)	—	—	—	—	14,295	933,321	20,010	1,306,453
Matteo Anversa	3/12/2020(2)	—	—	—	—	1,639	107,010	9,218	601,843
	3/12/2021(2)	—	—	—	—	2,256	147,294	4,060	265,077
	3/11/2022(2)	—	—	—	—	3,813	248,951	3,431	224,010
Hui (Helen) Xu	3/12/2020(2)	—	—	—	—	1,311	85,595	7,375	481,514
	3/12/2021(2)	—	—	—	—	1,504	98,196	2,708	176,805
	3/11/2022(2)	—	—	—	—	2,859	186,664	2,574	168,056
Thomas Stocker	3/12/2020(2)	—	—	—	—	1,639	107,010	9,218	601,843
	3/12/2021(2)	—	—	—	—	1,880	122,745	3,384	220,941
	3/11/2022(2)	—	—	—	—	2,859	186,664	2,574	168,056
Barbara J. Runyon	3/12/2020(2)	—	—	—	—	1,311	85,595	7,375	481,514
	3/12/2021(2)	—	—	—	—	1,504	98,196	2,708	176,805
	3/11/2022(2)	—	—	—	—	2,385	155,717	2,145	140,047
(1)
Outstanding stock options held by the NEOs vested in four equal installments on the first through fourth anniversaries of the grant date, provided such person’s employment was continuing on such applicable vesting date.

(2)
RSUs granted to the NEOs in 2020, 2021 and 2022 vest ratably over three years, with one third vesting on each anniversary of the grant date, in each case provided such person’s employment is continuing on such applicable vesting date.

(3)	Based on the closing price of our common stock as quoted on Nasdaq on December 30, 2022 (the last trading day of 2022), which was $65.29.
(4)
Represents outstanding Relative TSR, ROIC and Adjusted EBITDA PSUs with performance conditions that have not yet been satisfied. The number of PSUs has been calculated for purposes of this table based on the assumption that (i) maximum performance and threshold performance will be achieved for the 2020 Relative TSR and ROIC PSUs, respectively, (ii) maximum performance, threshold performance and threshold performance will be achieved for the 2021 Relative TSR, ROIC and Adjusted EBITDA PSUs, respectively, and (iii) target performance, threshold performance and threshold performance will be achieved for the 2022 Relative TSR, ROIC and Adjusted EBITDA PSUs, respectively. Based on actual 2022 ROIC and actual Relative TSR performance for the periods from March 12, 2020 to March 12, 2023, the Compensation and Talent Committee determined that no 2020 ROIC PSUs were earned and the 2020 Relative TSR PSUs were earned at 100% for the period from March 12, 2020 to March 12, 2023.

67 | 2023 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED IN 2022
The following table provides information on the value realized by the NEOs on the exercise of option awards and the vesting of stock awards in 2022. The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Phillip M. Eyler	27,816	1,842,749	79,262	5,660,446
Matteo Anversa	—	—	24,775	1,783,093
Hui (Helen) Xu	—	—	3,229	212,114
Thomas Stocker	—	—	4,769	308,075
Barbara J. Runyon	—	—	11,736	838,764
(1)	Based on the number of stock options exercised multiplied by the difference between (A) the purchase price received upon sale of the underlying shares and (B) the exercise price.
(2)	Based on the number of RSUs and PSUs vested multiplied by the closing price of our common stock as quoted on Nasdaq on the date of vesting.
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS
The following table provides information on the contributions, earnings, and withdrawals/distributions under the Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation Plan.”
Name	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)(1)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals / Distributions in 2022 ($)	Aggregate Balance as of December 31, 2022 ($)(2)
Phillip M. Eyler	34,055	163,550	(149,986)	—	882,006
Matteo Anversa	69,230	10,644	(1,974)	—	67,255
Hui (Helen) Xu	246,426	6,058	(10,075)	—	236,351
Thomas Stocker	—	—	—	—	—
Barbara J. Runyon	—	—	—	—	—
(1)
Represents Company contributions for the benefit of each NEO to the Deferred Compensation Plan reflecting amounts each NEO would have been able to receive as matching contributions under the 401(k) Plan but for certain salary reduction and related limitations of the Code. For Mr. Eyler, the amount reported also includes $138,750 of Company contributions for the benefit of Mr. Eyler to the Deferred Compensation Plan pursuant to the Eyler DC Agreement for 2022 performance and credited to Mr. Eyler’s account in 2023. These amounts are included in “All Other Compensation” in the Summary Compensation Table for 2022.

(2)
The reported amounts do not take into account the amounts in the “Registrant Contributions in 2022” column in the table above that were accrued during 2022 but were credited to each participant’s account in 2023, but does include the following Company contributions included in the Summary Compensation Table for 2020 and 2021, respectively: $148,200 and $248,200 for Mr. Eyler.

68 | 2023 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
EMPLOYMENT CONTRACTS
We have employment contracts with each of our NEOs that were in effect as of December 31, 2022 and provide for potential payments upon a termination or change in control and, in some cases, acceleration of vesting and extended exercisability of equity awards upon specified events.
For each person, receipt of severance is conditioned upon execution of a general release of claims, which becomes irrevocable, for the benefit of the Company and, for Messrs. Eyler and Anversa, subject to continued compliance with non-competition and non-solicitation requirements for 12 months after the termination of employment.
	Termination without “cause” or by person for “good reason”				Termination without “cause” or by person for “good reason” from signing agreement to 12 months following change in control
	Lump-sum cash payments	Health and welfare benefits	Outplacement services	Acceleration of unvested equity	Lump-sum cash payments	Health and welfare benefits	Outplacement services	Acceleration of unvested equity
Eyler	12 months of salary + 1 year of target bonus+ pro-rata current bonus (min of target bonus)	12 months	50,000	New hire awards Equity scheduled to vest within 12 months	24 months of salary + 2 years of target bonus Pro-rata current bonus (min of target)	24 months	50,000	All
Anversa	12 months of salary + 1 year of target bonus + pro-rata current bonus	12 months	50,000	New hire awards Equity scheduled to vest within 12 months	24 months of salary + 2 years of target bonus	18 months	50,000	New hire awards Equity scheduled to vest within 12 months
Xu	1 year of salary + pro-rata current bonus at target	1 year			2 years of salary + 2 years of target bonus	18 months	—	—
Stocker	Pro-rata current bonus at actual(1)	—	—	—	2 years of salary + 2 years of target bonus	—	—	—
Runyon	1 year of salary + pro-rata current bonus at target	1 year	—	—	2 years of salary + 2 years of target bonus	18 months	—	—
(1)
Mr. Stocker’s employment contact (governed by German law) provides that he is entitled to a prorated bonus in the year of termination and provides for a six-month notification period for a termination of employment. Upon any such termination, he will receive severance in accordance with German law, which is negotiated at the time of termination and is dependent on the specific facts and circumstances at the time of departure.

2022 SENIOR LEVEL BONUS PLAN
Under the terms of the 2022 Senior Level Bonus Plan, NEOs are eligible for the following bonus payments upon a termination for the following events:
Death	Disability (more than 30 days)	Voluntary (no qualified retirement)	Voluntary (qualified retirement)	Cause	Without Cause
Pro rata	Pro rata - for quarters working more than 60 days	None	Committee has discretion to pay either none or pro rata	None	Committee has discretion to pay either none or pro rata
If there is a “change in control” and an NEO is terminated within six months of such change in control for any reason other than for intentional acts of material misconduct or omission in carrying out the duties and responsibilities of such person’s position, a bonus will be paid equal to the target bonus percentage for the performance period in which the change in control occurred multiplied by the greater of the annual base salary in effect on the date of employment termination or the date of the change in control.
69 | 2023 PROXY STATEMENT

EQUITY COMPENSATION PLANS AND AWARD AGREEMENTS
Outstanding awards of restricted stock, PSUs, RSUs and stock options as of December 31, 2022 were granted under the 2013 Equity Plan and the related award agreements, which provide for specified treatment upon a termination for the following events:
Any termination except death (Unvested equity)	Termination other than “for cause” (Vested stock options)	Termination “for cause” (Vested stock options)
Forfeited (except per employment agreement or offer letter)	Exercisable for 90 days after termination (or shorter period for expiration date)	Forfeited
If the NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason” (each as defined in the award agreement) within 12 months of the change in control, the outstanding RSUs will vest as of the termination date. In the event of a “change in control” of the Company (as defined in the 2013 Equity Plan), the number of PSUs that will vest will be calculated based on actual performance through the change in control for PSUs based on Relative TSR, and will be calculated at target for PSUs based on ROIC or Adjusted EBITDA. Such PSUs will vest on the earlier of (i) the normal vesting date or (ii) the termination date if the NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason”.
If the NEO’s employment is terminated due to death or disability prior to the normal vesting date, the unvested RSUs and target PSUs will become vested as of the date of termination of employment.
Notwithstanding the foregoing, the Compensation and Talent Committee retains discretionary authority to accelerate the vesting of outstanding equity awards, in whole or in part, (A) if a termination is due to a participant’s death, permanent disability or retirement, is by the Company or a subsidiary of the Company without cause, or is by agreement of the parties; or (B) upon or in anticipation of a change in control.
DEFERRED COMPENSATION ARRANGEMENTS
The Eyler DC Agreement provides that Mr. Eyler would become immediately vested in all performance-based awards granted under the Deferred Compensation Plan ($692,141 as of December 31, 2022) upon his death or “disability” (as defined in the Deferred Compensation Plan) or upon a “change in control” (as defined in the Deferred Compensation Plan). Due to his achievement of four years of continuous service from the effective date of the Eyler DC Agreement, Mr. Eyler was fully vested in all performance-based awards granted thereunder on January 1, 2023.
CHANGE OF CONTROL/SEVERANCE PAYMENT TABLE
The following table estimates the potential payments and benefits from the Company or its successor (or, in the case of Mr. Stocker, Gentherm GmbH) to the NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2022. These estimates do not reflect the actual amounts that the Company would pay to such persons, which would be calculable only at the time that they become eligible for payment and would be payable only if the specified event occurs.
Items Not Reflected in Table. The table below does not include (1) accrued salary, accrued bonus and paid time off, (2) amounts outstanding under the Company’s 401(k) Plan and (3) the immediate vesting on a change in control of the Company’s annual incentive contributions under the Eyler DC Agreement or the payment of vested amounts that are distributable thereunder upon termination of employment or a change in control.
Other Notes Applicable to Table.
–
The value of the acceleration of PSUs and RSUs is calculated as the closing price of our common stock on Nasdaq on December 30, 2022 ($65.29), the last trading day of 2022, multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2022.

–
The value of the acceleration of stock options is calculated as (A) the difference between (i) the closing price of our common stock on Nasdaq on December 30, 2022 ($65.29) and (ii) the exercise or base price of the stock options (B) multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2021 (with negative amounts treated as having zero value).

–	The table does not reflect the intrinsic value of vested stock options, which could be calculated using the information set forth in Outstanding Equity Awards at December 31, 2022 table.
70 | 2023 PROXY STATEMENT

–
Under the 2013 Equity Plan, the Compensation and Talent Committee has the authority to accelerate in full the vesting of the unvested portion of outstanding equity awards held by the NEOs; the table assumes the Compensation and Talent Committee does not utilize such discretion.

–
Under the 2022 Senior Level Bonus Plan, the Compensation and Talent Committee has discretion to pay pro rata bonuses in certain circumstances; the table assumes the Compensation and Talent Committee does not utilize such discretion.

–	For a termination following a change in control, the table below assumes the change in control event and the termination event occurs as of December 31, 2022.
Executive	Payments Upon Termination	Termination without Cause or for Good Reason ($)	Change in Control plus Termination without Cause or for Good Reason ($)
Phillip M. Eyler	Severance amount	3,312,913(1)	5,419,577(2)
	Equity incentives (vesting accelerated)	3,998,947(3)	9,374,409(4)
	Total	7,311,861	14,793,986
Matteo Anversa	Severance amount	1,320,547(1)	1,898,711(2)
	Equity incentives (vesting accelerated)	745,089(3)	1,764,659(4)
	Total	2,065,637	3,663,371
Hui (Helen) Xu	Severance amount	936,561(1)	1,404,842(2)
	Equity incentives (vesting accelerated)	—	1,305,497(4)
	Total	936,561	2,710,339
Thomas Stocker(5)	Severance amount	235,857(6)	1,415,141(2)
	Equity incentives (vesting accelerated)	—	1,505,853(4)
	Total	235,857	2,920,994
Barbara J. Runyon	Severance amount	887,404(1)	1,331,107(2)
	Equity incentives (vesting accelerated)	—	1,221,612(4)
	Total	887,404	2,552,718
(1)	Represents cash severance benefits per the employment contracts.
(2)	Represents enhanced cash severance in the event of a termination in the first 12 months following a change in control per the employment contracts.
(3)	Represents the acceleration of unvested equity per the Eyler and Anversa Contracts, as applicable. Assumed PSUs that vest within 12 months of separation will be valued at target.
(4)
Reflects accelerated vesting of RSUS and PSUs in the event of a termination in the first 12 months following a change in control under the award agreements, with the number of PSUs based on actual performance through the change in control for PSUs based on Relative TSR and at target for PSUs based on ROIC. For Messrs. Eyler and Anversa, also includes the acceleration of unvested equity upon termination without cause or for good reason under the Eyler Contract and the Anversa Contract, respectively.

(5)	Amounts reported in this table for Mr. Stocker were converted from Euros to US Dollars using the 2022 average exchange rate of EUR 1 = 1.09 USD.
(6)
Mr. Stocker’s employment contact (governed by German law) provides that he is entitled to a prorated bonus in the year of termination and provides for a six-month notification period for a termination of employment. Upon any such termination, he will receive severance in accordance with German law, which is negotiated at the time of termination and is dependent on the specific facts and circumstances at the time of departure.

71 | 2023 PROXY STATEMENT

Pay Versus Performance
We are providing the following information about the relationship between executive compensation actually paid (CAP) and certain financial performance of the Company as required by SEC rules. Please see “Compensation Discussion and Analysis” for discussion of our compensation philosophy and how the Compensation and Talent Committee structures our compensation program with performance-based and at-risk target compensation to motivate and reward the achievement of performance-based financial and other goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation and Talent Committee has not used or considered CAP previously in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis” section above, the PSUs are subject to multi-year performance conditions tied to relative and absolute performance metrics and all of the RSUs and PSUs are subject to time vesting conditions. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.
PAY VERSUS PERFORMANCE TABLE
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in millions)(7)	Adjusted EBITDA ($ in millions)(8)
					Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2022	5,408,566	(1,128,863)	1,505,277	347,099	147.08	104.59	24.4	129.8
2021	5,972,977	10,669,937	1,470,524	1,525,029	195.76	142.18	93.4	157.0
2020	4,320,573	10,386,392	1,437,158	2,363,731	146.92	117.51	59.7	139.9

(1)
Reflects the amount reported in the “Total” column of the Summary Compensation Table for Mr. Eyler for each corresponding year. See “Named Executive Officer Compensation Tables – Summary Compensation Table for 2022”.

(2)
Amounts reported reflect CAP for Mr. Eyler, as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts do not reflect the actual amount of compensation earned by or paid to Mr. Eyler during the applicable year. The adjustments below were made to Mr. Eyler’s total compensation for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Reported Summary Compensation Table Total for PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Award Adjustments ($)(b)	Equals	CAP for PEO ($)(c)
2022	5,408,566	-	3,499,553	+	(3,037,876)	=	(1,128,863)
2021	5,972,977	-	3,801,502	+	8,498,462	=	10,669,937
2020	4,320,573	-	2,650,016	+	8,715,835	=	10,386,392

(a)
Amounts reflect the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. No amounts were reported in the “Option Awards” column in the Summary Compensation Table for any applicable year.

72 | 2023 PROXY STATEMENT

(b)
The equity award adjustments were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year. No awards were granted and vested in same year for any applicable year and no dividends or other earnings were paid on awards in any applicable year. The fair values of RSUs and PSUs included in the CAP to our PEO and the Average CAP to our other NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in our Annual Report on Form 10-K for 2022. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Any changes to the RSU and PSU fair values from the grant date (for current year grants) and from prior year-end (for prior year grants) are based on our updated stock price at the respective measurement dates, and for PSUs (ROIC/Adjusted EBITDA), updated Company performance metric projections. The amounts deducted or added in calculating the equity award adjustments for Mr. Eyler are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value to the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)
2022	3,301,437	(4,762,929)	(1,576,365)	—	(3,037,876)
2021	4,220,264	3,095,408	1,182,790	—	8,498,462
2020	5,177,167	2,644,193	3,036	—	8,715,835
(3)
Reflects the average amount reported in the “Total” column of the Summary Compensation Table for our other NEOs as a group (excluding Mr. Eyler) for each corresponding year. See “Named Executive Officer Compensation Tables – Summary Compensation Table for 2022”. The names of each of the other NEOs (excluding Mr. Eyler) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mr. Anversa, Ms. Runyon, Mr. Stocker and Ms. Xu; (ii) for 2021, Mr. Anversa, Matthew Fisch, Mr. Stocker, Ms. Xu and Paul Giberson; and (iii) for 2020, Mr. Anversa, Mr. Fisch, Mr. Giberson and Yijing Brentano.

(4)
Amounts reported reflect CAP for the other NEOs as a group (excluding Mr. Eyler), as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts do not reflect an average of the actual amount of compensation earned by or paid to the other NEOs as a group (excluding Mr. Eyler) during the applicable year. The adjustments below were made to the average total compensation for the NEOs as a group (excluding Mr. Eyler) for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)	Plus	Average Equity Award Adjustments ($)(a)	Equals	Average CAP for Non-PEO NEOs ($)
2022	1,505,277	-	541,709	+	(442,919)	=	347,099
2021	1,470,524	-	546,528	+	601,033	=	1,525,029
2020	1,437,158	-	459,696	+	1,386,269	=	2,363,731

(a)
See note (b) to footnote (2) above for an explanation of the equity award adjustments made in accordance with Item 402(v) of Regulation S-K. The amounts deducted or added in calculating the total average equity award adjustments for the other NEOs as a group (excluding Mr. Eyler) are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Change in Fair Value to the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2022	511,662	(722,490)	(232,091)	—	(442,919)
2021	501,219	364,738	65,858	(330,782)	601,033
2020	925,406	457,209	3,654	—	1,386,269
(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Historical stock performance is not necessarily indicative of future stock performance.

73 | 2023 PROXY STATEMENT

(6)	Represents the TSR for the Dow Jones US Auto Parts Index, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
(7)	Amounts reflect the net income as reported in the Company’s audited consolidated financial statements for the applicable year.
(8)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives and other non-recurring adjustments as determined by the Compensation and Talent Committee, in its discretion. We may calculate Adjusted EBITDA differently in future years.

COMPANY SELECTED MEASURE
We have presented Adjusted EBITDA as the Company-selected measure in the table above in accordance with Item 402(v) of Regulation S-K. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link CAP for the Company’s NEOs to Company performance for the most recently completed year that is not otherwise required to be disclosed in the pay versus performance table above. In identifying Adjusted EBITDA as the most important performance measure used by the Company to link CAP for the NEOs to performance for 2022, we considered that (1) the cash bonuses earned by our NEOs under the 2022 Senior Level Performance Bonus Plan were based on the achievement of two financial performance metrics—Adjusted EBITDA and revenue—equally weighted (plus a performance modifier based on objective strategic goals of the Company that may increase earned bonuses for the NEOs other than Mr. Eyler) and (2) 60-70% of the target value of the 2022 equity awards granted to our NEOs was delivered via PSUs, with 40% of the target value of such PSUs being earned based on our three-year, cumulative Adjusted EBITDA. We may determine a different financial performance measure to be the most important financial performance measure in future years.
FINANCIAL PERFORMANCE MEASURES
As described in “Compensation Discussion and Analysis,” a significant portion of the NEO pay is performance-based and at-risk, consistent with the compensation philosophy established by the Compensation and Talent Committee. Our NEO compensation program rewards the achievement of specific short-term (annual) and long-term financial and other goals, which are aligned with our operational and strategic goals. The most important financial performance measures used by the Company to link CAP for the Company’s NEOs to the Company’s performance for the most recently completed year are shown below.
Most Important Performance Measures
Adjusted EBITDA	Relative TSR*
Revenue	Return on Invested Capital (ROIC)

*	Reflects the Company’s TSR compared to a peer group established by the Compensation and Talent Committee.
ANALYSIS OF INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
The Company is providing the following graphs regarding the relationships between information presented in the Pay versus Performance table, including CAP, as required by Item 402(v) of Regulation S-K. The Compensation and Talent Committee utilizes several performance measures to align executive compensation with Company performance, and only some of those Company measures are presented in the pay versus performance table above and the graphs below. The Compensation and Talent Committee has not used or considered CAP previously as computed in accordance with Item 402(v) of Regulation S-K to set target compensation amounts or align our NEO compensation to Company performance. See “Compensation Discussion and Analysis” for a discussion of how the Compensation and Talent Committee designs our compensation program and sets target compensation amounts.
74 | 2023 PROXY STATEMENT

CAP AND CUMULATIVE TSR
The CAP for Mr. Eyler and the average CAP for the Company’s other NEOs as a group (excluding Mr. Eyler) for 2020, 2021 and 2022 is presented in comparison to the Company’s cumulative TSR for the three years presented in the Pay Versus Performance Table above in the table below.

CAP AND NET INCOME
The CAP for Mr. Eyler and the average CAP for the Company’s other NEOs as a group (excluding Mr. Eyler) for 2020, 2021 and 2022 is presented in comparison to the Company’s net income over such periods in the table below.

75 | 2023 PROXY STATEMENT

CAP AND ADJUSTED EBITDA
The CAP for Mr. Eyler and the average CAP for the Company’s other NEOs as a group (excluding Mr. Eyler) for 2020, 2021 and 2022 is presented in comparison to the Company’s Adjusted EBITDA over such periods in the table below.

CUMULATIVE TSR OF THE COMPANY AND THE DOW JONES US AUTO PARTS INDEX
The Company’s cumulative TSR for the three years presented in the Pay Versus Performance Table above is presented in comparison to the Dow Jones US Auto Parts Index (the peer group presented for this purpose) for the same periods in the table below.

This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
76 | 2023 PROXY STATEMENT

CEO Pay Ratio
GENTHERM EMPLOYEE POOL
The general profile of our global workforce is largely based on our manufacturing footprint. Approximately 95% of our workforce is located outside of the United States, with 87% of our workforce located in countries with relatively low prevailing wages, namely China, Czech Republic, North Macedonia, Mexico, Ukraine and Vietnam. In addition, most of our employees are direct labor workers, meaning they work on our assembly lines or otherwise on the factory floor. We strive to create a competitive compensation program for each position in each of our geographic locations, so our compensation program varies significantly depending on pay practices in each local market.
As of December 31, 2022, our employee population was distributed as follows (all numbers are approximate)(1):
China	2,070
Czech Republic	351
North Macedonia	2,503
Mexico	5,047
Ukraine	1,761
Vietnam	986
Total of Above Low Prevailing Wage Countries	12,718
All Other Countries	1,850
Total	14,568
(1)
The employee population includes all employees of the Company, including the acquired employees of Alfmeier and Dacheng Medical in 2022. However, given the timing of the Acquisitions, the 2,048 total employees of Alfmeier and Dacheng Medical were excluded for purposes of whether to utilize the same median employee for 2022 and for determining the median employee in 2022.

As a result, the factors that influence the target and earned compensation of our Chief Executive Officer are significantly different from the factors that generally influence the compensation of our workforce. Our compensation practices vary from country to country to ensure alignment with local regulatory and market practices where we operate. Within each country, compensation is driven by responsibilities and accountabilities, skill level and other job-based factors. Given the large majority of our employees are performing jobs requiring lower-skill sets within countries having relatively low prevailing wages, we consistently find that our median employee necessarily is part of that group.
CEO ANNUAL TOTAL COMPENSATION
Mr. Eyler’s annual total compensation for 2022 was $5,408,566 as reported in the “Total” column of our Summary Compensation Table for 2022.
PAY RATIO
SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, our reported pay ratio may not be comparable to the pay ratio reported by other companies.
For 2022, our last completed year, the annual total compensation of the median employee of the Company (other than our Chief Executive Officer) was $13,051; consequently, for 2022 the ratio of the annual total compensation of Mr. Eyler, our Chief Executive Officer, to the annual total compensation of our median employee was 414 to 1.
Our median employee in 2020, 2021 and 2022 was a full-time employee located in China who remained in the same position for all of 2022.
The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States, as well as the competitive market for senior executive talent in the United States. We believe it is useful to understand the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee solely based on full-time employees in the United States.
For 2022, the annual total compensation of such median United States full-time employee (other than our CEO) was $87,525 and the ratio of the 2022 annual total compensation of Mr. Eyler to the total annual total compensation of such United States full-time employee was 62 to 1.
77 | 2023 PROXY STATEMENT

METHODOLOGY USED TO DETERMINE MEDIAN EMPLOYEE AND ANNUAL TOTAL COMPENSATION OF MEDIAN EMPLOYEE/CEO
The rules pertaining to this CEO Pay Ratio disclosure permit us to use that same median employee for up to three years. During 2022, there were no changes in our legacy Gentherm employee population or employee compensation arrangements that we believed would significantly impact our pay ratio disclosure. Consequently, we did not identify a new median employee for 2022.
We are required to identify our median employee based on our worldwide workforce, without regard to their location, compensation arrangements or full-time or part-time employment status. For 2020, to identify our median employee, our Human Resources departments at each of our locations gathered employment data on every employee as of December 31, 2020. We used target total cash compensation (base cash compensation plus target bonus for eligible employees) and converted all amounts from each employee’s local currency to U.S. Dollars, without making cost-of-living adjustments. We determined that using annual base salary and target bonus level was a reasonable and appropriate compensation measure because cash-based compensation is distributed widely to our entire employee population. We generated a list of employees with the same level of target total cash compensation at the median. From that subset, we excluded employees who are no longer with the Company, at retirement age or were not employed by the Company for the full year. We further reduced that group to 10 employees using random sampling, ultimately identifying the median of that subset.
We applied the same methodology to identify our median United States full-time employee, except that we limited our employee population to full-time employees based in the United States and, on that basis, only one employee was identified at the median based on target total cash compensation.
For 2022, we gathered all other compensation elements, including overtime pay, position and shift premiums, productivity and other site-specific bonuses, allowances, and benefit payments made directly to our median employee and our median United States full-time employee in 2022, then calculated each such employee’s annual total compensation in the same manner used to calculate the amounts reported in the “Total” column of our Summary Compensation Table for 2022 for our NEOs.
78 | 2023 PROXY STATEMENT

Related Person Transactions
POLICIES AND PROCEDURES
Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of the Company’s last completed year, and any immediate family member of such person.
Pursuant to the Audit Committee charter and our Corporate Governance Guidelines, all proposed related person transactions must be submitted to the Audit Committee for approval, and only those related person transactions approved by the Audit Committee may be consummated. The Audit Committee approves only those transactions that are on terms comparable to, or more beneficial to the Company than, those that could be obtained in arm’s length dealings with an unrelated third party and that are otherwise in the best interests of the Company and its shareholders. If a director sitting on the Audit Committee or the Compensation and Talent Committee has any interest in a related person transaction presented to such Committee for approval, such director must abstain from the vote on whether to approve the transaction. The policy further requires that all related person transactions be disclosed to the full Board and, to the extent required by SEC rules, in our filings with the SEC.
2022 RELATED PERSON TRANSACTIONS
There were no related person transactions required to be reported for 2022.
79 | 2023 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of March 20, 2023 by (A) each of the directors, director nominees and NEOs, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of March 20, 2023, there were 33,257,329 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.
Name of Beneficial Owner	Shares Owned(1)	Right to Acquire(2)	Total	Aggregate Percent of Class
Sophie Desormière	28,127	—	28,127	*
Philip Eyler	117,352	134,683	252,035	*
David Heinzmann	7,189	—	7,189	*
Ronald Hundzinski	21,087	—	21,087	*
Charles Kummeth	11,761	—	11,761	*
Betsy Meter	5,488	—	5,488	*
Byron Shaw II	24,573	—	24,573	*
John Stacey	12,936	—	12,936	*
Matteo Anversa	33,368	—	33,368	*
Hui (Helen) Xu	13,465	—	13,465	*
Thomas Stocker	9,923	—	9,923	*
Barbara Runyon	23,878	—	23,878	*
Executive officers and directors as a group (16 persons)	369,412	134,683	504,095	*
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,286,568	—	5,286,568	15.9%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	3,626,493	—	3,626,493	10.9%
*	Less than one percent.
(1)
Amounts include the following number of unvested shares of restricted stock as of March 20, 2023: Ms. Desormière, Mr. Heinzmann, Mr. Hundzinski, Mr. Kummeth, Ms. Meter, Dr. Shaw and Mr. Stacey: 1,700 shares each; and all executive officers and directors as a group, 11,900 shares.

(2)	Amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of March 20, 2023 and RSUs scheduled to vest within 60 days of March 20, 2023.
(3)
Based on Schedule 13G/A filed with the SEC on January 26, 2023. This report includes holdings of various subsidiaries of the holding company, and includes ownership of more than 5% of our common stock by Blackrock Fund Advisors, and iShares Core S&P Small-Cap ETF. BlackRock, Inc. has sole power to vote 5,248,408 shares and sole power to dispose 5,286,568 shares.

(4)
Based on Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group, Inc. has shared power to vote 55,549 shares, sole power to dispose 3,538,591 shares and shared power to dispose 87,902 shares.

80 | 2023 PROXY STATEMENT

Audit Committee Report
The Board has determined that each member of the Audit Committee is independent under the applicable rules and regulations of Nasdaq and the SEC. The Committee operates under a written charter approved by the Board, which the Committee and the Board review annually. The charter is posted on the Company’s website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.
As described more fully in its charter, the Audit Committee’s purpose is to assist the Board in generally overseeing the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and to appoint, retain, compensate, and oversee the work of our independent registered public accounting firm. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding the services of our independent registered public accounting firm.
The Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. Our independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing its opinions thereon.
KEY RESPONSIBILITIES
Ernst & Young LLP (“Ernst & Young”) was the Company’s independent registered public accounting firm for 2022. Relating to the Company’s financial statements for 2022, among other matters, the Audit Committee:
–	Reviewed and discussed with management and Ernst & Young the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.
–	Periodically reviewed and discussed with management and Ernst & Young the Company’s earnings press releases, earnings guidance and the use of non-GAAP information.
–	Reviewed and discussed with Ernst & Young the overall scope and plans for its audit for 2022.
–
Reviewed and discussed with management and Ernst & Young the audited consolidated financial statements, and Ernst & Young’s opinion thereon, included in the Form 10-K for 2022 filed with the SEC and the 2022 annual report to shareholders.

–
Reviewed and discussed with management the Company’s significant accounting policies and key judgments, and changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements.

–
Reviewed with management and Ernst & Young significant risks and exposures identified by management and the overall adequacy and effectiveness of the Company’s legal, regulatory and compliance programs.

–
Reviewed and discussed with management its assessment and report, and reviewed and discussed with Ernst & Young its opinion, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

–	Discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
–
Received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and discussed with Ernst & Young its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services was compatible with the auditors’ independence under current guidelines.

81 | 2023 PROXY STATEMENT

RECOMMENDATION OF AUDIT COMMITTEE
Based on the foregoing matters, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for 2022, which was filed with the SEC on February 24, 2023. The Audit Committee also appointed Ernst & Young to serve as the Company’s independent registered public accounting firm for 2023.
This report has been furnished by the members of the Audit Committee.
Audit Committee

Betsy Meter, Chair
David Heinzmann
Ronald Hundzinski
82 | 2023 PROXY STATEMENT

Audit Committee Matters
PRE-APPROVAL POLICIES AND PROCEDURES
It is the Audit Committee’s policy and practice to review and approve in advance all services and fees, audit and non-audit, to be rendered by the Company’s independent registered public accounting firm. In pre-approving such services, the Audit Committee must consider whether the provision of services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. If a product or service arises that has not been pre-approved by the Audit Committee, the Audit Committee has delegated to the Chair of the Audit Committee the authority to consider and pre-approve any such product or service between regular meetings of the Audit Committee. Any interim approvals granted by the Chair of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The Audit Committee retained Ernst & Young to audit the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting, as of and for the years ended December 31, 2022 and 2021. The following table sets forth the fees that Ernst & Young billed for their audit and other services in 2022 and 2021. The Audit Committee approved all of the services described below in conformity with its pre-approval policies and procedures described above.
	2022 ($)	2021 ($)
Audit Fees(1)	1,553,148	1,365,274
Audit-Related Fees(2)	419,800	74,965
Tax Fees(3)	263,231	168,909
All Other Fees(4)	—	6,000
Total Fees	2,236,179	1,615,148
(1)
Audit fees in 2022 and 2021 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, the review of quarterly financial statements and for services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees in 2022 and 2021 consisted of fees related to accounting for accounting matters related to unique transactions occurring throughout the year related to the United States and Europe.
(3)	Tax fees in 2022 and 2021 consisted primarily of fees related to tax compliance and tax advice.
(4)	All other fees in 2022 and 2021 consisted of fees for services not contained in the above categories and include permissible advisory services.
83 | 2023 PROXY STATEMENT

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm for 2023
In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm.
The Audit Committee conducted a competitive process to select the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2020, and the Audit Committee ultimately selected and appointed Ernst & Young and such relationship continued through 2022. For the reasons noted below, the Audit Committee has reappointed Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
SUPPORT FOR RECOMMENDATION
In determining that retaining Ernst & Young for 2023 was in the best interests of the Company and its shareholders, the Audit Committee reviewed:
–	Efficiencies of continued engagement – The Audit Committee, management and Ernst & Young have invested significant time, resources and money to ensure a successful transition and ongoing engagement.
–	Audit effectiveness – Ernst & Young’s performance on the Company’s audit and non-audit work for 2022 and management’s assessment of such performance.
–
Expertise and industry knowledge – Ernst & Young’s qualifications, independence, capabilities, and expertise, evident through its audit planning and reports, industry knowledge, resources and staffing, objectivity and professional skepticism.

–	External data on audit quality and performance – Results of recent PCAOB reports on Ernst & Young and peer firms and improvements made from period to period.
–
Reasonableness of fees – The terms of the audit engagement, including the reasonableness of audit and non-audit fees charged taking into account the breadth and complexity of services provided, as well as the efficiency achieved in performing such services.

–	Communication – The quality of Ernst & Young’s communications to and interactions with the Audit Committee at meetings and the Chair of the Audit Committee between meetings.
–
Ratification Proposal at 2022 Annual Meeting – At the 2022 annual meeting, over 99% of shareholder votes supported the ratification of the appointment of Ernst & Young to serve as our independent registered public accounting firm for 2022.

ADVISORY VOTE
As the Audit Committee appoints our independent registered public accounting firm, your ratification of the appointment of Ernst & Young is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the shareholders ratify the appointment of Ernst & Young, the Audit Committee may in its sole discretion terminate the engagement of Ernst & Young and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.
Representatives of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from shareholders.

84 | 2023 PROXY STATEMENT

Proposal No. 3—Advisory Vote on Named Executive Officer Compensation
The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our NEOs, as disclosed in this proxy statement in accordance with SEC rules, commonly known as a “say-on-pay” proposal. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14A of the Exchange Act.
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, a majority of shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which is being voted upon at the annual meeting pursuant to Proposal No. 4 below.
SUPPORT FOR RECOMMENDATION
As described in detail under the heading “Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate, and retain our NEOs, who are critical to our success, and to ensure alignment of such persons’ interests with those of our shareholders. Under this program, our NEOs are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation and Talent Committee regularly reviews the compensation programs for our NEOs to ensure the fulfillment of our compensation philosophy and goals.
At the 2022 annual meeting, approximately 96% of shareholder votes supported our advisory proposal on NEO compensation. Our 2022 NEO compensation program reflected a substantial continuation of our 2021 program design. The Compensation and Talent Committee believes that it established reasonable total target compensation for our NEOs based on appropriate benchmarking and other relevant considerations, and ensured that performance-based compensation represented a significant portion or total target compensation. See “Compensation Discussion and Analysis” and the “Named Executive Officer Compensation Tables” for additional details about our NEO compensation program, including information related to the NEO compensation determinations for 2022.
We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
ADVISORY VOTE
The say-on-pay vote is advisory and therefore not binding on the Company, the Compensation and Talent Committee or the Board. We value the opinions of our shareholders, and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

85 | 2023 PROXY STATEMENT

Proposal No. 4—Advisory Vote on the Frequency of an Advisory Vote on
Named Executive Officer
Compensation
SUPPORT FOR RECOMMENDATION
At the 2017 annual meeting, our shareholders voted overwhelmingly in favor of an advisory vote on compensation every year, which was aligned with the Board recommendation. We are required to ask our shareholders every six years to vote on whether to seek an advisory vote on the compensation of our NEOs once every one, two or three years.
After considering the matter, the Board has reconfirmed its support for an advisory vote on NEO compensation every one year as the most appropriate alternative for the Company. In addition to our regular shareholder outreach, an annual advisory vote on NEO compensation allows our shareholders to provide us with timely feedback on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. Additionally, an annual advisory vote on NEO compensation is consistent with the annual performance goals used in part to evaluate and compensate our NEOs.
ADVISORY VOTE
The vote on the frequency of advisory votes on NEO compensation is not binding on the Board or the Company in any way. Therefore, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on NEO compensation more or less frequently than the option approved by our shareholders. We value the opinions of our shareholders and will carefully consider our shareholders’ preference.

86 | 2023 PROXY STATEMENT

Proposal No. 5—Approval of the
Gentherm Incorporated 2023 Equity Incentive Plan
Our 2013 Equity Incentive Plan terminates on May 16, 2023 and no equity awards may be granted thereafter under such plan. Accordingly, on March 27, 2023, upon the recommendation of the Compensation and Talent Committee, the Board adopted the Gentherm Incorporated 2023 Equity Incentive Plan (the “2023 Equity Plan”), subject to the approval of Gentherm’s shareholders. Gentherm’s shareholders are being asked to approve the 2023 Equity Plan at the annual meeting.
The Board believes that it is in the best interests of the Company and its shareholders for the Company to be able to continue to offer equity awards to employees (including officers and directors who are also employees), non-employee directors, consultants and advisors of the Company and its subsidiaries (each a “Participant” and collectively the “Participants”).
The 2023 Equity Plan provides for the following terms:
–	Plan Term. The term of the plan is ten years from shareholder approval, which would be May 23, 2033 if approved at the annual meeting.
–
Award Types. Stock options (including nonqualified stock options and incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance stock units, performance units, and other awards based on or related to shares of common stock (each an “Award” and collectively the “Awards”).

–
Available Shares. The number of shares of common stock that may be issued pursuant to Awards under the 2023 Equity Plan is (i) 3,730,000 shares of common stock, plus (ii) shares of common stock subject to outstanding Awards under the 2013 Equity Plan (as of the effective date of the 2023 Equity Plan) that, after such effective date, are forfeited, surrendered, terminated (other than by exercise), cancelled, lapsed or reacquired by the Company prior to vesting, without the delivery of any shares of common stock, and otherwise comply with the recycling provisions of the 2013 Equity Plan and 2023 Equity Plan (the “Share Limit”).

–
Share Counting. Awards of stock options and stock appreciation rights count against the Share Limit as 1.00 share of common stock for each share of common stock covered by such Awards and all other Awards payable in shares of common stock will count against the Share Limit as 1.85 shares of common stock for each share of common stock covered by such Awards.

–	Minimum Vesting. New Awards have a minimum vesting period of one year from the grant date, with an exception for shares representing 5% of the Share Limit and substitute awards from an acquisition.
–	Other. See “—The 2023 Equity Plan Includes Significant Compensation and Governance Best Practices” below for additional key terms that support good governance.
The full text of the proposed 2023 Equity Plan is set forth on Appendix A to this Proxy Statement. The material features of the 2023 Equity Plan are summarized below, but each shareholder should review the 2023 Equity Plan itself for a full understanding of its contents. If our shareholders approve the 2023 Equity Plan, a registration statement on Form S-8 covering the shares of common stock newly available for issuance will be filed with the SEC.
REASONS TO VOTE FOR THE 2023 EQUITY PLAN
–	Equity Awards Are an Important Component of Our Compensation Programs, Which Allow Us to Recruit and Retain Participants in a Competitive Market
–	A Reasonable Number of Shares Will Be Available For Grant Under the 2023 Equity Plan
–	We Have Used Our Equity Plans Responsibly
–	The 2023 Equity Plan Includes Significant Compensation and Governance Best Practices
87 | 2023 PROXY STATEMENT

EQUITY AWARDS ARE AN IMPORTANT COMPONENT OF OUR COMPENSATION PROGRAMS, WHICH ALLOW US TO RECRUIT AND RETAIN PARTICIPANTS IN A COMPETITIVE MARKET
We believe that the approval of the 2023 Equity Plan is essential to our continued success. The Board believes that it is in the best interests of the Company and its shareholders for the Company to be able to continue to offer Awards in accordance with the terms of the 2023 Equity Plan. We use Awards to attract and retain Participants, provide appropriate incentives to motivate Participants to contribute to our long-term performance and growth, develop a culture of ownership, and align further the interests of Participants and our shareholders. Consistent with historical practice, we intend to use Awards to reward achievement of rigorous and objective Company financial and other strategic goals and ensure that a significant portion of our compensation program for key Participants consists of performance-based compensation.
We believe that Awards are necessary to remain competitive in our industry and are essential to recruiting and retaining highly qualified Participants who help us meet our strategic, financial and operational goals. If the 2023 Equity Plan is not approved and we are then unable to offer Awards as a component of compensation for existing Participants, we will be at a disadvantage relative to other companies that will be able to offer more attractive and broad-based compensation packages. In such a case, we would expect to have to utilize a significant portion of additional cash compensation to provide appropriate attraction, retention and motivation incentives, which would reduce our available cash for other business needs such as working capital, capital expenditures, research and development, acquisitions and investments, operating lease payments, income tax payments and general corporate purposes, and therefore adversely impact our growth strategy and competitiveness.
A REASONABLE NUMBER OF SHARES WILL BE AVAILABLE FOR GRANT UNDER THE 2023 EQUITY PLAN
As of March 22, 2023, we had 2,097,770 shares of common stock remaining available for grant under the 2013 Equity Plan. As of March 22, 2023, outstanding awards under the 2013 Plan covered 737,163 shares of common stock, which represented approximately 2.2% of our outstanding shares of common stock as of that date.
If shareholders approve the 2023 Equity Plan, our Share Limit will be 3,730,000 shares of common stock, which represented approximately 10.1% of our outstanding shares of common stock as of March 22, 2023. Based on our current forecasts related to future Awards (including anticipated payout multipliers for performance-based equity) and forfeitures and cancellations, we expect that the proposed Share Limit under the 2023 Equity Plan would be sufficient to cover expected Awards for approximately three to four years, subject to material changes in business conditions or our compensation programs, our ability to hire and retain key Participants, and retention considerations based on the value of outstanding Awards. Since the 2023 Equity Plan does not include an evergreen provision, we will be required to seek shareholder approval for future increases in our Share Limit. See “Key Data” below.
To determine the proposed Share Limit, the Compensation Committee reviewed an analysis provided by its independent compensation consultant, ClearBridge, as well as additional data from other third-party sources. In particular, ClearBridge considered:
–	The target number of shares of common stock needed to make annual Awards over the next three years based on our current stock price and future potential stock prices.
–	Total projected overhang and dilution from the 2023 Equity Plan compared to our peer group.
–	Equity plan provisions aligned with our peer group and broad market “best practices.”
Accordingly, our Board believes that the proposed Share Limit is reasonable and prudent. We expect that the Share Limit would allow us to continue our planned Award practices in the future and to be able to support our planned growth, address market competition and react to stock price fluctuations in making future Awards.
WE HAVE USED OUR EQUITY PLANS RESPONSIBLY
Our Compensation and Talent Committee, with advice from ClearBridge, regularly reviews our historical share usage and availability and considers such information in setting equity compensation levels. Our Compensation and Talent Committee administers and oversees our equity compensation practices to ensure they are reasonable, recognizing that Awards dilute shareholder equity and must be used appropriately. We believe our historical share usage, both annually and overall, has been mindful of shareholder interests. Our three-year average unadjusted burn rate was 0.56% for 2020 through 2022. See “Key Data” below.
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THE 2023 EQUITY PLAN INCLUDES SIGNIFICANT COMPENSATION AND GOVERNANCE BEST PRACTICES
The 2023 Equity Plan contains a number of key features that reflect best practices to protect the interests of our shareholders.
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Minimum vesting for new Awards. New Awards have a minimum vesting period of one year from the grant date, with an exception for shares representing 5% of the Share Limit and substitute awards from an acquisition.

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No dividend or dividend equivalent payments on any unvested Awards, stock options or SARs. Generally, restricted stock, RSUs and PSUs only will receive dividends or dividend equivalent payments upon vesting of the Awards. Stock options and SARs are not eligible to receive dividends or dividend equivalents.

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No liberal share recycling. The following shares will not be added back to the Share Limit: (i) shares that are delivered to or withheld by the Company to pay the exercise price or strike price of stock options or SARs, respectively, or used to cover withholding taxes for any Award; (ii) shares repurchased on the open market with the proceeds of a stock option exercise; and (iii) shares not issued upon the net settlement or net exercise of stock options or SARs.

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No evergreen increase of the Share Limit. The 2023 Equity Plan does not include an automatic share replenishment feature, and therefore the Company will continue to seek shareholder approval for future increases in the Share Limit.

–	No repricing without shareholder approval. The 2023 Equity Plan prohibits repricing or exchange of underwater stock options without shareholder approval.
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No discounted stock options or SARs. The 2023 Equity Plan prohibits granting stock options or SARs with an exercise price or strike price, respectively, less than the fair market value of our common stock on the grant date.

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Certain Awards subject to Clawback policy. Any Awards granted under the 2023 Equity Plan are subject to the Company’s clawback policy, which currently is applicable to our executive officers and overseen by the Compensation and Talent Committee.

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No liberal change in control definition. The definition of Change in Control in the 2023 Equity Plan does not include events where an actual change in control of the Company may not occur (e.g., commencement or announcement of a tender offer or shareholder approval of a merger).

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No transferability of Awards generally. Awards generally cannot be transferred except by will or the laws of descent and distribution, subject to limited approvals that may be approved by the Compensation and Talent Committee; provided, unless approved by shareholders, no Award can be transferred for value and no stock option or SAR can be transferred to a third-party financial institution.

KEY DATA
When approving the 2023 Equity Plan, the Board considered our overhang and the burn rate with respect to the Awards granted.
OVERHANG
Overhang is equal to the total number of Awards outstanding (which includes total shares underlying outstanding stock options, RSUs and PSUs) plus the total number of shares available for grant under any outstanding equity plan, divided by the sum of the total shares of common stock issued and outstanding, the number of Awards outstanding and the total number of shares available for grant under any outstanding equity plan. The following table sets forth information regarding outstanding Awards granted, as of March 22, 2023, under our existing 2013 Equity Plan, which plan will expire in May 2023, and our overhang as of such date:
Total shares underlying outstanding stock options	156,184
Weighted-average exercise price of outstanding stock options	$36.23 per share
Weighted average remaining contractual life of outstanding stock options	2.73 years
Total shares of outstanding unvested restricted stock	11,900
Total shares underlying outstanding unvested RSUs	227,199
Total shares underlying outstanding unvested PSUs(1) (based on target performance)(2)	341,880
Total shares available for grant under the 2013 Equity Plan as of March 22, 2023	2,097,770
Total shares available for grant under the 2013 Equity Plan as of March 22, 2023, as a percentage of outstanding shares of common stock	6.0%
(1)
Under the 2013 Equity Plan, we referred to performance-based RSUs as PSUs. Under the 2023 Equity Plan, we will refer to Performance Stock Units as PSUs. However, we intend for them to be substantively similarly with respect to general terms and conditions.

(2)	Actual shares delivered will be based on the performance results outlined in the specific plan governing the shares. Performance opportunity can range from 0% to 200% of target.
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Based on the number of outstanding Awards as of March 20, 2023 under our existing 2013 Equity Incentive Plan, our overhang would be 11.9% after taking into account the expiration of the 2013 Equity Plan in May 2023 and the additional shares authorized for issuance under the 2023 Equity Plan. We will not grant any new awards under the 2013 Equity Incentive Plan between the record date and the effective date of the 2023 Equity Plan. If any shares are issued, they will be subtracted from the new plan reserve.
BURN RATE
The burn rate is equal to the total number of Awards granted in a calendar year divided by the weighted average number of shares of common stock outstanding during the year. The following table provides data on our burn rate under the 2013 Equity Plan for the last three calendar years and the three-year average burn rate:
Fiscal Year Ending	Options Granted	Full Value Shares Granted	Total Granted	Weighted Avg # of Common Shares Outstanding	Unadjusted Burn Rate (%)	Multiplier- Adjusted Burn Rate (%)	Value- Adjusted Burn Rate (%)
31 December 2022	—	221,478	442,956	33,126,202	0.67	1.34	0.67
31 December 2021	—	168,937	337,874	33,085,732	0.51	1.02	0.51
31 December 2020	—	165,270	330,540	32,666,025	0.51	1.01	0.51
3-Year Average					0.56	1.12	0.56
PLAN DESCRIPTION
ADMINISTRATION
The 2023 Equity Plan authorizes a “Committee” (currently the Compensation and Talent Committee, subject to the Board determining otherwise) to interpret the 2023 Equity Plan, to promulgate, amend and rescind rules and regulations relating to the 2023 Equity Plan and to make all other determinations necessary or advisable for its administration. The Board may exercise all of the powers of the Committee and the Committee may delegate all or a portion of its powers to officers of the Company, to the extent permitted under applicable law and the listing standards of the national securities exchange upon which shares of our common stock are listed.
The 2023 Equity Plan provides that members of the Committee and any employee of the Company or a subsidiary to whom authority or administrative responsibilities has been delegated will not be liable for any action or determination made in good faith with respect to the 2023 Equity Plan. In addition, under the 2023 Equity Plan, the Company has agreed to indemnify the Committee members for reasonable expenses incurred in connection with the defense of any action, suit or proceeding involving any action taken or a failure to act with respect to the 2023 Equity Plan.
PARTICIPANTS
The Committee determines those eligible Participants or classes of Participants to be granted Awards, the type of Awards and the amounts, terms and conditions of the Awards. As of March 22, 2023, the Company has seven non-employee directors, nine executive officers, and approximately 200 other employees who are eligible to receive Awards under the 2013 Equity Plan. As of March 20, 2023, approximately 282 Participants held outstanding Awards.
SHARE LIMIT
Subject to adjustment as described below, the Share Limit under the 2023 Equity Plan will not exceed in the aggregate (i) 3,730,000 shares of common stock, plus (ii) shares of common stock subject to outstanding Awards under the 2013 Equity Plan (as of the effective date of the 2023 Equity Plan) that, after such effective date, are forfeited, surrendered, terminated (other than by exercise), cancelled, lapsed or reacquired by the Company prior to vesting, without the delivery of any shares of common stock, and otherwise comply with the recycling provisions of the 2013 Equity Plan and 2023 Equity Plan.
Awards of options to acquires shares of our common stock (“Stock Options”) and SARs will count against the Share Limit as 1.00 share of common stock for each share of common stock covered by such Awards. The full number of shares of common stock subject to a Stock Option or SAR will count against the Share Limit, even if the exercise price of the such Stock Option or SAR is satisfied in whole or in part through net-settlement or by delivering shares of common stock to the Company (by either actual delivery or attestation). All other Awards payable in shares of common stock will count against
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the Share Limit as 1.85 shares of common stock for each share of common stock covered by such Awards. Awards that are valued by reference to shares of common stock but are required to be paid in cash pursuant to their terms will not be counted against the Share Limit.
If any shares of common stock covered by an Award are not purchased and are forfeited, cancelled, reacquired by the Company prior to vesting or expired or if an Award otherwise expires or terminates without delivery of common stock subject to such Award, then the related number of shares of common stock will not be counted against the Share Limit and will again be available for making Awards under the 2023 Equity Plan after such event in an amount corresponding to the reduction in the Share Limit previously made with respect to such Awards. Notwithstanding the foregoing, the following will not be added back to the Share Limit: (x) shares of common stock tendered to, or withheld by, the Company as full or partial payment of the exercise price and strike price of Stock Options and SARs, respectively; (ii) shares of common stock reserved for issuance upon the grant of SARs, to the extent that the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon the exercise of the SARs; (iii) shares of common stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of, or upon the lapse of restrictions on or settlement of, an Award; and (iv) shares of common stock repurchased on the open market with the proceeds of a Stock Option exercise.
STOCK DIVIDENDS, STOCK SPLITS, RECAPITALIZATIONS, AND SIMILAR EVENTS
In the event that the Committee determines that, as a result of any stock dividends, stock splits, recapitalizations, mergers, consolidations, split-up, spin-off, combinations, exchanges of shares or reorganizations of or by the Company, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Equity Plan, then the Committee will adjust equitably any or all of: (i) the number of shares of common stock with respect to each outstanding Award; (ii) the exercise price per share with respect to outstanding Stock Options; (iii) the strike price with respect to outstanding SARs; and (iv) the Share Limit in aggregate and to an individual Participant during the term of the 2023 Equity Plan. The adjusted Awards will be subject to the same restrictions and conditions applicable to the original Award.
AWARDS
Awards granted under the 2023 Equity Plan will be evidenced by an Award agreement, which will be in accordance with the 2023 Equity Plan and may include such additional provisions and restrictions as determined by the Committee; provided that such additional provisions and restrictions do not violate the terms of the 2023 Equity Plan. Subject to the terms of the 2023 Equity Plan, the Committee may grant a Participant one or more of the following Awards and any combination thereof:
Stock Options and Stock Appreciation Rights (“SARs”)
The Committee in its discretion may grant either Stock Options meeting the definition of Incentive Stock Options under Section 422 of the Code or Nonqualified Stock Options not meeting such definition, or any combination thereof. Incentive Stock Options may only be granted to an employee of the Company or any of the subsidiaries in which the Company owns directly or indirectly 50% or more of the combined voting power of all classes of its stock or if the subsidiary is treated as a disregarded entity owned by the Company.
The exercise price for Incentive Stock Options may not be less than 100% (110% for a Participant owning 10% or more of the total combined voting stock of the Company or any parent or subsidiary) of the fair market value of the common stock on the grant date. The exercise price for Nonqualified Stock Options may not be less than 100% of the fair market value of the common stock on the grant date.
No Incentive Stock Option may be granted under the 2023 Equity Plan to any one Participant which would result in the aggregate fair market value of underlying common stock with respect to which Incentive Stock Options first become exercisable by such Participant in any calendar year exceeding $100,000.
SARs may be granted in conjunction with or independent of any Stock Option granted under the 2023 Equity Plan. A SAR granted in conjunction with a Stock Option may either be an alternative right or an additional right. The exercise of a SAR granted as an alternative right will terminate the Stock Option to the extent of the number of shares with respect to which the SAR is exercised and vice versa. For SARs granted as an additional right, both the SAR and the Stock Option may be exercised. Upon exercise of a SAR, a Participant is generally entitled to receive without payment to the Company (except for applicable withholding taxes) an amount equal to the excess of or, in the discretion of the Committee, a portion of the excess of (i) the then aggregate fair market value of the number of shares of common stock with respect to which the
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Participant exercises the SARs, over (ii) the strike price of the applicable SARs so exercised. This amount may be payable by the Company, in the discretion of the Committee, in cash, in shares of common stock, in property or any combination thereof.
At the time of exercise in whole or in part of any Stock Option, the price for the exercise of Stock Options must be paid in cash for the shares so purchased or, in the discretion of and subject to such conditions as may be established by the Committee, payment of the exercise price in whole or in part also may be made: (i) in common stock held by the Participant for the shares of common stock so purchased; (ii) by the Company retaining from the shares of common stock to be delivered upon exercise of the Stock Option that number of shares of common stock having a fair market value on the exercise date equal to the exercise price of the shares of common stock so purchased; (iii) by irrevocable instructions to a stock broker to promptly deliver to the Company payment of the exercise price of the shares of common stock so purchased from the proceeds of the stock broker’s sale of, or loan against, all or some of such shares (a “Regulation T Stock Option Exercise”); or (iv) in such other manner as the Committee determines is appropriate.
The Committee may, in its discretion, condition the exercise of a Stock Option or SAR on the attainment of one or more performance goals over a performance period prescribed by the Committee, in addition to or in lieu of conditioning the release of restrictions on the continued employment or service of the Participant.
If not sooner terminated, each Stock Option and SAR granted under the 2023 Equity Plan will expire not more than 10 years from the date of grant, or for an Incentive Stock Option, five years for a Participant owning 10% or more of the total combined voting stock of the Company or any parent or subsidiary.
The 2023 Equity Plan prohibits direct repricings (lowering the exercise price of a Stock Option or the strike price of a SAR) and indirect repricings (cancelling an outstanding Stock Option or SAR and granting a replacement or substitute Stock Option or SAR with a lower exercise or strike price, or otherwise exchanging such Awards for cash or another Award) without shareholder approval.
Restricted Stock and Restricted Stock Units (“RSUs”)
The Committee may grant restricted stock or RSUs to a Participant with respect to a specified number of shares of common stock. Restricted stock and RSUs will have an established restriction period that may differ for each Participant and with respect to all or any portion of the same Award. Participants are entitled to all dividend and voting rights, as well as other rights of a shareholder, with respect to restricted stock. No Participant will have the rights of a shareholder with respect to RSUs until the actual issuance of shares of common stock.
The Committee may make performance-based restricted stock or RSU Awards that condition release of the restrictions on the attainment of one or more performance goals during the restricted period, in addition to or in lieu of conditioning the release of restrictions on the continued employment or service of the Participant.
After the expiration of the restricted period, (i) with respect to restricted stock, the Company will deliver shares to the Participant or the legal representative of the Participant’s estate and, if the shares were previously issued with a legend, the Company will reissue the shares without the legend, and (ii) with respect to RSUs, the Company will pay a Participant an amount equal to the fair market value of that number of shares to which such RSU relates. In the discretion of the Committee, the amount paid with respect to RSUs may be paid in cash, common stock, other property or any combination thereof.
Performance Stock Units (“PSUs”) and Performance Units
The Committee may grant to a Participant the right to earn PSUs or Performance Units. A Participant’s right to earn PSUs and Performance Units will be subject to the attainment of one or more performance goals over a performance period prescribed by the Committee. The Committee, in its discretion, will establish the performance goals, specific targets and other details of the performance goal. The Committee will have the authority to make equitable adjustments to the performance goals as may be determined by the Committee, in its sole discretion. No Participant will have the rights of a shareholder with respect to PSUs and Performance Units until the issuance of shares of common stock.
Shares or cash will be issued to a Participant (in whole or in part, as applicable) pursuant to an Award of PSUs or Performance Units, respectively, only after expiration of the performance period and attainment of the applicable performance goal(s), and (ii) approval by the Committee that the performance goal and any other material terms of the Award have been attained or satisfied. If the performance goal(s) applicable to an Award of PSUs or Performance Units has not been attained by the end of the performance period, either in whole or in part, the shares or units subject to the Award will be forfeited and transferred back to the Company by the Participant, in whole or in part, as applicable (as
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required by the Award agreement), without payment of any consideration by the Company. In the discretion of the Committee, the amount paid with respect to PSUs or Performance Units may be paid in cash, common stock, other property or any combination thereof.
The terms for PSU and Performance Units will apply to other Awards as appropriate to the extent they are subject to the attainment of one or more performance goals.
Other Stock Based Awards
The Committee may grant Participants other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock as are deemed by the Committee, in its discretion, to be consistent with the purpose of the 2023 Equity Plan, provided that such grants comply with applicable law. Additionally, the Committee may permit a Participant to make a current, outright purchase of shares of common stock, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then fair market value of the shares, with the price payable by the Participant in such form and manner and at such time as determined by the Committee in its discretion.
DIVIDENDS, DISTRIBUTIONS AND EQUIVALENTS
Prior to the issuance of shares of common stock in respect of Stock Options and SARs, no adjustment is made for dividends, distributions or other rights in respect of such shares of common stock, except in the limited circumstances as provided in the Plan (such as a stock dividend or stock split). A Participant may be provided all of the rights of a shareholder in respect of shares of Restricted Stock and certain Other Stock-Based Awards, including the right to receive dividends and distributions, if any.
The Committee, in its discretion, may provide that RSUs, PSUs and Performance Units the right to earn dividend and distribution equivalents equal to the amount of dividends and distributions, if any, that are paid on that number of shares of common stock with respect to which such Awards are granted (subject to such terms, conditions, limitations and restrictions as the Committee may establish).
Any dividends and distributions, or dividend and distribution equivalents, if any, will be subject to the restrictions applicable to the original Award and, if any such dividends and distributions are paid in cash, such dividends and distributions will be accumulated during the restricted period and performance period, if any (without interest), and (A) paid if and when, and only to the extent that, the applicable Award is earned and/or vested or (B) forfeited, if and when, and to the extent that, the applicable Award is forfeited prior to earning and/or vesting.
MINIMUM VESTING
Any Awards that settle in shares of common stock may vest no earlier than the first anniversary of the grant date of the Award; provided, that the Committee is permitted to grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the shares of common stock subject to the Share Limit or for substitute Awards acquired in an acquisition. For purposes of Awards to non-employee directors, such Awards will be deemed to vest no earlier than the first anniversary of the grant date of the Award if such Award vests on the earlier of (A) the date of the next annual meeting of shareholders (which date is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders) and (B) the first anniversary of the grant date. The minimum vesting requirement will not limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, or deem an Award to be earned, including in cases of death, disability, retirement, termination without cause or a change in control.
DELAYED VESTING
In the event that (i) the Participant is subject to the Company’s insider trading policy or any similar policy, including any policy permitting specified Participants to sell shares of common stock only during certain “window periods”, in effect from time to time (collectively, the “Trading Policy”) or the Participant is otherwise prohibited from selling shares of common stock in the public market (including Nasdaq or other national securities exchange on which the shares of common stock is then listed), and any shares of common stock underlying the Awards are scheduled to be delivered on a settlement date (the “Original Settlement Date”) that (A) does not occur during an open “window period” applicable to the Participant or on a day on which the Participant, which has a written plan in effect that meets the requirements of Rule 10b5-1 under the Exchange Act relating to such Awards, is permitted to sell shares of common stock underlying the vested Awards pursuant to such written plan, as determined by the Company in accordance with the Trading Policy, as applicable, or (B) does not occur on a date when the Participant is otherwise permitted to sell shares of common stock in the public market, and (ii) the Company does not satisfy the Participant’s tax withholding obligations by withholding shares of common stock from
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the Participant’s distribution, then such shares of common stock shall not be delivered on such Original Settlement Date and shall instead be delivered, as applicable, on (x) on or promptly after the first business day of the next occurring open “window period” applicable to the Participant pursuant to the Trading Policy, or (y) on or promptly after the next business day on which the Participant is not otherwise prohibited from selling shares of common stock in such public market, but in no event later than March 15th of year following the year in which the Awards vest.
AMENDMENT OR TERMINATION OF THE PLAN
The 2023 Equity Plan may be abandoned, terminated or amended at any time by the Board or the Committee. Unless sooner terminated, the 2023 Equity Plan will terminate 10 years after its approval by shareholders, and no Awards may be awarded under the 2023 Equity Plan thereafter. The termination of the 2023 Equity Plan will not affect the validity of any Award outstanding on the date of termination.
For purposes of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board or the Committee has the right, without approval of the Company’s shareholders, to amend or revise the terms of the 2023 Equity Plan at any time; however, no such amendment or revision may (i) with respect to the 2023 Equity Plan, increase the Share Limit or with respect to which Awards may be made to individual Participants (other than anti-dilution adjustments), materially change the class of persons eligible to be Participants under the 2023 Equity Plan, materially increase the benefits accruing to Participants under the 2023 Equity Plan, or increase the non-employee director limit without approval or ratification of the shareholders of the Company; or (ii) with respect to an Award previously granted under the 2023 Equity Plan, materially adversely affect the rights of any affected Participant in the 2023 Equity Plan under any such Award without the consent of such Participant subject to certain exceptions.
TRANSFERABILITY/EXERCISABILITY
Notwithstanding any other provision of the 2023 Equity Plan to the contrary, no Award (other than unrestricted stock), and no right under any such Award, will be assignable, alienable, saleable, pledged, hypothecated, encumbered or transferable by a Participant otherwise than by will or by the laws of descent and distribution, unless and to the extent the Committee uses its discretion to allow a Participant to: (i) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (ii) transfer an Award for consideration without shareholder approval; provided no Stock Options or SARs may be transferred for value or to third-party financial institutions without shareholder approval. Each Award, and each right under any Award, will be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.
EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE
The Committee will have the discretion to determine and set forth in the Award agreement, at the time an Award is made to a Participant or any time thereafter, the effect on the Award of the termination of the Participant’s employment or service with the Company and its subsidiaries; provided, that if the Participant has in effect an offer letter or an employment, retention, change of control, severance or similar agreement with the Company or any subsidiary that determines the effect of such termination event on the Participant’s Awards, then such agreement will take precedence over the terms of the Award agreement if there is a conflict.
DEFERRAL
In its discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to elect to defer receipt of shares of common stock issuable pursuant to any Award to a time later than the time the shares otherwise would be issued to the Participant; provided, that such deferral election complies with rules adopted by the Committee, which comply with, or are exempt from, the requirements of Section 409A of the Code. In such event, the Committee may, in its discretion, provide for the payment by the Company of an additional amount representing interest at a reasonable rate or the actual rate of return on one or more predetermined specific investments, as determined by the Committee.
FOREIGN PARTICIPATION
To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2023 Equity Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using the 2023 Equity Plan
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in a foreign country will not affect the terms of the 2023 Equity Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of the 2023 Equity Plan.
FEDERAL INCOME TAX CONSEQUENCES
The rules governing the tax treatment of Stock Options, SARs, restricted stock, RSUs, PSUs and Performance Units and Other Stock-Based Awards, including treatment of stock acquired upon the exercise of a Stock Option or SAR, and the receipt or release from restriction of PSUs and Performance Units or other Awards, are quite technical. Therefore, the description of the tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, the statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.
Incentive Stock Options granted pursuant to the 2023 Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. If the Participant makes no disposition of the shares acquired pursuant to exercise of an Incentive Stock Option within one year after the transfer of shares to such Participant and within two years from the grant of the Stock Option, the Participant will realize no taxable income as a result of the grant or exercise of such Incentive Stock Option (except that the alternative minimum tax may apply), and any gain or loss that is subsequently realized upon disposition may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such Incentive Stock Options or the transfer of shares upon their exercise.
If shares subject to Incentive Stock Options are disposed of prior to the expiration of the above time periods, the Participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which generally will be the lesser of (i) the excess of the market value of the shares on the date of exercise over the exercise price, or (ii) the gain recognized on such disposition. In general, such amount will be deductible by the Company for federal income tax purposes in the same year, as long as the amount constitutes reasonable compensation, and the Company must comply with certain federal income tax reporting requirements with respect to such amount. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.
A Participant who acquires shares by exercise of a Nonqualified Stock Option generally realizes, as taxable ordinary income at the time of exercise, the difference between the fair market value of the shares and the exercise price. In general, such amount will be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares generally will be treated as capital gain or loss.
A Participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the amount of cash received and the fair market value of any shares received at the time of settlement of the SAR, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by the Company in the same year as long as the amounts constitute reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.
A Participant who is granted a restricted stock Award under the 2023 Equity Plan is not required to include the value of such shares in ordinary income until the first time such Participant’s rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such Participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. A Participant who is granted RSUs under the 2023 Equity Plan is not required to include the value of such RSUs in ordinary income until such time the value of the RSUs is paid to the Participant in cash or stock. In the case of either restricted stock or RSUs, the amount of such income will be equal to the fair market value of the shares or RSUs at the time the income is recognized. The Company ordinarily will be entitled to a deduction, in the amount of the ordinary income recognized by the Participant, at the same time the Participant recognizes such income, as long as the amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.
A Participant who is granted a PSU or Performance Unit generally will not recognize any income upon the grant of the Award. The Participant generally will recognize as ordinary income the fair market value of the shares or cash transferred upon receipt of the shares or cash by the Participant after the completion of the performance period and the attainment of the performance goal, and the Company generally will be entitled to a deduction equal to the fair market value of the
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shares or cash transferred to the Participant at that time as long as the amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.
A Participant who is permitted to make an outright purchase of unrestricted common stock will recognize ordinary income at the time of purchase if and to the extent the purchase price is less than the fair market value of a share of common stock on the date of purchase. A Participant who is permitted to make an outright purchase of restricted common stock, depending on the nature of the restrictions, will recognize ordinary income at the time the restrictions lapse if and to the extent the then value of the common stock exceeds the price paid by the Participant, unless the Participant makes an election under Section 83(b) of the Code to measure and recognize any income at the time of purchase. The Company will be entitled to a corresponding deduction equal to the amount of any ordinary income recognized by a Participant who makes an outright purchase of common stock, at the time the Participant recognizes the ordinary income, provided that such amount constitutes reasonable compensation, and the Company must satisfy certain federal income tax withholding and reporting requirements with respect to such amount.
Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1,000,000. For this purpose, a covered employee means the Company’s principal executive officer, the Company’s principal financial officer and certain other current or former named executive officers. It is possible that compensation attributable to Awards under the 2023 Equity Plan to a covered employee, when combined with all other types of compensation received by the covered employee from the Company, may cause this limitation to be exceeded in any particular year.
The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to Participants in the 2023 Equity Plan. Different tax rules may apply to specific Participants and transactions under the 2023 Equity Plan.
WITHHOLDING PAYMENTS
If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the 2023 Equity Plan, the Company or a subsidiary must pay any amounts for income or employment tax withholding, in the Committee’s discretion, either the Company will appropriately reduce the amount of common stock, cash or other property to be paid to the Participant or the Participant must pay such amount to the Company or subsidiary to enable the Company or a subsidiary to pay, or reimburse the Company or subsidiary for paying, such income or employment tax withholding. The Committee may, in its discretion, permit the Participant to satisfy such withholding obligations, in whole or in part, by (i) electing to require the Participant to make a cash payment to the Company in an amount equal to any such withholding tax obligation, (ii) electing to reduce the number of shares of common stock delivered or deliverable by the Company in respect of an Award, (iii) electing to tender shares of common stock back to the Company subsequent to receipt of such shares of common stock in respect of an Award, or (iv) in the case of a Regulation T Stock Option Exercise, irrevocably instructing the stock broker to promptly deliver (in addition to the exercise price) an amount equal to such withholding tax owing in respect of such Stock Option exercise from the proceeds of the stock broker’s sale of or loan against some or all of the shares of common stock. The Company or any of its subsidiaries also has the right to withhold the amount of such taxes from any other sums or property due or to become due to the Participant upon such terms and conditions as the Committee will prescribe. The Company may also defer issuance of shares of common stock under the 2023 Equity Plan until payment by the Participant to the Company or any of its subsidiaries of the amount of any such tax. The amount withheld by the Company may not exceed the Participant’s total maximum statutory tax withholding obligations associated with the transaction.
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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth certain information as of December 31, 2022 concerning our equity compensation plans:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	1,005,110(1)	$36.41(2)	2,279,265(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,005,110	$36.41	2,279,265
(1)
Consists of the following: (A) outstanding Stock Options for 162,634 shares of common stock under the 2013 Equity Plan; (B) 201,578 shares reserved for issuance upon vesting of RSUs issued under the 2013 Equity Plan; and (C) 640,898 shares reserved for issuance upon vesting of PSUs (which are performance-based RSUs) under the 2013 Equity Plan. The maximum number of shares issuable upon the vesting of such PSUs has been reserved by this amount, the actual number of shares of common stock issuable will be determined at the time of vesting and could be less. This number does not include outstanding SARs since all outstanding SARs of the Company are cash-settled.

(2)	Excludes RSUs and PSUs, which have no exercise price.
(3)
Consists of shares of common stock that may be issued pursuant to Stock Options, SARs, restricted stock, RSUs, PSU and other Awards under the 2013 Equity Plan; provided, however, that to the extent Awards are made in the form of full-value shares, such as restricted stock, RSUs and PSUs, the number of shares available for future issuance has been reduced by 1.85 multiplied by the number of shares awarded. For purposes of this calculation, PSUs are assumed to be issuable at the maximum Award amount. As of December 31, 2022, new Awards may only be issued under the 2013 Equity Plan.

As of December 31, 2022, there were Awards outstanding of 13,600 shares of unvested restricted stock. The number of shares issued during 2022, 2021 and 2020 in the form of restricted stock were 13,600, 13,742 and 32,406, respectively.
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; NEW PLAN BENEFITS
All Participants are eligible for Awards under the 2023 Equity Plan. Consequently, each current director and each current executive officer has a personal interest in the approval of the 2023 Equity Plan. However, the actual benefit and number of shares to be issued to such persons under the 2023 Equity Plan, if approved, cannot be determined at this time because Awards to be made under the 2023 Equity Plan have not been determined or granted and are not determinable using an objective formula.

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About the Annual Meeting
WHO IS SOLICITING MY VOTE?
The Board is soliciting your proxy, as a holder of our common stock, for use at the annual meeting and any adjournment or postponement of such meeting. Due to continuing uncertainty and to ensure a safe experience for shareholders and employees, we will hold our 2023 Annual Meeting of Shareholders in a virtual-only format at www.virtualshareholdermeeting.com/THRM2023 on Thursday, May 18, 2023, at 8:30 a.m., Eastern Daylight Time. You will not be able to attend the annual meeting in person.
The live webcast of the annual meeting will begin promptly at 8:30 a.m. Eastern Daylight Time on Thursday, May 18, 2023. We recommend that you log in at least 15 minutes before the annual meeting to ensure ample time to complete the check-in procedures. All shareholders may attend and listen to the live webcast of the annual meeting. You may electronically vote your shares and submit questions at the annual meeting by using the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials (“Internet Notice”) or proxy card (if you received a printed copy of the proxy materials). If you lose your 16-digit control number, you may join the annual meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of shareholders as of the record date. If your shares are held in street name and you did not receive a 16-digit control number, you may be able to gain access to and vote at the annual meeting by logging into your bank or brokerage firm’s website and selecting the shareholder communications mailbox to access the meeting. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the annual meeting log-in page.
You do not need to attend the annual meeting to vote. Even if you plan to attend the annual meeting, please submit your vote in advance as instructed in this Proxy Statement.
WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
At the annual meeting, you will be voting on:
–
To elect eight directors named in this proxy statement, each to serve for a one-year term until the 2024 annual meeting of shareholders and until a successor has been duly elected and qualified, or until such director’s earlier resignation, retirement or other termination of service.

–	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
–	To approve (on an advisory basis) the compensation of our named executive officers.
–	To approve (on an advisory basis) the frequency of an advisory vote on the compensation of our named executive officers.
–	To approve the Gentherm Incorporated 2023 Equity Incentive Plan.
The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of the appointment of Ernst & Young, FOR the advisory approval of the compensation of our NEOs, for every ONE YEAR as the frequency with which shareholders are asked for an advisory vote on the compensation of named executive officers and FOR the approval of the Gentherm Incorporated 2023 Equity Incentive Plan. We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting and you are a shareholder of record of our common stock, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
WHO IS ENTITLED TO VOTE?
You may vote if you owned shares of our common stock at the close of business on March 20, 2023, the record date, provided such shares are held directly in your name as the shareholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. As of March 20, 2023, we had 33,257,329 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
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WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER?
Shareholders of Record. If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us.
Beneficial Owners. Many of our shareholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, if you do not direct your broker, bank, or other nominee how to vote your shares, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, if you are a beneficial owner, your broker, bank, or other nominee only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm is considered a routine matter. For all other matters at the annual meeting, your broker, bank, or other nominee will be unable to vote on your behalf if you do not instruct them how to vote your shares and, if you do not provide voting instructions, your shares will be considered “broker non votes.” Therefore, it is very important for you to vote your shares for each proposal.
MAY I VOTE MY SHARES DURING THE ANNUAL MEETING?
Even if you plan to attend the virtual annual meeting, we encourage you to vote your shares prior to the meeting.
Shareholders of Record. If you are a shareholder of record and log in to the virtual annual meeting, you may vote electronically during the annual meeting. Have available the information that is printed in the box marked by the arrow provided in your Internet Notice or, if you requested a printed copy of the proxy materials, proxy card or voting instruction card in hand when you access the website and follow the instructions to vote during the annual meeting.
Beneficial Owners. If you hold your common shares through a bank, broker or other nominee and want to vote such shares electronically at the annual meeting, you must direct your broker, bank or other nominee on how to vote. However, since you are not the shareholder of record, if you do not direct your broker, bank, or other nominee how to vote your shares, the broker, bank, or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, if you are a beneficial owner, your broker, bank, or other nominee only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm is considered a routine matter. For all other matters at the annual meeting, your broker, bank, or other nominee will be unable to vote on your behalf if you do not instruct them how to vote your shares and, if you do not provide voting instructions, your shares will be considered “broker non votes.” Therefore, it is very important for you to vote your shares for each proposal.
CAN I VOTE MY SHARES WITHOUT VIRTUALLY ATTENDING THE ANNUAL MEETING?
You may vote your shares via the internet, by telephone, or by completing, signing and returning a proxy card or voting instruction card. If you are a shareholder of record, and requested printed copies of the proxy materials and a postage-paid envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please do not mail in the Internet Notice, as it is not intended to serve as a voting instrument.
CAN I CHANGE MY VOTE?
Shareholders of Record. You may change your vote at any time before the proxy is exercised by voting electronically at the virtual annual meeting, or by filing with our corporate secretary either a notice revoking the proxy or a properly signed proxy. In each case, such notice or proxy must bear a later date than your prior proxy. If sent by mail, it must be received by our corporate secretary no later than 5:00 p.m., Eastern Daylight Time, on May 17, 2023. Your attendance at the virtual annual meeting will not revoke your prior proxy unless you electronically vote at the annual meeting or file the proper documentation to revoke it.
Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.
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WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE, PROXY CARD OR VOTING INSTRUCTION CARD?
If you receive more than one Internet Notice, proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each Internet Notice, proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
HOW CAN I ACCESS THE COMPANY’S PROXY MATERIALS?
As noted above, many shareholders will receive an Internet Notice with instructions on how to view the proxy materials through the Internet (www.proxyvote.com). The Internet Notice includes a control number that must be entered on the Internet in order to view the proxy materials. The Internet Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge by voting using the Internet and, when prompted, indicating you agree to receive or access shareholder communications electronically in future years.
Additional copies of the 2022 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2022) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations – Annual Reports” tab.
WHAT IF I DO NOT VOTE FOR SOME OF THE ITEMS LISTED ON MY PROXY CARD OR VOTING INSTRUCTION CARD?
Shareholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters or if the Board gives no recommendation, then in the discretion of the proxy holders.
Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.
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WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM OF BUSINESS?
How Do Votes Impact Approval of Proposal
Proposal		Required Approval	For	Withhold/ Against	Abstention	Broker Non-Votes
1	Election of Directors	Plurality of votes cast*	For the proposal	Against the proposal	—	Not a vote cast
2	Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2023	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	—
3	Advisory Vote on NEO Compensation	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	Not a vote cast
4	Advisory Vote on the Frequency of an Advisory Vote on NEO Compensation	The option that receives the highest number of votes cast will be considered the advisory vote by the shareholders	—	—	Not a vote cast	Not a vote cast
5	Approval of the Gentherm Incorporated 2023 Equity Incentive Plan	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast/ Against the proposal	Not a vote cast
*
Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, Gentherm has a voting policy that has the effect of a majority voting policy that ensures the Board can address shareholder concerns. In the event any director nominee receives a greater number of votes “withheld” than votes “for” such person’s election, our voting policy requires such director to promptly provide a resignation notice, conditioned on Board acceptance.

If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.
Although the advisory votes in Proposal Nos. 2, 3 and 4 are not binding on the Company, the Board and/or respective Committee will consider your vote in determining future activities.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
In order for us to conduct the annual meeting, a majority of the outstanding shares entitled to vote at the annual meeting as of March 20, 2023 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions, withheld votes and broker non-votes will be considered present for purposes of determining a quorum.
IS A REGISTERED LIST OF SHAREHOLDERS AVAILABLE?
The names of shareholders of record entitled to vote at the annual meeting will be available to such shareholders at the annual meeting for any purpose reasonably relevant to the meeting.
WHO WILL COUNT THE VOTES AND WHERE CAN I FIND THE VOTING RESULTS?
The Inspector of Elections appointed at the annual meeting will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the SEC, we intend to publish the final results in a Current Report on Form 8-K within four business days of the annual meeting.
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Additional Information
FORWARD-LOOKING STATEMENTS
Except for historical information contained herein, statements in this proxy statement are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events, such as the statements regarding our expectations for future compensation programs and considerations, our commitments regarding our human capital management and sustainability initiatives and outcomes, and the components of and our ability to execute our updated strategic plan. Such statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “believe”, “estimate”, “anticipate”, “intend”, “continue”, or similar terms, variations of such terms or the negative of such terms.
The forward-looking statements included in this proxy statement are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such forward-looking statements are subject to a number of important assumptions, significant risks and uncertainties (some of which are beyond our control) and other factors that may cause the Company’s actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including:
–	macroeconomic, geopolitical and similar global factors on the cyclical Automotive industry.
–
the production levels of our major customers and OEMs in our key markets and sudden fluctuations in such production levels, in particular with respect to models for which we supply significant amounts of product.

–	our ability to integrate our recent acquisitions and realize synergies, as well as to consummate additional strategic acquisitions and investments.
–	our ability to effectively manage new product launches and research and development.
–	increasing competition, including with non-traditional entrants.
–
the ongoing supply-constrained environment, including raw material and component shortages, manufacturing disruptions and delays, logistics challenges, inflationary and other cost pressures, and our resulting increased inventory.

–
the impact of our global operations, including our global supply chain, operations within Ukraine, economic and trade policies by various jurisdictions, and foreign currency risk and foreign exchange exposure.

–	a tightening labor market, labor shortages or work stoppages impacting us, our customers or our suppliers.
–	our achievement of product cost reductions to offset customer-imposed price reductions or other pricing pressures.
–	any security breaches and other disruptions to our information technology networks and systems, as well as privacy, data security and data protection risks.
–	our product quality and safety.
–	the evolution of the automotive industry towards electric vehicles, autonomous vehicles and mobility on demand services, and related consumer behaviors and preferences.
–	the development of and market acceptance of our existing and future products.
–	our borrowing availability under our revolving credit facility, as well as ability to access the capital markets, to support our planned growth.
–	our increased level of indebtedness and compliance with our debt covenants.
–	the effects of climate change and catastrophic events, as well as regulatory and stakeholder-imposed requirements to address climate change and other sustainability issues.
–	our efforts to optimize our global supply chain.
–	our ability to project future sales volume based on third-party information, based on which we manage our business.
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–	our ability to convert new business awards into product revenues.
–	any loss or insolvency of our key customers and OEMs, or key suppliers.
–	risks associated with our manufacturing processes.
–	the extensive regulation of our patient temperature management business.
–	the protection of our intellectual property in certain jurisdictions.
–	our compliance with anti-corruption laws and regulations.
–	legal and regulatory proceedings and claims involving us or one of our major customers.
–
other risks, uncertainties and other factors set forth in “Item 1A. Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for 2022, and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission.

In addition, with reasonable frequency, we have entered into business combinations, acquisitions, divestitures, strategic investments and other significant transactions. Such forward-looking statements do not include the potential impact of any such transactions that may be completed after the date hereof, each of which may present material risks to the Company’s business and financial results.
Except as required by law, we expressly disclaim any obligation or undertaking to update any forward-looking statements to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
SOLICITATION BY BOARD; EXPENSES
We will bear the entire cost of preparing, assembling, and mailing the proxy materials. We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.
REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2024 ANNUAL MEETING
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2024 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), we must receive the proposal at our principal executive offices (Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167) by the close of business on December 8, 2023. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2024 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2023 annual meeting. Therefore, such notice must be received between January 19, 2024 and the close of business on February 18, 2024 to be considered timely. However, if our 2024 annual meeting occurs more than 30 days before or 60 days after May 18, 2024, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2024 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2024 annual meeting, and (B) not earlier than the 120th day prior to the 2024 annual meeting.
The above-mentioned proposals must also comply with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, to the extent applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.
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HOUSEHOLDING FOR SHAREHOLDERS SHARING THE SAME ADDRESS
The Company has elected to send a single copy of the Internet Notice or, to the extent a paper copy is requested, a single copy of the annual report and proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2022 annual report to shareholders and this proxy statement, as follows:
–	If you hold your common shares through a bank, broker or other nominee, you should contact such record holder directly.
–	If you are a shareholder of record, you should contact Computershare, P.O. Box 30170, College Station, TX 77842-3170 or (800) 962-4284.
The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Internet Notice and, if applicable, copies of such additional proxy materials to a shareholder that previously elected to receive a single copy of materials with one or more other shareholders.
AVAILABILITY FOR 2022 ANNUAL REPORT TO SHAREHOLDERS
Copies of the 2022 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2022) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations – Annual Reports” tab.
The content of our website or the websites of other third parties noted herein are not incorporated by reference in this Proxy Statement.
************
Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.
By Order of the Board of Directors

Wayne Kauffman
Senior Vice President, General Counsel and Secretary
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Appendix A
Gentherm Incorporated 2023 Equity Incentive Plan
1. Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other paragraphs of this Plan.
(a)	“409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Section 409A of the Code.
(b)
“Award” means any grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, Performance Stock, a Performance Stock Unit, Other Stock-Based Award or any other type of award permitted under this Plan.

(c)	“Award Agreement” means a written or electronic agreement between the Corporation and the Participant that shall contain the terms and conditions of an Award.
(d)	“Benefit Arrangement” shall have the meaning set forth in Paragraph 22(c).
(e)	“Board” means the Board of Directors of the Corporation.
(f)
“Cause” means the Participant’s: (i) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Corporation or a Subsidiary; (ii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings the Participant, the Board, the Corporation or any affiliate into disrepute; (iii) neglect of or negligent performance of the Participant’s employment duties; (iv) willful, unauthorized disclosure of material confidential information belonging to the Corporation or a Subsidiary, or entrusted to the Corporation or a Subsidiary by a client, customer, or other third party; (v) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the Participant’s employment duties or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the Participant’s employment duties; (vi) repeated failure to comply with the lawful directions of the Participant’s superior that are not inconsistent with the terms of the Participant’s employment; (vii) any material failure to comply with the Corporation’s or a Subsidiary’s written policies or rules; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Corporation or any affiliate into disrepute. In order for the Corporation or a Subsidiary to terminate the Participant’s employment for Cause under any of clauses (iii), (v), (vi) or (vii) in the preceding sentence, the Corporation or a Subsidiary must provide the Participant with written notice of its intention to terminate employment for Cause and describing the acts or omissions upon which such termination for Cause is based, and the Participant will be provided a 30-day period from the date of such notice within which to cure or correct such acts or omissions if they are reasonably susceptible of cure or correction. Notwithstanding the foregoing, if a Participant and the Corporation or any Subsidiary have entered into an employment, offer letter, retention, change in control, severance or other similar agreement that specifically defines “Cause,” then with respect to such Participant, “Cause” shall have the meaning defined in such agreement.

(g)
“Change in Control” means any of the following: (i) the consummation of a merger, consolidation or reorganization involving the Corporation, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction; (ii) the consummation of a transfer, sale or other disposition, in one or a series of related transactions, of all or substantially all of the Corporation’s assets to any Person (other than any Person that is directly controlled by or under common control with the Corporation); (iii) the consummation of an acquisition, directly or indirectly, by any Person (other than the Corporation or any Person that is directly controlled by or under common control with the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Corporation’s outstanding securities; (iv) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or (v) the consummation of a complete liquidation or dissolution of the Corporation. In no event, however, shall a Change in Control be deemed to occur in connection with (A) a merger or reorganization of the Corporation, the sole purpose of which is to reincorporate the Corporation in a different

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state, or (B) any public offering of stock, the primary purpose of which is to raise additional capital. Notwithstanding the foregoing definition or any other provision of this Plan, in the case of a 409A Award, where a Change in Control is a payment trigger and not merely a vesting trigger, or where otherwise necessary to ensure that the Participant does not incur liability for additional tax under Section 409A of the Code, a transaction or event (or series of related transactions or events) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction or event (or series of related transactions or events) also satisfies the definition of a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).
(h)
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the rules and regulations promulgated under such provision.

(i)
“Committee” means, subject to Paragraph 3(a), the Compensation and Talent Committee of the Board (or any successor committee thereof with the same or similar authority) or such other committee of the Board designated by the Board to administer this Plan and composed of two or more Directors, each of whom may be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

(j)	“Common Stock” means shares of common stock, without par value, of the Corporation.
(k)	“Corporation” means Gentherm Incorporated, a Michigan corporation, or any successor thereof.
(l)	“Director” means a member of the Board.
(m)
“Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected either to result in death or to last for an uninterrupted period of not less than 12 months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, as applicable, and shall be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

(n)
“Discretion” means in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a Participant in a manner consistent with the treatment afforded other Participants with respect to this Plan, which may be set forth in an Award Agreement or otherwise.

(o)	“Effective Date” shall have the meaning set forth in Paragraph 20.
(p)
“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the rules and regulations promulgated under such provision.

(q)
“Fair Market Value” with respect to a share of Common Stock as of any date means (i) the closing sales price for a share of Common Stock on such day (or, if such day is not a trading day or no sales of Common Stock occur on such date, on the preceding trading day on which there was a sale of Common Stock on such market) on Nasdaq, (ii) if the Common Stock is not listed on such an exchange but is traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the last bid and asked prices) for Common Stock on the particular date, or the last preceding date on which there was a sale of Common Stock on such market, or (iii) if the Common Stock is not listed on an exchange or market referenced in clauses (i) or (ii), then the price determined in good faith by the Committee on the basis of such considerations as the Committee deems appropriate from time to time. The Committee also shall establish the Fair Market Value of any other property. Notwithstanding the foregoing, in the case of an Award intended to be exempt from Section 409A of the Code, the Fair Market Value of such Award shall be determined in accordance with Section 409A of the Code.

(r)
“Incentive Option” means an option to purchase Common Stock that meets the requirements set forth in this Plan and also meets the definition of an incentive stock option set forth in Section 422 of the Code.

(s)
“Incumbent Board” means Directors who, as of the date hereof, constitute the Board, and any additional Directors who become a Director subsequent to the date hereof whose election, or nomination for election, by the Corporation’s shareholders was approved by the vote of at least a majority of the Independent Directors (as defined by applicable listing standards of Nasdaq or, if the Corporation ceases to be listed on Nasdaq and is instead listed on another stock exchange, then as defined by the applicable rules of such other stock exchange).

(t)
“Nasdaq” means the Nasdaq Stock Market, or such other principal stock market or exchange that is the principal United States stock market or exchange on which the Common Stock is then quoted or regularly trades.

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(u)	“Non-Employee Director” means a Director who is not also an officer or an employee of the Corporation or any Subsidiary.
(v)	“Non-Employee Director Limit” shall have the meaning set forth in Paragraph 12.
(w)
“Nonqualified Option” means an option to purchase Common Stock that meets the requirements set forth in this Plan but does not meet the definition of an incentive stock option set forth in Section 422 of the Code.

(x)	“Original Settlement Date” shall have the meaning set forth in Paragraph 15(g).
(y)	“Other Agreement” shall have the meaning set forth in Paragraph 22(c).
(z)	“Other Stock-Based Award” means any right granted under Paragraph 11, including but not limited to Unrestricted Stock.
(aa)	“Parachute Payment” shall have the meaning set forth in Paragraph 22(c).
(bb)
“Participant” means any individual designated by the Committee under Paragraph 6 for participation in this Plan who is (i) an employee (including an officer or Director who is also an employee) of the Corporation or any Subsidiary, (ii) a Non-Employee Director, or (iii) a consultant or advisor of the Corporation or any Subsidiary.

(cc)
“Performance Stock” means an Award that is a bookkeeping entry representing a right granted to a Participant pursuant to an Award made under Paragraph 10 to receive shares of Common Stock (or Restricted Stock) to be issued and delivered upon the attainment of one or more performance goals during a performance period established by the Committee, as provided in Paragraph 10.

(dd)
“Performance Stock Unit” means an Award that is the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more shares of Common Stock, to be paid upon the attainment of one or more performance goals during a performance period established by the Committee, as provided in Paragraph 10.

(ee)	“Person” means any individual, entity or group.
(ff)	“Plan” means this Gentherm Incorporated 2023 Equity Incentive Plan, as it may be amended or restated from time to time.
(gg)	“Prior Plan” shall have the meaning set forth in Paragraph 2.
(hh)	“Regulation T Stock Option Exercise” shall have the meaning set forth in Paragraph 8(c).
(ii)
“Restricted Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Common Stock or units (including any bookkeeping entry of a right) subject to such Award and at the end of which the Participant obtains an unrestricted right to such Common Stock or units (including any bookkeeping entry of a right).

(jj)
“Restricted Stock” means an Award that is a grant of Common Stock subject to forfeiture or a Restricted Period, or both, and such other terms and conditions determined by the Committee, as provided in Paragraph 9.

(kk)
“Restricted Stock Unit” means an Award that is a bookkeeping entry representing a right granted to a Participant to receive shares of Common Stock to be issued and delivered at the end of a specified period subject to forfeiture, a Restricted Period, or both, and such other terms and conditions determined by the Committee, as provided in Paragraph 9.

(ll)
“Securities Act” means the Securities Act of 1933, as amended. Any reference to a specific provision of the Securities Act includes any successor provision and the rules and regulations promulgated under such provision.

(mm)	“Share Limit” shall have the meaning set forth in Paragraph 5(a).
(nn)
“Stock Appreciation Right” means an Award that is a right to receive the appreciation in the Fair Market Value, or a portion of the appreciation in the Fair Market Value, of a specified number of shares of Common Stock, as provided in Paragraph 8.

(oo)	“Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time, including an Incentive Option and Nonqualified Option.
(pp)
“Subsidiary” means any corporation, limited liability company, partnership or any other entity in which the Corporation owns, directly or indirectly, stock or other ownership interest therein, possessing more than 50% of the combined voting power of all classes of stock or other ownership interest.

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(qq)
“Substitute Award” means any shares of Common Stock that are issued by the Corporation or any Subsidiary in substitution for outstanding awards, and any awards that are assumed by or otherwise become obligations of the Corporation or a Subsidiary, in connection with any merger, consolidation, acquisition of property or shares, reorganization or similar transaction.

(rr)	“Trading Policy” shall have the meaning set forth in Paragraph 15(g).
(ss)	“Unrestricted Stock” means Common Stock issued under this Plan that is not subject to either a risk of forfeiture or Restricted Period.
2. Purpose of Plan. The purpose of this Plan is to attract and retain Participants, incentivize Participants to contribute to the long-term performance and growth of the Corporation and its Subsidiaries, develop a culture of ownership, and align further the interests of Participants and shareholders. Following the Effective Date, no new awards will be granted under the Gentherm Incorporated 2013 Equity Incentive Plan, as amended (the “Prior Plan”). For the avoidance of doubt, the Prior Plan and awards previously granted thereunder under any applicable award agreement that are still outstanding will continue to be outstanding on and after the Effective Date, subject to the terms and conditions set forth therein.
3. Administration.
(a)
Administration of this Plan by the Committee and Other Persons. This Plan shall be administered by the Committee; provided that (i) the Board may exercise all of the Committee’s powers, authority and obligations under this Plan (and any Award Agreement) at any time, in whole or in part, in the Board’s discretion and (ii) the Board or the Committee may delegate all or a portion of its powers, authority and obligations under this Plan (and any Award Agreement), including the authority to grant Awards without further approval of the Board or Committee, to one or more officers of the Corporation, or such persons’ delegate(s) who are officers of the Corporation, to the extent permitted under Michigan corporate law and excluding any grants of Awards to Participants who are subject to Section 16 of the Exchange Act. All references in this Plan to the “Committee” also shall be deemed to refer to the foregoing Persons in this Paragraph 3(a) as applicable.

(b)
Authority of the Committee. Subject to the provisions of this Plan, the Committee shall determine, from those who are or become eligible to be Participants under this Plan in accordance with Paragraph 6, the individuals or class of individuals to be granted Awards, the type of Awards and the amount or maximum amount of Common Stock or rights covered by Awards to be granted to each such individual or class of individuals, and the terms and conditions of any Awards, including but not limited to, the rights of Participants with respect to an Award upon any termination of employment or service or Change in Control, under what circumstances to accelerate the vesting of any Award, and to what extent and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered. In addition to the authority specifically granted to the Committee in this Plan and subject to Paragraph 21, the Committee is authorized to: interpret this Plan; promulgate, amend and rescind rules and regulations relating to this Plan; correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of this Plan or an Award Agreement; and make all other determinations necessary or advisable for administration of this Plan. Interpretation and construction of any provision of this Plan by the Committee shall be final and conclusive.

4. Indemnification of Committee Members. Members of the Committee and any employee of the Corporation or a Subsidiary to whom authority or administrative responsibilities has been delegated shall not be liable for any action or determination made in good faith with respect to this Plan. In addition to such other rights of indemnification as they may have, each member of the Board and the Committee, and any other officer or member of any other committee to whom a delegation under Paragraph 3(a) has been made, shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, up to the maximum extent permitted by applicable law and the Corporation’s governing documents; provided, however, that within 60 days after receipt of notice of institution of any such action, suit or proceeding, an indemnified person under this Paragraph 4 shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same upon confirmation of the Corporation’s obligations under this Paragraph 4.
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5. Maximum Number of Shares Subject to Plan; Share Usage.
(a)
Share Limit. Shares of Common Stock issued or to be issued under this Plan shall be authorized but unissued Common Stock. Subject to the other provisions of this Paragraph 5, the maximum number of shares of Common Stock which may be issued pursuant to Awards granted under this Plan or with respect to which Awards may be granted under this Plan shall not exceed in the aggregate (i) 3,730,000 shares of Common Stock plus (ii) the number of shares of Common Stock that, as of the Effective Date were subject to awards granted under the Prior Plan and that, on or after the Effective Date, expire or are forfeited, surrendered, terminated (other than by exercise), cancelled, lapsed or reacquired by the Corporation prior to vesting, without the delivery of any shares of Common Stock in accordance with the terms of such Prior Plan, and comply with the share recycling provisions of the Prior Plan and Paragraph 5(c) of this Plan (in each case, subject to adjustments as provided in this Paragraph 5) (the “Share Limit”).

(b)
Fungible Share Ratio and Share Counting. Awards of Stock Options and Stock Appreciation Rights shall count against the Share Limit as 1.00 share of Common Stock for each share of Common Stock covered by such Awards. The full number of shares of Common Stock subject to a Stock Option or Stock Appreciation Right shall count against the Share Limit, even if the exercise price of the such Stock Option or Stock Appreciation Right is satisfied in whole or in part through net-settlement or by delivering shares of Common Stock to the Corporation (by either actual delivery or attestation). All other Awards payable in shares of Common Stock shall count against the Share Limit as 1.85 shares of Common Stock for each share of Common Stock covered by such Awards. Awards that are valued by reference to shares of Common Stock but are required to be paid in cash pursuant to their terms shall not be counted against the Share Limit.

(c)
Share Recycling. If any shares of Common Stock covered by an Award are not purchased and are forfeited, cancelled, reacquired by the Corporation prior to vesting or expired (whether voluntarily or involuntarily), or if an Award otherwise expires or terminates without delivery of Common Stock subject thereto, then the number of shares of Common Stock related to such Award to the extent so forfeited, cancelled, reacquired by the Corporation, expired or terminated shall not be counted against the Share Limit and shall again be available for making Awards (in accordance with Paragraph 5(b)) under this Plan after such event. Notwithstanding the foregoing, there shall not be added back to the Share Limit: (i) shares of Common Stock tendered by Participants to, or withheld by, the Corporation as full or partial payment to the Corporation of the exercise price of Stock Options; (ii) shares of Common Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon the exercise of the Stock Appreciation Rights; (iii) shares of Common Stock withheld by, or otherwise remitted to, the Corporation to satisfy a Participant’s tax withholding obligations upon the exercise of, or upon the lapse of restrictions on or settlement of, an Award; and (iv) shares of Common Stock repurchased on the open market with the proceeds of a Stock Option exercise.

(d)
Substitute Awards. Any Substitute Award shall not be counted against the Share Limit; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify as Incentive Options shall be counted against the limit with respect to Incentive Options. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Corporation or with which the Corporation combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under this Plan and shall not count toward the Share Limit.

(e)
Stock Dividends, Stock Splits, Recapitalizations, and Similar Events. The number of shares of Common Stock with respect to each outstanding Award, the exercise price per share with respect to outstanding Stock Options, the strike price with respect to outstanding Stock Appreciation Rights, and the Share Limit to an individual Participant during the term of this Plan shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations, split-up, spin-off, combinations, exchanges of shares or reorganizations of or by the Corporation (and the adjusted Awards shall be subject to the same restrictions and conditions applicable to the original Award); provided, however, that no fractional shares shall be issued pursuant to this Plan, no Awards may be granted under this Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding Award.

A-5 | 2023 PROXY STATEMENT

6. Participants. The Committee shall determine and designate from time to time, in its Discretion, those individuals who are employees (including Directors who are also employees), Non-Employee Directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards. Subject to the provisions of this Plan, the Committee may authorize in advance the grant of Awards to individuals or classes of individuals who are not at the time of Committee authorization, but who subsequently become, eligible to participate in this Plan; provided, however, that (i) for all purposes of this Plan, the date of grant of any Award made to an individual pursuant to such authorization shall be no earlier than the date on which such individual becomes eligible to participate in this Plan, and (ii) such authorization shall prescribe the principal terms or range of terms of the Awards that may be made to such individuals or classes of individuals including, without limitation, the type or types of Awards and the number or maximum number of shares of Common Stock to be covered by such Awards. No individual shall have any right to be granted an Award solely due to an Award being granted to such individual at any prior time, or because a similarly situated individual is or was granted an Award under similar circumstances.
Notwithstanding any other provision of this Plan, the Committee may authorize Substitute Awards under this Plan upon such terms and conditions as it may deem appropriate, subject to the listing requirements Nasdaq and applicable law.
7. Award Agreement. Each Award granted under this Plan shall be evidenced by an Award Agreement, as may be approved by the Committee. An Award Agreement shall constitute a binding contract between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of this Plan and of such agreement. The terms of each Award Agreement shall be in accordance with this Plan, but such agreements may include such additional provisions and restrictions as determined by the Committee, including that any Participant agree in writing to comply with any confidentiality, non-solicitation, non-competition and non-disparagement provisions and covenants as a condition to receiving such Award, provided that such additional provisions and restrictions do not violate the terms of this Plan.
8. Stock Options and Stock Appreciation Rights.
(a)
Stock Options. Subject to the terms of this Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof; provided, however, that an Incentive Option only may be granted to an employee of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Subsidiary is treated as a disregarded entity owned by the Corporation, or (ii) the Subsidiary is a corporation (or is treated as a disregarded entity owned by a corporation) 50% or more of the combined voting power of all classes of stock of which is owned, directly or indirectly, by the Corporation. Each Award Agreement for a Stock Option granted under this Plan shall designate whether such Stock Option is intended to be an Incentive Option or Nonqualified Option, the number of shares of Common Stock covered thereby, the exercise price per share for which the shares of Common Stock covered by such Stock Option may be purchased, the date of grant (which may not be prior to the date of the Committee’s approval of the Award), the expiration date, and such other terms as determined by the Committee in its Discretion. No Incentive Option may be granted under this Plan to any one Participant which would result in the aggregate Fair Market Value of underlying Common Stock (determined as of the date the option is granted) with respect to which Incentive Options first become exercisable by such Participant in any calendar year (under this Plan and any other plan or agreement of the Corporation or any Subsidiary) exceeding $100,000 (or such other amount as may be specified in Section 422 of the Code). To the extent that the aggregate Fair Market Value of shares of Common Stock (determined at the date such Stock Option was granted) with respect to which Stock Options designated as Incentive Options first become exercisable by a Participant in any calendar year (under this Plan and any other plan or agreement of the Corporation or any Subsidiary) exceeds $100,000 (or such other amount as may be specified in Section 422 of the Code), such excess Stock Options shall be treated as Nonqualified Options.

(b)
Stock Option Exercise Price. The Committee, in its Discretion, shall establish the exercise price per share for which the shares of Common Stock covered by the Stock Option may be purchased. The exercise price per share of a Stock Option (except a Substitute Award) shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Stock Option is granted; provided, however, that with respect to an Incentive Option granted to a Participant who as of the grant date owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the exercise price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date such Stock Option is granted. The exercise price per share shall be subject to adjustment in accordance with the provisions of Paragraph 5.

(c)
Payment of Stock Option Exercise Price. At the time of the exercise in whole or in part of any Stock Option granted hereunder, payment of the exercise price shall be made in cash by the Participant for the shares so

A-6 | 2023 PROXY STATEMENT

purchased; provided that in the Discretion of, and subject to such conditions as may be established by, the Committee, payment of the exercise price in whole or in part also may be made: (i) by the Participant delivering shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price of the shares so purchased; (ii) by the Corporation retaining from the shares of Common Stock to be delivered upon exercise of the Stock Option that number of shares having a Fair Market Value on the date of exercise equal to the exercise price of the shares so purchased; (iii) by irrevocable instructions to a stock broker to promptly deliver to the Corporation payment of the exercise price for the shares so purchased from the proceeds of the stock broker’s sale of or loan against some or all of the shares (a “Regulation T Stock Option Exercise”); or (iv) in such other manner as the Committee determines is appropriate.
(d)
Stock Appreciation Rights. Subject to the terms of this Plan, the Committee may grant Stock Appreciation Rights to Participants either in conjunction with, or independently of, any Stock Options granted under this Plan. A Stock Appreciation Right granted in conjunction with a Stock Option may be an alternative right wherein the exercise of the Stock Option terminates the Stock Appreciation Right to the extent of the number of shares of Common Stock purchased upon exercise of the Stock Option and, correspondingly, the exercise of the Stock Appreciation Right terminates the Stock Option to the extent of the number of shares with respect to which the Stock Appreciation Right is exercised. Alternatively, a Stock Appreciation Right granted in conjunction with a Stock Option may be an additional right wherein both the Stock Appreciation Right and the Stock Option may be exercised. A Stock Appreciation Right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the Stock Appreciation Right affects the right to exercise the Incentive Option or vice versa, unless the Stock Appreciation Right, by its terms, meets all of the following requirements:

(i)	the Stock Appreciation Right will expire no later than the Incentive Option;
(ii)
the Stock Appreciation Right may be for no more than the difference between the exercise price of the Incentive Option and the Fair Market Value of the shares of Common Stock subject to the Incentive Option at the time the Stock Appreciation Right is exercised;

(iii)	the Stock Appreciation Right is transferable only when the Incentive Option is transferable, and under the same conditions;
(iv)	the Stock Appreciation Right may be exercised only when the Incentive Option is eligible to be exercised; and
(v)	the Stock Appreciation Right may be exercised only when the Fair Market Value of the shares of Common Stock subject to the Incentive Option exceeds the exercise price of the Incentive Option.
Each Award Agreement for a Stock Appreciation Right granted under this Plan shall designate the number of shares of Common Stock covered thereby, the strike price per share (which shall not be less than the Fair Market Value of a share of Common Stock as determined on the date of grant, except a Substitute Award), the date of grant (which may not be prior to the date of the Committee’s approval of the Award), the expiration date, and such other terms as determined by the Committee in its Discretion. The strike price shall be subject to adjustment in accordance with the provisions of Paragraph 5.
Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee, a portion of the excess of (A) the then aggregate Fair Market Value of the number of shares of Common Stock with respect to which the Participant exercises the Stock Appreciation Right, over (B) the aggregate strike price of the applicable Stock Appreciation Rights so exercised. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash, in shares of Common Stock, in other property or any combination thereof.
(e)
Granting and Exercise of Stock Options and Stock Appreciation Rights. Subject to the provisions of this Paragraph 8, each Stock Option and Stock Appreciation Right granted hereunder shall become vested and/or exercisable at any such time or times or in any such installments during the term of such Award as may be determined by the Committee in its Discretion and set forth in the Award Agreement. In addition, the Committee may, in its Discretion, condition the vesting of a Stock Option or Stock Appreciation Right on the attainment of one or more performance goals over a performance period prescribed by the Committee. A Participant may exercise a Stock Option or Stock Appreciation Right, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a Stock Option, by payment for the shares of Common Stock in the manner prescribed in Paragraph 8(c).

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No Participant shall have any of the rights of a shareholder of the Corporation in respect of the shares of Common Stock covered by a Stock Option or Stock Appreciation Right until the actual issuance of shares of Common Stock to said Participant, if any.
(f)
Term of Stock Options and Stock Appreciation Rights. If not sooner terminated, each Stock Option and Stock Appreciation Right granted hereunder shall expire not more than ten years from the date of the grant thereof; provided, however, that with respect to an Incentive Option granted to a Participant who as of the grant date owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or any parent or Subsidiary, such option shall expire not more than five years after the date of grant thereof.

9. Restricted Stock or Restricted Stock Units. Subject to the terms of this Plan, the Committee, in its Discretion, may grant to Participants shares of Restricted Stock and/or Restricted Stock Units with respect to a specified number of shares of Common Stock. An Award Agreement for shares of Restricted Stock and all Restricted Stock Units granted to Participants under this Plan shall include the following terms and conditions (and to such other terms and conditions prescribed by the Committee):
(a)
Restricted Period. At the time of such Award, there shall be established a Restricted Period, which period may differ among Participants and may have different expiration dates with respect to portions of shares or units covered by the same Award. In addition, the Committee may, in its Discretion, condition the vesting of Restricted Stock and/or Restricted Stock Units on the attainment of one or more performance goals over a performance period prescribed by the Committee.

(b)
Rights as a Shareholder. A Participant may be provided all of the rights of a shareholder in respect of shares of Restricted Stock including the right to vote the shares, subject to Paragraph 15(g). A Participant shall have no ownership interest in shares of Common Stock with respect to which Restricted Stock Units are granted.

(c)	Settlement.
(i)
Restricted Stock. Shares of Restricted Stock granted under this Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates. If stock certificates are issued in respect of shares of Restricted Stock, such certificates shall be registered in the name of the Participant, deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture. After the expiration of the Restricted Period applicable to the Restricted Stock (if applicable, after attainment of the applicable performance goals and approval by the Committee of such performance), the Corporation shall deliver to the Participant the stock certificates for such shares; provided that the Committee may determine instead that such shares shall be evidenced by book-entry registration. If stock certificates or book-entry registrations were previously issued for the shares and a legend had been placed on such certificate or book-entry registration, the Corporation shall cause such certificates or book-entry registrations to be reissued without the legend.

(ii)
Restricted Stock Units. After the expiration of the Restricted Period applicable to the Restricted Stock Units (if applicable, after attainment of the applicable performance goals and approval by the Committee of such performance), the Corporation shall pay to the Participant an amount equal to the then Fair Market Value of the shares to which the Restricted Stock Units relate. In the Discretion of the Committee, such amount may be paid in cash, Common Stock, other property or any combination thereof. If paid in Common Stock, the Corporation shall deliver to the Participant the stock certificates for such shares; provided that the Committee may determine instead that such shares shall be evidenced by book-entry registration.

10. Performance Stock and Performance Stock Units. Subject to the terms of this Plan, the Committee may grant to a Participant the right to earn Performance Stock and Performance Stock Units with respect to a specified number of shares of Common Stock. The terms in this Paragraph 10 shall apply to other Awards as appropriate to the extent they are subject to the attainment of one or more performance goals. An Award Agreement for the Performance Stock and Performance Stock Units granted to Participants under this Plan shall include the following terms and conditions (and to such other terms and conditions prescribed by the Committee):
(a)
Performance Goals; Performance Period. The Participant’s right to earn Performance Stock and Performance Stock Units shall be subject to the attainment of one or more performance goals over a performance period prescribed by the Committee. In connection with any such Award, the performance goal, specific targets and

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other details of the performance goal applicable to such Award shall be established by the Committee in its Discretion. Performance goals with respect to a performance period may differ from Participant to Participant and from Award to Award. The Committee shall have the authority to make equitable adjustments to the performance goals as may be determined by the Committee, in its sole Discretion.
(b)	Rights as a Shareholder. A Participant shall have no ownership interest in shares of Common Stock with respect to which Performance Stock or Performance Stock Units are granted.
(c)
Settlement of Performance Stock and Performance Stock Units. Shares or cash shall be issued to a Participant (in whole or in part, as applicable) pursuant to an Award of Performance Stock or Performance Stock Units, respectively, only after (i) expiration of the performance period and attainment of the applicable performance goals, and (ii) approval by the Committee that the performance goals and any other material terms of the Award have been attained or satisfied. If the performance goals applicable to an Award of Performance Stock or Performance Stock Units has not been attained by the end of the performance period, either in whole or in part, the shares or units subject to the Award shall be forfeited and transferred back to the Corporation by the Participant, in whole or in part, as applicable (as required by the Award Agreement), without payment of any consideration by the Corporation. After attainment of the applicable performance goals and approval by the Committee pursuant to this Paragraph 10(c), the Corporation shall pay to the Participant an amount equal to the then Fair Market Value of the shares or cash to which the Award of Performance Stock or Performance Stock Units, respectively, relate. In the Discretion of the Committee, such amount owing may be paid in cash, Common Stock, other property or any combination thereof. If paid in Common Stock, the Corporation shall deliver to the Participant stock certificates for such shares; provided that the Committee may determine instead that such shares shall be evidenced by book-entry registration.

11. Other Stock-Based Awards. The Committee may grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as are deemed by the Committee, in its Discretion, to be consistent with the purposes of this Plan; provided, however, that such grants must comply with applicable law. Without limitation, the Committee may permit a Participant to make a current, outright purchase of shares of Common Stock, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then Fair Market Value of the shares, with the price payable by the Participant in such form and manner and at such time as determined by the Committee in its Discretion.
12. Non-Employee Director Limit. Notwithstanding any provision to the contrary in this Plan or in any other agreement, plan, policy or program regarding the compensation of Non-Employee Directors, the sum of any cash compensation received by any individual for service as an Non-Employee Director and the grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of all Awards granted to such individual Non-Employee Director for service in such capacity shall not exceed $600,000 in any calendar year (the “Non-Employee Director Limit”).
13. Investment Purpose. If the Committee, in its Discretion, determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of Common Stock hereunder and as a condition to the Corporation’s obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of Common Stock shall be for such Person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under this Plan.
14. No Rights to Continued Employment or Service. Nothing contained in this Plan or in any Award granted pursuant to this Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or service as an employee, consultant, advisor or Director of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such Person’s employment or service at any time with or without Cause. Unless determined otherwise by the Committee, for purposes of this Plan and all Awards, (a) a Participant who transfers employment between the Corporation and its Subsidiaries, or between Subsidiaries, will not be considered to have ended employment; and (b) a Participant employed by a Subsidiary will be considered to have ended employment when such entity ceases to be a Subsidiary.
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15. General Provisions Applicable to Awards.
(a)
Minimum Vesting. Notwithstanding any other provision of this Plan to the contrary and subject to the immediately following proviso, any Awards that settle in shares of Common Stock (excluding, for this purpose, any (i) Substitute Awards and (ii) shares delivered in lieu of fully vested cash-denominated obligations) granted under this Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the shares of Common Stock subject to the Share Limit, as adjusted pursuant to Paragraph 5(e). For purposes of Awards to Non-Employee Directors, such Award will be deemed to vest no earlier than the first anniversary of the date of grant of the Award if such Award vests on the earlier of (A) the date of the next annual meeting of shareholders (which date is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders) and (B) the first anniversary of the date of grant. For the avoidance of doubt, this Paragraph 15(a) shall not be construed to limit the Committee’s Discretion to provide for accelerated exercisability or vesting of an Award, or deem an Award to be earned, including in cases of death, Disability, retirement, termination without Cause or a Change in Control.

(b)
Transferability; Exercisability. Notwithstanding any other provision of this Plan to the contrary, no Award (other than Unrestricted Stock), and no right under any such Award, shall be assignable, alienable, saleable, pledged, hypothecated, encumbered or transferable by a Participant otherwise than by will or by the laws of descent and distribution, unless and to the extent the Committee uses its Discretion to allow a Participant to: (i) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (ii) transfer an Award, provided that, unless approved by shareholders, in no event shall any Award be transferable for consideration or any Stock Option or Stock Appreciation Right (either granted independently or in tandem) be transferable to third-party financial institutions. Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

(c)
Effect of Termination of Employment or Service. The Committee shall have the Discretion to determine and set forth in the Award Agreement, at the time an Award is made to a Participant or any time thereafter, the effect on the Award of the termination of the Participant’s employment or service with the Corporation and its Subsidiaries; provided, that if the Participant has in effect an employment, offer letter, retention, change in control, severance or similar agreement with the Corporation or any Subsidiary that determines the effect of such termination event on the Participant’s Awards, then such agreement shall take precedence over the terms of any Award Agreement.

(d)
Deferral. In its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to elect to defer receipt of shares issuable pursuant to any Award to a time later than the time the cash or shares otherwise would be issued to the Participant; provided, that such deferral election complies with rules adopted by the Committee, which comply with, or are exempt from, the requirements of Section 409A of the Code. In such event, the Committee may, in its Discretion, provide for the payment by the Corporation of an additional amount representing interest at a reasonable rate or the actual rate of return on one or more predetermined specific investments, as determined by the Committee.

(e)
Clawback or Recoupment Policies. Any Awards granted under this Plan and any amounts or benefits arising from such Awards, including but not limited to shares of Common Stock issued or cash paid pursuant to such Awards (including any dividends or distributions) or proceeds realized by the Participant (on a pre-tax basis) due to the sale or other transfer of shares of Common Stock issued pursuant to such Awards shall be subject to (i) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Corporation from time to time and (ii) recoupment, clawback, equity holding, stock ownership or similar requirements law, regulation or listing standards applicable to the Corporation from time to time.

(f)
Offset. Subject to compliance with applicable law, the Corporation shall have the right to offset, from any amount payable or shares deliverable hereunder, any amount that the Participant owes to the Corporation or any Subsidiary without the consent of the Participant or any individual with a right to the Participant’s Award.

(g)	Dividends, Distributions and Equivalents.
(i)
Stock Options and Stock Appreciation Rights. Prior to such issuance of shares of Common Stock in respect of Stock Options and Stock Appreciation Rights, no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5(e). For the avoidance of doubt, subject to Paragraph 5(e), the Committee shall not grant payments of shares or cash in connection with Stock Options and Stock Appreciation Rights that are equivalent to dividends declared

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and paid (i.e. dividend equivalents) on the shares of Common Stock underlying the Stock Options and Stock Appreciation Rights.
(ii)
Restricted Stock and Other Stock-Based Awards. A Participant may be provided all of the rights of a shareholder in respect of shares of Restricted Stock and Other Stock-Based Awards, including the right to receive dividends and distributions, if any.

(iii)
Restricted Stock Units, Performance Stock and Performance Stock Units. The Committee, in its Discretion, may provide that Restricted Stock Units, Performance Stock and Performance Stock Units shall earn dividend and distribution equivalents equal to the amount of dividends and distributions, if any, that are paid on that number of shares with respect to which such Awards are granted (subject to such terms, conditions, limitations and restrictions as the Committee may establish).

(iv)
Restrictions on and Payments of Dividends, Distributions and Equivalents. Any dividends and distributions, or dividend and distribution equivalents, if any, shall be subject to the restrictions applicable to the original Award and, if any such dividends and distributions are paid in cash, such dividends and distributions shall be accumulated during the Restricted Period and performance period, if any (without interest), and (A) paid if and when, and only to the extent that, the applicable Award is earned and/or vested or (B) forfeited, if and when, and to the extent that, the applicable Award is forfeited prior to earning and/or vesting. Any dividend and distribution equivalent rights shall be paid in a manner that either complies with, or is exempt from, Section 409A of the Code.

(h)
Delayed Settlement. Notwithstanding anything to the contrary herein, in the event that (i) the Participant is subject to the Corporation’s insider trading policy or any similar policy, including any policy permitting specified Participants to sell Common Stock only during certain “window periods”, in effect from time to time (collectively, the “Trading Policy”) or the Participant is otherwise prohibited from selling Common Stock in the public market (including Nasdaq or other national securities exchange on which the Common Stock is then listed), and any Common Stock underlying the Awards are scheduled to be delivered on a settlement date (the “Original Settlement Date”) that (A) does not occur during an open “window period” applicable to the Participant or on a day on which the Participant, which has a written plan in effect that meets the requirements of Rule 10b5-1 under the Exchange Act relating to such Awards, is permitted to sell Common Stock underlying the vested Awards pursuant to such written plan, as determined by the Corporation in accordance with the Trading Policy, as applicable, or (B) does not occur on a date when the Participant is otherwise permitted to sell Common Stock in the public market, and (ii) the Corporation does not satisfy the Participant’s tax withholding obligations by withholding Common Stock from the Participant’s distribution, then such Common Stock shall not be delivered on such Original Settlement Date and shall instead be delivered, as applicable, on (x) on or promptly after the first business day of the next occurring open “window period” applicable to the Participant pursuant to the Trading Policy, or (y) on or promptly after the next business day on which the Participant is not otherwise prohibited from selling Common Stock in such public market, but in no event later than March 15th of year following the year in which the Awards vest.

16. Change in Control. Notwithstanding any other provision of this Plan or any provision of an Award Agreement, in the event the Committee determines that there has been or will be a Change in Control of the Corporation, the Committee may, without the consent of the Participant, provide for any treatment of outstanding Awards that it determines, in its Discretion, to be appropriate; provided, that if the Participant has in effect an employment, offer letter, retention, change in control, severance or similar agreement with the Corporation or any Subsidiary that determines the effect of Change in Control on the Participant’s Awards, then such agreement shall take precedence over the terms of the Award Agreement. Such treatment may (but not automatically) include, without limitation, acceleration of vesting of Stock Options and Stock Appreciation Rights, release of restrictions applicable to Restricted Stock or Restricted Stock Units, or deeming Performance Stock, Performance Stock Units or other performance-based Awards to have been earned.
17. Prohibition on Repricing. Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Committee may not, without shareholder approval, (a) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price or strike price, respectively, (b) cancel any outstanding Stock Options or Stock Appreciation Rights in exchange for other Stock Options or Stock Appreciation Rights with an exercise price or strike price that is less than the exercise price or strike price of the original Stock Options or Stock Appreciation Rights, respectively, (c) cancel any outstanding Stock Options or Stock Appreciation Rights with an exercise price or strike price above the current Fair Market Value of a share
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of Common Stock in exchange for cash or another Award, or (d) take any other action that would be treated as a repricing under the rules of Nasdaq.
18. Tax Matters.
(a)
Withholding Payments. If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to this Plan, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of Common Stock, cash or other property to be paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to enable it to pay or to reimburse it for paying such income or employment tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by (i) electing to require the Participant to make a cash payment to the Corporation in an amount equal to any such withholding tax obligation at the time or at any time after such withholding tax obligation is due and payable, (ii) electing to have the amount of Common Stock delivered or deliverable by the Corporation in respect of an Award appropriately reduced, (iii) electing to tender Common Stock back to the Corporation subsequent to receipt of such Common Stock in respect of an Award or (iv) in the case of a Regulation T Stock Option Exercise, irrevocably instructing a stock broker to promptly deliver to the Corporation an amount (in addition to the Stock Option exercise price) equal to any withholding tax owing in respect of such Stock Option exercise from the proceeds of the stock broker’s sale of or loan against some or all of the shares. The Corporation or any of its Subsidiaries also shall have the right to (A) withhold the amount of such taxes from any other sums or property due or to become due from the Corporation or any of its Subsidiaries to the Participant upon such terms and conditions as the Committee shall prescribe or (B) defer issuance of Common Stock under this Plan until payment by the Participant to the Corporation or any of its Subsidiaries of the amount of any such tax. The amount withheld by the Corporation may not exceed the Participant’s total maximum statutory tax withholding obligations associated with the transaction.

(b)
Section 409A of the Code. It is intended that Awards granted under this Plan either be exempt from, or comply with, the requirements of Section 409A of the Code and the guidance and regulations issued thereunder and, accordingly, to the maximum extent permitted, this Plan and the Award Agreements shall be interpreted consistent with such intent. In the event that any Award is subject to but fails to comply with Section 409A of the Code, the Corporation may revise the terms of the Award to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Participant on account of such noncompliance; provided, however, that in no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by a Participant under Code Section 409A or damages for failing to comply with Section 409A of the Code. Notwithstanding anything to the contrary contained herein or in any Award Agreement, the payment or settlement of any 409A Award that would otherwise be payable or distributable upon the occurrence of a Change in Control, the Participant’s Disability or termination of employment or service, shall not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such event also constitutes a change in control within the meaning of Treas. Reg. §1.409A-3(i)(5), a disability within the meaning of Treas. Reg. §1.409A-3(i)(4), or a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), respectively, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Agreement that is permissible under Section 409A of the Code. Notwithstanding anything else to the contrary in this Plan, to the extent that a Participant is a “specified employee” (as determined in accordance with the requirements of Section 409A of the Code), no payment on account of a Participant’s separation from service (determined in accordance with Treas. Reg. §1.409A-1(h)) in settlement of a 409A Award may be made before the date which is six months after such Participant’s date of separation from service, or, if earlier, the date of the Participant’s death.

(c)
No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan, the Corporation does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Section 409A of the Code shall be so exempt, (ii) any Award intended to comply with Section 409A of the Code or Section 422 of the Code shall so comply, or (iii) any Award shall otherwise receive

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a specific tax treatment under any other applicable tax law, nor in any such case will the Corporation or any Subsidiary indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
(d)
Participant Responsibilities. If a Participant shall dispose of shares of Common Stock acquired through exercise of an Incentive Option within either (i) two years after the date the Stock Option is granted or (ii) one year after the date the Stock Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Corporation within seven days of the date of such disqualifying disposition. In addition, if a Participant elects, under Section 83(b) of the Code, to be taxed at the time an Award of Restricted Stock (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Corporation within seven days of the date the Participant makes such an election.

19. Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Paragraph 21.
In addition, if an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or shares of Common Stock issuable under such Award would be taxable to the Participant under Section 457A of the Code in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or shares of Common Stock issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Section 409A of the Code, no later than the end of the short-term deferral period permitted by Section 457A of the Code) notwithstanding anything in this Plan or the Award Agreement to contrary.
20. Effectiveness of Plan. This Plan shall be effective May 18, 2023 (the “Effective Date”), provided that the Corporation’s shareholders approve this Plan at the annual meeting of shareholders on such date. Awards may not be granted under this Plan prior to shareholder approval of this Plan.
21. Termination, Duration and Amendments of Plan. This Plan may be abandoned or terminated at any time by the Board or Committee. Unless sooner terminated by the Board or Committee, this Plan shall terminate on the date 10 years after its approval by the Corporation’s shareholders, and no Awards may be granted thereafter. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.
For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board or Committee shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of this Plan at any time; provided however, that no such amendment or revision shall (i) with respect to this Plan, increase the Share Limit or with respect to which Awards may be made to individual Participants (subject in each case, however, to the provisions of Paragraph 5), materially change the class of Persons eligible to be Participants under this Plan, materially increase the benefits accruing to Participants under this Plan, or increase the Non-Employee Director Limit contained in Paragraph 12 without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under this Plan, materially adversely affect the rights of any affected Participant under any such Award without the consent of such Participant, except (A) as otherwise specifically provided in this Plan or an Award Agreement, (B) to the extent any such amendment or revision is made to cause this Plan to comply with applicable law, Nasdaq rules and regulations or accounting or tax rules and regulations or (C) to the extent any such amendment or revision imposes any clawback or recoupment provisions with respect to any Awards (including any amounts or benefits arising from such Awards) adopted by the Corporation from time to time.
22. General.
(a)
Compliance with Law. The granting of Awards and the issuance of shares of Common Stock hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No shares of Common Stock shall be issued or transferred pursuant to this Plan unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Corporation, been complied with. In connection with any such issuance or transfer, the Person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect to such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

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(b)
Awards Outside of this Plan. Neither the adoption of this Plan nor the submission of this Plan to the Corporation’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

(c)
Other Benefit Plans or Arrangements. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of Participant’s compensation for purposes of determining the Participant’s benefits under any other benefit plans or arrangements provided by the Corporation or any affiliate, except where the Committee expressly provides otherwise in writing. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Corporation or any affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Awards hereunder held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Corporation under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Section 409A of the Code shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

(d)	Creditor Claims. The interests of any Participant under this Plan or any Award shall not be subject to the claims of creditors and may not, in any way, be assigned, alienated, or encumbered.
(e)
Governing Law. This Plan, and all Awards made pursuant hereto, shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of laws of such jurisdiction or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Michigan).

(f)
Rule 16b-3 Under the Exchange Act. It is the intent of the Corporation that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Corporation shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.

(g)
Successor Rules. References in this Plan to any law, rule or regulation shall include a reference to any corresponding rule (or number redesignation) of any amendments or restatements to such law, rule or regulation adopted after the Effective Date.

(h)
Headings. Headings are given to the paragraphs and subparagraphs of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

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(i)	Authority of Corporation. Nothing contained in this Plan shall be construed to limit the authority of the Corporation to exercise its corporate rights and powers.
(j)
Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(k)	Entire Agreement. This document is a complete statement of this Plan.
* * *
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Technology to the next degree™

EUROPE

Odelzhausen, Germany
European Headquarters
Engineering, Sales & Support

Echterdingen, Germany
Engineering, Manufacturing & Distribution, Sales & Support

Treuchtlingen, Germany
Engineering, Manufacturing & Distribution, Sales & Support

Conventry, UK
Sales & Support

Pilisszentiván, Hungary
Engineering, Manufacturing & Distribution, Sales & Support

Vynohradiv, Ukraine
Manufacturing

Prilep, North Macedonia
Manufacturing

Pilzen, Czech Republic
Manufacturing

Ta'Xbiex, Malta
Sales & Support

NORTH AMERICA

HQ - Northville, MI
Engineering, Sales & Support

Farmington Hills, MI
Engineering

Cincinnati, OH
Engineering, Manufacturing & Distribution, Sales & Support

Greenville, SC
Manufacturing & Distribution, Sales & Support

Del Rio, TX
Distribution, Sales & Support

Acuña, Mexico
Engineering & Manufacturing

Celaya, Mexico
Engineering & Manufacturing

Monterrey, Mexico
Manufacturing & Distribution

ASIA

Shanghai, China
Asia Pacific Headquarters
Engineering, Sales & Support

Langfang, China
Engineering, Manufacturing & Distribution, Sales & Support

Jiangmen, China
Engineering, Manufacturing & Distribution, Sales & Support

Shenzhen, China
Manufacturing & Distribution

Seoul, South Korea
Sales & Support

Ulsan, South Korea
Distribution, Sales & Support

Asan, South Korea
Distribution, Sales & Support

Nagoya, Japan
Sales & Support

Tokyo, Japan
Sales & Support

Hiroshima, Japan
Sales & Support

Ha Nam, Vietnam
Manufacturing

HEADQUARTERS 21680 Haggerty Road | Northville, MI, USA 48167 (248) 504.0500 www.gentherm.com

GENTHERM
Technology to the next degree™

GENTHERM INCORPORATED
21680 HAGGERTY ROAD
NORTHVILLE, MI 48167

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM EDT on May 17, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/THRM2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM EDT on May 17, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01039-P86712

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENTHERM INCORPORATED

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sophie Desormière
02) Phillip M. Eyler
03) David Heinzmann
04) Ronald Hundzinski
05) Charles Kummeth
06) Betsy Meter
07) Byron Shaw II
08) John Stacey

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. Approval (on an advisory basis) of the compensation of the Company's named executive officers for the year ended December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Approval (on an advisory basis) of the frequency of an advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5:

	For	Against	Abstain
5. Approval of the Gentherm Incorporated 2023 Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V01040-P86712

Gentherm Incorporated
Annual Meeting of Shareholders
May 18, 2023 8:30 AM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Phillip M. Eyler, Matteo Anversa and Wayne Kauffman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote as designated on the reverse side of this proxy card, and to vote in their judgment upon all other matters that may properly come before the Annual Meeting, all of the shares of Common Stock of Gentherm Incorporated that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Daylight Time on May 18, 2023, virtually at www.virtualshareholdermeeting.com/THRM2023 and any adjournment or postponement thereof. The undersigned hereby revokes any proxy previously given to vote at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, which are set forth on the reverse side of this proxy card.

Continued and to be signed on reverse side